VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP
                             ---------------------
                                ATTORNEYS AT LAW

                                BRIDGEWATER PLACE
             POST OFFICE BOX 352 - GRAND RAPIDS, MICHIGAN 49501-0352
                    TELEPHONE 616/336-6000 - FAX 616/336-7000


DONALD L. JOHNSON                                       DIRECT DIAL 616/336-6828
                                                      E-MAIL: dljohnson@vrsh.com


                                  June 26, 2000


Securities and Exchange Commission
Filing Office
Division of Corporation Finance
450 Fifth Street, N.W., Mail Stop 4-8
Washington, DC 20549

         Re:      Lenawee Bancorp. Inc.
                  File No. 0-30521
                  Amendment No. 1 to Form 10 Registration Statement

Ladies and Gentlemen:

     Enclosed for filing is Amendment No. 1 to the Form 10 Registration Statement for Lenawee Bancorp, Inc. The enclosed Amendment No. 1 responds to the staff's letter of comment dated May 26, 2000 with respect to the original filing on Form 10.

     The following paragraph numbers reference the staff's comments in the May 26, 2000 letter of comment. Page numbers where the amendment responds to the staff's comments are noted.

     1. The Registrant's filing on Form 10 was not done on a voluntary basis and, accordingly, no reasons for the filing are given.

     2. The Registrant does not have its own web site. The web site of its wholly-owned subsidiary bank has been noted on page 2 of Amendment No. 1.

     3. Reference is made on page 2 of Amendment No. 1 to the fact that the Registrant does not directly conduct any business. It simply owns all of the outstanding capital stock of the Bank and elects the directors of the Bank.

     4. The discussion of the loan portfolio on page 20 of Amendment No. 1 has been expanded in a manner believed to be responsive to the staff's comment.


          GRAND RAPIDS - LANSING - KALAMAZOO - GRAND HAVEN - MILWAUKEE

Securities and Exchange Commission
Division of Corporation Finance
June 26, 2000
Page 2


     5. Additional discussion with respect to the practice of purchasing loan participations is included on pages 3, 13, 14 and 21 of Amendment No. 1.

     6. The Registrant has considered including a discussion of material risk factors and concluded that such a discussion is not necessary. However, a discussion of trends and events affecting operations, capital resources and liquidity has been included on page 26 of Amendment No. 1.

     7. The Bank's investment activities were discussed on page 3 of the original Form 10. The discussion of the Bank's purchase of participations has been expanded on pages 3, 13, 14 and 21 of Amendment No. 1. Additional comments regarding the investment portfolio have been included at page 15.

     8. The discussion of the $3,000,000 loan participation has been revised. That revised discussion is presented on pages 13 and 14 of Amendment No. 1.

     9. As discussed on pages 3 and 14, the Bank's policies with respect to the purchase of loan participations were reviewed and found to be adequate. No changes are expected or deemed necessary. It is management's belief that the impaired participation loan is very unusual and not likely to be repeated under the policies that are already in place.

     10. The language on page 14 has been revised to eliminate language deemed by the staff to be promotional.

     11. The phrase "combining technology with quality personal service" has been revised and expanded on page 14.

     12. The language in the original Form 10 has been revised on page 14 in response to the staff's comment.

     13. The reference to "above peer net interest margin" has been deleted on page 17.

     14. A discussion of sources of liquidity and policies for liquidity management is included in Amendment No. 1 at page 26.


          GRAND RAPIDS - LANSING - KALAMAZOO - GRAND HAVEN - MILWAUKEE

Securities and Exchange Commission
Division of Corporation Finance
June 26, 2000
Page 3


     15. A discussion of trends, demands, commitments, events or uncertainties has been included on pages 26 and 27 of Amendment No. 1.

     16. A paragraph responsive to the staff's comment concerning other participations with the lead bank of the impaired participation loan has been included in Amendment No. 1 at page 21.

     17. The "Quantitative and Qualitative Disclosures About Market Risk" table on pages 29 and 30 of Amendment No. 1 has been revised to include assumptions as to prepayment rates and other information believed to be responsive to the staff's comments.

     18. The revisions requested to the forward looking statement section have been made on page 31 of Amendment No. 1.

     19. Mr. Brittain's employment history has been clarified on page 33 of Amendment No. 1.

     20. Material details of the employment agreements of Mr. Brittain and Mr. Gill have been included on pages 35 and 36, respectively, of Amendment No. 1.

     21. The reference to "@" has been clarified on page 35 of Amendment No. 1.

     22. The table relating to executive option grants in the last fiscal year has been revised to include columns reflecting potential realizable value at assumed annual rates of stock price appreciation for the option terms. The revised table appears at page 36 of Amendment No. 1.

     23. Columns (b) and (c) from item 402(d) have been added to the year-end option values table which appears, as revised, at page 37 of Amendment No. 1.

     24. The heading of the "Certain Transactions" section has been changed to respond to the staff's comment and appears at page 37 of Amendment No. 1.

     25. The section captioned "Certain Relationships and Related Transactions" has been revised responsive to the staff's comment. The revised section appears at page 37 of Amendment No. 1.


          GRAND RAPIDS - LANSING - KALAMAZOO - GRAND HAVEN - MILWAUKEE

Securities and Exchange Commission
Division of Corporation Finance
June 26, 2000
Page 4


     26. A revision believed to be responsive to the staff's comment with respect to the effects of anti-takeover provisions is included at page 42 of Amendment No. 1.

     27. Unrealized gains/losses on securities for 1999 and 1998 have been included in the proper columns of the stockholders' equity information at page 48 of Amendment No. 1.

     28. The Registrant does not believe that updated financial statements should be required in Amendment No. 1 since the Registrant has already filed a Form 10-Q for the quarter ended March 31, 2000.

     If the staff should have further questions or comments relating to Amendment No. 1, please do not hesitate to call the undersigned.

     In addition to the electronic filing of Amendment No. 1, we are forwarding by overnight delivery copies of this letter and Amendment No. 1, marked to reflect changes, to each of Messrs. Dundas and Cline.

                                Very truly yours,


                              /s/ Donald L. Johnson
                                Donald L. Johnson

jjf
Enclosures:
cc:      Mr. Greg Dundas w/Enclosures
         Mr. Paul Cline w/Enclosures
         Mr. Loren Happel w/Enclosures
         Ms. Michelle Sullivan w/enclosures




          GRAND RAPIDS - LANSING - KALAMAZOO - GRAND HAVEN - MILWAUKEE

                                                                    MARKED DRAFT
                                                                         6/26/00

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO 1
                                       TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                      Pursuant to Section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934

                            ------------------------

                              LENAWEE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


           Michigan                                      38-3088340
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or organization)
                                                           49221
      135 East Maumee Street                            (Zip Code)
          Adrian, Michigan
(Address of principal executive offices)


                                  517-265-5144
                               517-265-3926 (FAX)
              (Registrant's telephone number, including area code)

                               ------------------

        Securities to be registered pursuant to Section 12(b) of the Act:
                                      none


        Securities to be registered pursuant to Section 12(g) of the Act:
                           Common Stock, no par value

Item 1.  Business.
                                    BUSINESS

     Lenawee Bancorp, Inc. (the "Company"), a Michigan business corporation, is a one bank holding company, which owns all of the outstanding capital stock of the Bank of Lenawee (the "Bank"), a Michigan banking corporation. The Company was formed in 1993 for the purpose of acquiring all of the common stock of the Bank in a shareholder approved reorganization, which became effective April 15, 1993.


     The Bank was originally organized in December 1869 as a Michigan chartered bank. As of January 31, 2000, the Bank had approximately 130 full-time and part-time employees. None of the Bank's employees are subject to collective bargaining agreements. The Company does not directly employ any personnel. The principal executive offices of the Company and the Bank are located at 135 East Maumee Street, Adrian, Michigan 49221. The telephone number for the Company and the Bank is (517) 265-5144 and the facsimile number is (517) 265-3926. The Bank's internet web site is www.bankoflenawee.com. The Company does not have its own web site.

     The Bank's main office is located in Adrian and it serves other communities with branch offices in Hudson, Morenci, Saline, Tecumseh and Waldron. The Bank's offices are located throughout Lenawee County, in the southeastern portion of Hillsdale County, and the southern portion of Washtenaw County. The area in which the Bank's offices are located, which is basically southeastern Michigan, has historically been rural in character but now has a growing urban population as residents choose the area to live in while commuting to Ann Arbor, Detroit, and Toledo. The populations of the cities in which the Bank's offices are located are approximately as follows: Adrian -22,000; Hudson - 2,500; Morenci - 2,300; Saline - 7,800; Tecumseh - 8,000; Waldron - 600.

Company's Business

     The Company does not directly conduct any business. The Company owns all of the outstanding capital stock of the Bank and elects the directors of the Bank.


Bank Services

     The Bank is a full service bank offering a wide range of commercial and consumer banking services. These traditional financial services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans and installment loans. Currently, the Bank does not offer trust services. The Bank maintains correspondent relationships with major banks in Detroit and Chicago, pursuant to which the Bank engages in federal funds sale and purchase transactions, the clearance of checks and certain foreign currency transactions. In addition, the Bank participates with other financial institutions to fund certain large commercial loans which would exceed the Bank's legal lending limit if made solely by the Bank. Annuities, mutual funds and title insurance are available to Bank's customers through arrangements maintained with third-party providers by the Bank's subsidiary Lenawee Financial Services, Inc.

     The Bank's deposits are generated in the normal course of business, and the loss of any one depositor would not have a materially adverse effect on the business of the Bank. The Bank's loan portfolios are primarily focused in its market area. As of December 31, 1999, the Bank's certificates of deposits of $100,000 or more constituted approximately 15% of total deposit liabilities. The Bank's deposits originate primarily from its service area, and the Bank does not obtain large deposits from outside its market area.

     The Bank's principal sources of revenue are interest and fees on loans and interest on investment securities. Interest and fees on loans constituted approximately 79.5% and 75.1% of total revenues for the periods ended December 31, 1999, and December 31, 1998, respectively. Interest on securities, taxable and nontaxable, constituted approximately 7.6% and 7.7% of total revenues in 1999 and 1998. Revenues were also generated from federal funds sold, dividend income, deposit service charges, other financial service fees and gains on loan sales.

     The Bank provides real estate, consumer and commercial loans to customers in its market. 56.9 percent of the Bank's loan portfolio was in fixed rate loans as of December 31, 1999. Most of these loans, approximately 65.2%, mature within five years. Approximately $39,031,000 in loans (or 19.8% of the Bank's total loan portfolio) have fixed rates with maturities exceeding five years. As of December 31, 1999, 46.7 percent of the Bank's interest-bearing deposits were held in savings, NOW and MMDAs all of which are variable rate products. Of the $86,661,000 in time deposits, approximately $32,328,000 mature within a year, with the balance maturing within a five-year period.

     Requests to the Bank for credit are considered on the basis of credit worthiness of each applicant, without consideration to race, color, religion, national origin, sex, marital status, physical handicap, age, or the receipt of income from public assistance programs. Consideration is given to the applicant's capacity for repayment, collateral, capital and alternative sources of repayment. Loan applications are accepted at all the Bank's offices and are approved within the limits of each lending officer's authority. Loan requests in excess of $1,000,000 are presented to the Board of Directors for its review and approval. Loan requests in excess of $500,000 are presented to a Loan Committee of the Board of Directors for its review and approval.

     The Bank sells participations in commercial loans to other financial institutions approved by the Bank, for the purpose of meeting legal lending limit requirements or loan concentration considerations. The Bank sells fixed rate and conforming adjustable rate residential mortgages to the Federal National Mortgage Association ("FNMA"). Those residential real estate mortgage loan requests that do not meet FNMA criteria are reviewed by the Bank for approval and, if approved, are retained in the Bank's loan portfolio. The Bank has the ability to purchase loans that meet its normal credit standards.


     From time to time, the Company has purchased, and plans to continue to purchase, loan participations. Such participations are purchased infrequently and only when doing so is determined by management to be consistent with the strategic and financial objectives of the Company. Loan participations are purchased only from other financially sound banking organizations subsequent to an evaluation of the originating, or lead, bank and a thorough and independent review of the creditworthiness of the proposed borrowing entity. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company recently experienced a significant loss in connection with the purchase of a loan participation. However, this is believed to be an unusual experience based upon the Company's past history and based upon systems in place to review and screen loan participation purchases.


     The Bank's investment policy is consistent with sound banking practices to retain safety of principal and designed to provide a maximum total return over the long term. The fundamental objectives of the Investment Policy are as follows:


     - Safety: To provide an investment media for funds, which assumes an appropriate amount of risk within the context of the Bank's total risk position.
     - Liquidity: To provide sufficient liquidity needed to meet the day-to-day, cyclical and long-term obligations and requirements.
     -    Earnings: To provide a flow of dependable earnings.
     - Community: To provide a method of contributing to the communities that the Bank serves.

Bank Competition

     The Bank has nine offices in addition to a mobile bank. See "Properties" below for more detail on these facilities. Within these communities, its principal competitors are United Bank & Trust, Key Bank, Mid-Am Bank, Standard Federal Bank, and TLC Community Credit Union. Each of these financial institutions, which have headquarters in larger metropolitan areas, with the exception of United Bank & Trust and TLC Community Credit Union, have significantly greater assets and financial resources than the Company. Based on deposit information as of December 31, 1999, the Bank holds approximately 17% of the deposits in Lenawee County. Information as to asset size of competitor financial institutions is derived from publicly available reports filed by and with regulatory agencies.

     The financial services industry continues to change by becoming increasingly competitive. Principal methods of competition include the types and quality of services provided, loan and deposit product pricing, advertising and marketing programs. The continual evolution of government regulation of financial service industries has led to increased competition among banks and other financial institutions for a significant portion of products that have traditionally been provided by commercial banks Competition within the Bank's markets has been relatively stable over the past several years. Management continues to evaluate the opportunities for the expansion of products and services, such as enhancement of its Internet product, and the provision of trust and brokerage services, as well as additional branching opportunities.

Growth of Bank

     The following table sets forth certain financial information regarding the growth of the Bank (and accordingly, excludes holding company data):

                                                                       Balance as of December 31,
                                                 -------------------------------------------------------------------
                                                                             (in thousands)
                                                    1999           1998          1997           1996          1995
                                                    ----           ----          ----           ----          ----
Total assets                                     $ 239,078      $ 219,398       211,969        201,790       182,755
Loans, net                                         192,721        156,272       161,102        149,373       126,297
Securities, FHLB stock and FRB stock                24,950         31,220        25,796         33,189        36,229
Noninterest-bearing deposits                        37,241         34,025        28,280         22,281        21,617
Interest-bearing deposits                          162,519        152,173       146,796        137,263       141,234
Borrowed funds                                      16,177         10,626        16,346         22,935         1,630
Total deposits                                     199,760        186,198       175,076        159,544       162,851
Stockholders' equity                                21,396         21,023        19,020         17,996        16,956

     The Bank of Lenawee has enjoyed a long and eventful history in the communities it serves. Established late in 1869 with capital stock of $50,000, its doors first opened on January 13, 1870. Fourteen leading businessmen organized the new institution, which they named the Lenawee County Savings Bank. Groundbreaking ceremonies for the Bank's present Main Office next to the Croswell Opera House were held on May 15, 1907. In January 1918, the Bank became a member of the Federal Reserve System.

     Lenawee County Savings Bank's first branch was opened in 1953 at Main and Front Streets. The new facility initially served drive-up customers at one window. In 1967, a lobby was added to the building, which by then was popularly called the Courthouse office. Another innovative customer service device--an automated teller machine--was installed here. With the acquisition of the First State Savings Bank of Morenci in 1956, the Bank welcomed a large number of customers as well as new shareholders. This consolidation, which brought the Bank to another community for the first time, also resulted in a name change. Lenawee County Savings Bank then became Bank of Lenawee County. The office was substantially expanded in 1982 to better serve its Michigan and neighboring Ohio customers. In 1986, shareholders approved a minor name change and eliminated the word "County" to simplify marketing communications.

     The Bank of Lenawee's market position was strengthened on July 1, 1987 when the former Hudson State Savings Bank was acquired. At the Annual Meeting on April 15, 1993, the shareholders of the Bank of Lenawee voted to form a holding company (Lenawee Bancorp, Inc.) With this action, the shareholders exchanged their Bank of Lenawee shares for a like number of Lenawee Bancorp, Inc. shares. This was another step in modernizing their corporate structure, allowing more flexibility and the ability to continue to be competitive while serving their customers.

     In April 1997, the Bank opened a permanent facility in Tecumseh, located in the historic Depot building in the downtown. The branch opening was a result of market research performed with the Bank's Mobile Bank Office, which proved the need for a permanent location after two years of part-time operations. The Mobile Bank Office was then moved to Saline to test the Washtenaw County market. The community responded favorably to their independent, community banking philosophy and the Saline Banking Office began operating in October 1997. A new drive-up featuring a full-service ATM opened for business in November of 1998 in the same location to provide further convenience to customers. Plans are in process to incorporate the Saline branch office as a separate community bank focused on the Washtenaw County Market.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutes and regulations. A change in applicable laws or regulations may have a material effect on the Company, the Bank and the businesses of the Company and the Bank.

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Division of Financial Institutions of the Michigan Office of Financial and Insurance Services ("OFIS"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company.

     Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Recent Legislation

     The enactment of the Gramm-Leach-Bliley Act of 1999 (the "GLB Act") represents a pivotal point in the history of the financial services industry. The GLB Act modifies many of the principal federal laws which regulate financial institutions and sweeps away large parts of a regulatory framework that had its origins in the Depression Era of the 1930s.

     Effective March 11, 2000, new opportunities became available for banking organizations, other depository institutions, insurance companies and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services. Specifically, the GLB Act provides two new vehicles through which a banking organization can engage in a variety of activities which, prior to the Act, were not permitted. First, a bank holding company meeting certain requirements may elect to become a financial holding company ("FHC"). FHCs are generally authorized to engage in all "financial activities" and, under certain circumstances, to make equity investments in other companies (i.e., merchant banking). In order to be eligible to elect to become a FHC, a bank holding company and all of its depository financial institutions must: (1) be "well capitalized"; (2) be "well managed"; and (3) have a rating of "satisfactory" or better in their most recent Community Reinvestment Act examination. Both the bank holding company and all of its depository financial institutions must also continue to satisfy these requirements after the bank holding company elects to become a FHC or else the FHC will be subject to various restrictions. The Federal Reserve Board will be the umbrella regulator of FHCs, but functional regulation of a FHC's separately regulated subsidiaries will be conducted by their primary functional regulator.

     Second, the GLB Act also provides that a national bank (and a state bank, so long as otherwise allowable under its state's law), which satisfies certain requirements, may own a new type of subsidiary called a financial subsidiary ("FS"). The GLB Act authorizes FSs to engage in many (but not all) of the activities that FHCs are authorized to engage in. In order to be eligible to own a FS, a bank must satisfy the three requirements noted above, plus several additional requirements.

     The GLB Act also imposes several rules that are designed to protect the privacy of the customers of financial institutions. For example, the GLB Act requires financial institutions to annually adopt and disseminate a privacy policy and prohibits financial institutions from disclosing certain customer information to "non-affiliated third parties" for certain uses. All financial institutions, regardless of whether they elect to utilize FHCs or FSs, are subject to the GLB Act's privacy provisions. The Company and the Bank are also subject to certain state laws that deal with the use and distribution of non-public personal information. In addition to its privacy provisions, the GLB Act also contains various other provisions that apply to banking organizations, regardless of whether they elect to utilize FHCs or FSs.

     The Company believes that the GLB Act could significantly increase competition in its business and is evaluating the desirability of electing to become a FHC. The Company believes that it is qualified to elect FHC status but has not yet decided to do so.

The Company

     General. The Company is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve Board, and is required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.

     In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, if the OFIS deems the Bank's capital to be impaired, the OFIS may require the Bank to restore its capital by a special assessment upon the Company as the Bank's sole shareholder. If the Company were to fail to pay any such assessment, the directors of the Bank would be required, under Michigan law, to sell the shares of the Bank's stock owned by the Company to the highest bidder at either a public or private auction and use the proceeds of the sale to restore the Bank's capital.

     Investments and Activities. In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Effective September 29, 1995, bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the OFIS under the Michigan Banking Code, may be required.

     With certain limited exceptions, the BHCA prohibits any bank company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, well-capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within 10 business days after the activity is commenced. If a bank company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

     In evaluating a proposal to engage (either de novo or through the acquisition of a going concern) in a non-banking activity, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the bank company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

     Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total average assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders' equity) to total average assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 Capital leverage ratio applicable to it.

     Dividends. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues are received in the form of dividends paid by the Bank. Thus, the Company's ability to pay dividends to its shareholders is indirectly limited by statutory restrictions on the Bank's ability to pay dividends. See "SUPERVISION AND REGULATION - The Bank - Dividends." Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank experiencing earnings weakness should not pay cash dividends exceeding its net income or which can only be funded in ways that weakens the bank's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the Federal Reserve Board. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by the Company for an insured bank which fails to meet specified capital levels.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as the Company, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution. The Company's Articles of Incorporation do not authorize the issuance of preferred stock and there are no current plans to seek such authorization.

The Bank

     General. The Bank is a Michigan banking corporation, is a member of the Federal Reserve System and its deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC. As a Federal Reserve System member Michigan chartered bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the OFIS, as the chartering authority for Michigan banks, and the Federal Reserve Board. These agencies and the federal and state laws applicable to the Bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The Federal Deposit Insurance Act ("FDIA") requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1999, ranging from 0% of deposits for institutions in the lowest risk category to .27% of deposits for institutions in the highest risk category. For 1999, the Bank paid $20,852 in BIF insurance assessments, representing a premium of .01% of average deposits.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     OFIS Assessments. Michigan banks are required to pay supervisory fees to the OFIS to fund the operations of the OFIS. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to the OFIS.

     FICO Assessments. Pursuant to federal legislation enacted September 30, 1996, the Bank, as a member of the BIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund (the "SAIF") which insures the deposits of thrift institutions. Prior to January 1, 2000, the FICO assessments made against BIF members could not exceed 20% of the amount of FICO assessments made against SAIF members. Last year, SAIF members pay FICO assessments at a rate equal to approximately 0.063% of deposits while BIF members paid FICO assessments at a rate equal to approximately 0.013% of deposits. Between January 1, 2000 and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits.

     Capital Requirements. The Federal Reserve Board has established the following minimum capital standards for state-chartered, Fed-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total average assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, Federal Reserve regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                           Total                  Tier 1
                                           Risk-Based             Risk-Based
                                           Capital Ratio          Capital Ratio           Leverage Ratio
Well capitalized                           10% or above           6% or above             5% or above
Adequately capitalized                      8% or above           4% or above             4% or above
Undercapitalized                           Less than 8%           Less than 4%            Less than 4%
Significantly undercapitalized             Less than 6%           Less than 3%            Less than 3%
Critically undercapitalized                      --                     --                A ratio of tangible
                                                                                          equity to total assets
                                                                                          of 2% or less

     As of December 31, 1999, each of the Bank's ratios exceeded minimum requirements for the well capitalized category.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Dividends. Under Michigan law, the Bank is restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of the OFIS, by vote of shareholders owning 2/3 of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank's Articles of Incorporation do not authorize the issuance of preferred stock and there are no current plans to seek such authorization.

     Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its company if the depository institution would thereafter be undercapitalized. The Federal Reserve may prevent a member bank from paying dividends if the bank is in default of payment of any assessment due to the Federal Reserve. In addition, the Federal Reserve may prohibit the payment of dividends by the Bank, if such payment is determined, by reason of the financial condition of the Bank, to be an unsafe and unsound banking practice.

     Insider Transactions. The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     Safety and Soundness Standards. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     State Bank Activities. Under federal law and Federal Reserve regulations, Federal Reserve member state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by Federal Reserve regulations, also prohibits Federal Reserve member state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the Federal Reserve determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the Federal Reserve in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of the Bank.

     Consumer Protection Laws. The Bank's business includes making a variety of types of loans to individuals. In making these loans, the Bank is subject to State usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, the Bank is subject to extensive regulation under State and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank and its directors and officers.

     Branching Authority. Michigan banks, such as the Bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals (including the approval of the Commissioner and the Federal Reserve).

     Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by IBBEA only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of interstate branching authority by enacting appropriate legislation prior to June 1, 1997.

     Michigan did not opt out of IBBEA, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the OFIS, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the OFIS, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of a bank, savings bank, savings and loan association or credit union located in Michigan or another state, the
District of Columbia, or a U.S. territory or protectorate, (ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, U.S. territories or protectorates or a foreign country, and (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

Item 2.  Financial Information.

                                   SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                                        (in thousands, except per share data)

                                             Years Ended December 31,

                                                         1999          1998            1997           1996           1995
                                                         ----          ----            ----           ----           ----
Income Statement Data:
  Interest and dividend income                          $ 17,923      $ 17,517        $ 16,929       $ 15,281         $ 13,668
  Interest expense                                         6,312         7,205           7,586          6,934            6,024
  Net interest income                                     11,611        10,312           9,343          8,347            7,644
  Provision for loan losses                                2,560           239             245            253               35
  Noninterest income                                       2,237         2,850           1,769          1,459            1,188
  Noninterest expense                                      8,994         8,913           7,632          6,803            6,194
  Income before income taxes                               2,294         4,010           3,235          2,750            2,603
  Net income                                               1,563         2,660           2,132          1,865            1,808
Per Share Data (1):
  Basic net income                                          1.83          3.13            2.51           2.19             2.12
  Diluted net income                                        1.83          3.12            2.51           2.19             2.12
  Cash dividends declared                                    .75           .67             .60            .58              .55
  Shareholders' equity and net ESOP                        26.72         26.26           23.71          21.61            20.22
  obligation per share
  Shareholders' equity per share                           21.64         21.92           20.24          18.46            17.24
Balance Sheet Data:
  Total assets                                         $ 239,904     $ 220,414        $212,920      $ 201,971        $ 182,925
  Loans                                                  197,308       158,487         163,039        151,021          127,798
  Allowance for loan losses                                4,646         2,182           1,964          1,761            1,651
  Deposits                                               199,206       185,891         174,973        159,324          162,747
  Borrowed funds                                          16,177        10,626          16,346         22,935            1,630
  Shareholders' equity and net ESOP                       22,775        22,345          20,074         18,397           17,240
  obligations
  Shareholders' equity                                    18,449        18,648          17,137         15,721           14,694

Ratios:

  Net interest income to average earning assets            5.66%         5.07%           4.72%          4.75%            4.76%
  Return on average shareholders' equity and
  net ESOP obligation                                       6.65         12.46           10.99          10.47            11.23
  Return on average shareholders' equity                    8.02         14.76           12.84          12.27            13.75
  Return on average assets                                   .70          1.21            1.00            .97             1.01
  Nonperforming loans to total loans                        1.73           .25             .27            .26              .16
  Tier 1 leverage ratio                                     9.60          9.90            9.30           9.30             9.40
  Dividend payout ratio                                    40.98         21.41           23.86          26.48            25.77
  Average shareholders' equity and net ESOP                10.52          9.72            9.11           9.26             9.03
  obligation
Average shareholders' equity to average
Total assets                                                8.72          8.21            7.79           7.90             7.38

  (1)   All amounts have been restated for all stock splits and stock dividends.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     The following financial review presents management's discussion and analysis of consolidated financial condition and results of operations during the period of 1997 through 1999. The discussion should be read in conjunction with the Company's consolidated financial statements and accompanying notes.

Summary

     At the end of 1999, preliminary indications were that the Company and the Bank had achieved a record year in terms of overall operating performance, net income and increased value to shareholder equity.

     However, an event occurred subsequent to year-end that required a substantial one-time adjustment that decreased net income and increased the provision for loan losses. While the situation is not resolved, an overview is as follows.




     In August, 1999, the Company purchased $3 million of a $5.3 million dollar credit package originated at that time by a $185,000,000 asset bank located in central Michigan ("Lead Bank"). The borrowing entity was a manufacturing firm located in Big Rapids, Michigan ("Borrower"). The participation was purchased subsequent to an evaluation of the apparent capability of the Lead Bank, an evaluation of the financial information submitted by the Borrower, reference checks and a physical inspection of the Borrower's facility and business operation. Under the participation agreement, the Lead Bank was responsible for the administration and monitoring of the credit.

     At December 30, 1999, the aggregate outstanding participation amount was $2,881,818. Prior to that time, communication with the Lead Bank indicated that the participation was generally performing as agreed and it appeared to be a routine and satisfactory transaction. In January 2000, notification was received from the Lead Bank that issues had arisen with respect to the credit. Officers of the Bank then met with owners of the Borrower and learned that Borrower's management may have engaged in fraud. Although no such communication was received from the Lead Bank until much later, it also appeared that the Lead Bank had become aware of deficiencies with the credit shortly after its inception and may have been extremely negligent in its administration of the credit.

     The credit is deemed to be impaired as a consequence of the inability of the Borrower to continue as a going concern, an insufficiency of collateral to cover the current amount outstanding and the fiscal incapacity of the two individual guarantors.

     As noted, information presented and evaluated prior to purchasing the participation indicated that the risk associated with the transaction was well within the acceptable range and that the Lead Bank was capable of administering the credit. Further, under the terms of the participation agreement, the Lead Bank assumed responsibility for overall credit administration and monitoring and maintained exclusive contact with the Borrower. As the Lead Bank did not disclose the severity of the issues associated with the credit in a timely manner and payments were being remitted essentially as agreed by Borrower, the Bank had no reason to believe that the Borrower was experiencing severe financial distress and may have acted fraudulently.

     Although it is likely that a loss will be sustained, the magnitude of any ultimate loss cannot be accurately determined as of this date. Based upon the facts as they are now known, however, the Bank has taken a one-time, pre-tax charge to 1999 earnings of $2,300,000 and has added that amount to its 1999 provision for loan losses. Based upon professional evaluations of the value of the remaining collateral and the utilization of best-case, worst-case and most likely-case scenarios, it appears that any loss will not exceed the $2.3 million already expensed and added to the provision for loan losses.

     This situation is unique in that while the borrower's adverse financial circumstances occurred during 1999, the Bank was not alerted to its potential severity until late January, 2000. After extensive review, management recognized the loss in 1999. Subsequent thorough internal evaluations, supplemented by consultation with the Company's external audit firm and external loan review provider, management has concluded that existing policies are adequate and that the situation was the consequence of an unique set of circumstances. Consequently, no changes in existing policies concerning purchases of loan participations are contemplated.


     The effect upon 1999 earnings and key performance ratios was as follows. Pre-adjusted 1999 net earnings were $3,080,777, which would have resulted in a return on average equity (ROE) of 16.70 percent, a return on average assets
(ROA) of 1.39 percent with basic and diluted earnings per share of $3.61. Those pre-adjusted operating results are record performances and would have represented an increase in net income of $420,303, or 15.80 percent. With the adjustment, net income decreased to $1,562,778, return on average equity (ROE) was 8.02 percent, return on average assets (ROA) was .70 percent and earnings per share were $1.83.

     As mentioned, efforts continue to mitigate any loss. In addition, this is a single event and is not, in management's judgment, representative of a broader weakness in the overall loan portfolio. Measured by regulatory criteria, the Bank is a well-capitalized institution and, assuming a loss of the full $2,300,000, would continue to be so classified. The Company remains fundamentally strong and is continuing to execute its growth-oriented strategic plan.

     Despite this unusual event, 1999 was another year in which records were established in a number of performance categories. Total assets increased by $19,489,844, or 8.84 percent, and ended the year at $239,903,508. Led by the Commercial Lending area and with virtually all portfolio segments displaying substantial growth, total loans increased by $38,820,704, or 24.49 percent. The significance of this growth is enhanced when one considers the fact that $1,483,725 in agricultural loans and $49,491,958 in residential real estate loans were sold to secondary market investors. In addition to the residential real estate loans shown on the balance sheet, the Bank originated and, as of year-end 1999, continued to service, $181,102,000 in sold loans. Demonstrating that loan production did not come at the expense of pricing or quality, the net interest margin of 5.66 percent continued to be very high compared to the Bank's peer group and loan delinquency throughout 1999 averaged .51 percent. Total deposits increased $13,315,458, or 7.16 percent, from year to year and total operating expenses, which increased a nominal $81,786, or .92 percent, were well-controlled.

     The Company and its subsidiary bank, Bank of Lenawee, consistently have maintained a strong capital ratio. Its Tier I risk based capital ratio of 11.1% makes it a well capitalized bank.


     To achieve its success, the Company has relied on years of continuous improvements in a business culture that emphasizes quality assets, managed in an efficient manner so as to minimize the cost of overhead. The Bank stresses, and trains personnel in, providing customers with individual attention and a high level of personal service. The Bank's personnel are assisted in these efforts by computerization of Bank records and services. Customers also have direct access to Bank services through automated teller machines and over the Internet. Combining This combination of technology with personal service has also been a key component of the Company's success.

     The Company's capital exceeds regulatory standards for well-capitalized financial institutions (see Table 14 - page 25). The Board of Directors has established a long term goal to create more efficient utilization of capital. The primary emphasis is releveraging capital through aggressive yet careful growth and enhancement of nontraditional banking services such as insurance, mutual funds and securities brokerage services. This is expected to be accomplished through competitive, cost effective products and services, efficiently delivered without compromising the Bank's risk and underwriting standards. It is expected that the Company will continue to pay dividends in a ratio to earnings consistent with the 1995 through 1998 period, while maintaining the Company's equilibrium between growth, capital needs and earnings.

     The Company's investment portfolio of $28,387,875 represents 11.8% of Company assets at the end of 1999. The investment portfolio is divided between U.S. government agency bonds, state and local municipal bonds, mortgage backed bond securities and to a lesser extent, federal funds purchased and necessary membership stock holdings in the Federal Reserve Bank and the Federal Home Loan Bank. During 1999, gross revenues from the Company's investment portfolio were $1,872,484 and represent 7.4% of the total gross revenues.


Results of Operations

Table 1 - Earnings Performance (in thousands, except per share data)

                                                                               Years ended December 31
                                                                  1999                 1998                  1997
                                                                  ----                 ----                  ----
Net income....................................                  $ 1,563              $ 2,660               $ 2,132
  Basic earnings per share....................                     1.83                 3.13                  2.51
  Diluted earnings per share..................                     1.83                 3.12                  2.51

Earnings ratios:
  Return on average assets....................                     .70%                1.21%                 1.00%
  Return on average shareholders' equity and
      net ESOP obligation.....................                     6.65                12.45                 10.99
  Return on average shareholders' equity......                     8.02                14.76                 12.84

Net Interest Income

     The following table sets forth the years ended December 31, 1999, 1998 and 1997, the average balances of major categories of interest -earning assets and interest-bearing liabilities, interest income earned and interest expense paid during such periods and the related weighted average rates of the Company.

Table 2 - Analysis of Net Interest Income

                                                                Years ended December 31,

                                                    1999                              1998                           1997
                                     Average      Interest              Average     Interest  Yield    Average     Interest   Yield/
                                   Outstanding     Earned/   Yield/   Outstanding   Earned/   Rate   Outstanding   Earned/     Rate
                                     Balance        Paid      Rate      Balance      Paid               Balance      Paid
Interest-earning assets:
  Loans (1)                         $ 171,276    $ 16,025     9.36%    $ 163,916   $ 15,292    9.33%  $ 158,603   $ 14,539     9.17%
  Securities available for sale (2)    28,456       1,555     5.46        28,894      1,594    5.52      31,177      1,889     6.06
  Federal funds sold                    2,319         118     5.09         5,205        277    5.32       4,469        238     5.33
  Federal Home Loan Bank Stock          2,504         200     7.99         2,504        200    7.99       2,411        194     8.05
  Interest-bearing balances with
    financial institutions                517          25     4.84         3,027        154    5.09       1,161         69     5.94
                                    ---------    --------             ----------   --------           ---------   --------
      Total interest-earning assets   205,072      17,923     8.74       203,546     17,517    8.61     197,821     16,929     8.56
                                    ---------    --------             ----------   --------           ---------   --------

Noninterest-earning assets:

  Cash and due from financial
    institutions                        7,807                              6,000                          5,784
  Premises and equipment, net           6,556                              6,533                          6,111
  Other assets                          3,893                              3,403                          3,334
                                    ---------                          ---------                      ---------
      Total assets                  $ 223,328                          $ 219,482                      $ 213,050
                                    =========                          =========                      =========

Interest-bearing liabilities:

  Interest-bearing demand deposits  $ 48,636    $ 1,337       2.75%    $  45,655   $  1,301    2.85%  $  42,423    $ 1,286     3.03%
  Savings deposits                    24,293        379       1.56        23,730        468    1.97      24,393        483     1.98
  Time deposits                       79,088      3,977       5.03        80,794      4,492    5.56      80,504      4,582     5.69
  Repurchase agreements and other
    borrowings                         3,942        155       3.93         3,335        143    4.29       2,177        109     5.01
  Advances from FHLB                   7,812        464       5.94        13,194        801    6.07      18,975      1,126     5.93
                                    --------    -------                ---------   --------           ---------    -------
      Total interest-bearing
       liabilities                   163,771      6,312       3.85       166,708      7,205    4.32     168,472      7,586     4.50
                                    --------    -------                ---------   --------             ---------  -------
Noninterest-bearing liabilities:
  Demand deposits                     34,634                              29,907                         24,333
  Other liabilities                    1,430                               1,527                            837
                                    --------                           ---------                      ---------
      Total liabilities              199,835                             198,142                        193,642
  Common stock subject to
      repurchase obligation in ESOP    4,012                               3,317                          2,806
  Shareholders' equity                19,481                              18,023                         16,602
                                    ========                           ---------                      ---------
      Total liabilities and
         shareholders' equity      $ 223,328                           $ 219,482                      $ 213,050
                                   =========                           =========                      =========

Net interest income, interest rate
  spread                                       $ 11,611       4.89%                $ 10,312    4.29%               $ 9,343     4.06%
                                               ========       =====                ========    =====               =======
Net interest margin (net interest
  income as a percent of average
  interest-earning assets)                                    5.66%                            5.07%                           4.72%
                                                              =====                            =====                           =====
Average interest-earning assets to
  average interest-bearing  liabilities                     125.22%                          122.10%                         117.42%
                                                            =======                          =======                         =======

   (1) For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding and loan fees are included in interest on loans available. The inclusion of nonaccrual loans and fees does not have a material effect on either the average balance or the average yield
   (2) Interest income on tax-exempt securities has not been adjusted to a taxable equivalent basis.

     Net interest income is the principal source of income for the Bank. Net interest income increased to $11,611,000 or by 12.6% in 1999. In the prior year net interest income increased by 10.8% to $10,312,000 million in 1998 from $9,343,000 million in 1997.

     Net interest income is the difference between interest earned on loans, securities, and other earning assets and interest paid on deposits and borrowed funds. Table 3 analyzes the reasons for the increases and decreases in interest income and expense. The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

Table 3 - Change in Net Interest Income (in thousands)

                                            1999 Compared to 1998                   1998 Compared to 1997
                                            ---------------------                   ---------------------
                                                  Amount of                               Amount of
                                                  ---------                               ---------
                                             Increase/(Decrease)                     Increase/(Decrease)
                                             -------------------                     -------------------

                                       Due to        Due to                     Due to      Due to
                                       Volume         Rate      Net             Volume       Rate      Net
                                       ------         ----      ---             ------       ----      ---
Interest Income
  Loans...........................     $  688        $  45      $  733          $  493     $  260      $  753

  Securities available for sale           (24)         (15)        (39)           (133)      (162)       (295)
  Federal funds sold..............       (147)         (12)       (159)             39          -          39
  Federal Home Loan Bank
    Stock.........................          -            -           -               7         (1)          6
  Interest-bearing balances
    With financial institutions...       (122)          (7)       (129)             96        (11)         85
                                       ------        -----      ------          ------     ------      ------
    Total interest income.........        395           11         406             502         86         588
                                       ------        -----      ------          ------     ------      ------

Interest Expense

  Interest-bearing deposits:
    Demand........................         83          (47)         36              95        (80)         15
    Savings.......................         11         (100)        (89)            (13)        (2)        (15)
    Time..........................        (93)        (422)       (515)             16       (106)        (90)
  Repurchase agreements
    and other borrowings..........         25          (13)         12              51        (17)         34
  Advances from FHLB..............       (320)         (17)       (337)           (350)        25        (325)
                                         ----        -----      ------          ------     ------      ------
   Total interest expense.........       (294)        (599)       (893)           (201)      (180)       (381)
                                         ----        -----      ------          ------     ------      ------
Net interest income                    $  689        $ 610      $1,299          $  703     $  266      $  969
                                       ======        =====      ======          ======     ======      ======


     The Company's commitment to reinvesting in its communities is evident in its ratios of loans to assets and loans to deposits, which ratios are generally greater than the comparable ratios of the Company's peers. (Based on FFIEC uniform bank performance report.)


     Net interest income as a percent of total interest income was 64.8%, 58.9%, and 55.2% for 1999, 1998, and 1997 respectively. The net interest margin was 5.66, 5.07, and 4.72% for the same periods.

     Interest and fees from loans represented 89.4%, 87.3%, and 85.9% of total interest income for 1999, 1998, and 1997 respectively. Net interest income is strongly influenced by the results of the Bank's lending activities.

     Total interest expense decreased 16.8% from 1997 to 1999. Cost of funds are influenced by the banks ability to provide a superior quality of service, as customers factor the Bank's service quality into their decision on acceptable deposit rates, as well as economic conditions and reciprocal activities of the Federal Reserve. The Bank's asset/liability committee seeks to manage sources and uses of funds, and to monitor the gap in maturities of these funds to maintain a steady net interest margin in varying market conditions.

Table 4 - Composition of Average Earning Assets and Interest-Bearing Liabilities

                                                                         Years ended December 31
                                                       -------------------------------------------------------
                                                           1999                  1998                  1997
                                                           ----                  ----                  ----
As a percent of average interest-earning assets
  Loans......................................               83.5%                 80.5%               80.2%
  Other earning assets.......................               16.5%                 19.5%               19.8%
                                                            ----                  ----                ----
     Average interest-earning assets.........              100.0%                100.0%              100.0%

  Savings and NOW accounts...................               44.5%                 41.6%               39.7%
  Time deposits..............................               48.3%                 48.5%               47.8%
  Borrowed funds.............................                7.2%                  9.9%               12.5%
                                                             ---                   ---                ----
     Average interest-bearing liabilities....              100.0%                100.0%              100.0%

Interest-earning asset ratio.................               91.8%                 92.7%               92.9%

Noninterest Income

     The major component of the Bank's noninterest income is service charges and fees on deposits and gains from sale of Fannie Mae mortgage loans.

     Deposit account service charges increased $163,000 or 26.4% from 1998 to 1999 and $35,000 or 6.1% from 1997 to 1998. The substantial increase reflects the Banks enhanced ability to provide an improved quality of service and appropriately charge for these services.


Table 5 - Noninterest Income (in thousands)

                                                                  Years ended December 31
                                                   -----------------------------------------------------
                                                      1999                 1998                  1997
                                                      ----                 ----                  ----
Service charges and fees on deposit                 $   779              $   616               $   581
  accounts ...............................

Net gains on loan sales                               1,032                1,994                   790
Loan servicing fees, net of amortization..              113                 (145)                  162
Other.....................................              313                  385                   236
                                                    -------              -------               -------

     Total noninterest income.............          $ 2,237              $ 2,850               $ 1,769
                                                    =======              =======               =======

     The following table sets forth certain information with respect to the origination and sale of real estate mortgage loans, including the net gains recognized on the sale of such loans.

Table 6 - Net Gains on the Sale of Real Estate Mortgage Loans (in thousands)

                                                                                  Years ended December 31
                                                                 --------------------------------------------------
                                                                    1999                 1998             1997
                                                                    ----                 ----             ----
Real estate mortgage loans originated for sale...............     $  47,554          $  102,722        $   36,344
Real estate mortgage loan sales..............................        49,492             103,890            36,499
Net gains on the sale of real estate mortgage loans..........         1,032               1,994               790
Net gains as a percent of real estate mortgage loan
sales........................................................          2.09%               1.92%             2.16%

     Net gains on the sale of real estate mortgage loans totaled $1.0 million, $2.0 million and $.8 million in 1999, 1998 and 1997. The increase from 1997 to 1998 of $1.2 million was a result of a decline in the national interest rate market creating an economic opportunity for mortgage loan consumers to reduce personal costs by refinancing. The decrease from 1998 to 1999 of $1.0 million was the result of a slowdown in refinance activity due to increasing national interest rates leaving the primary profitability of the core real estate mortgage business.

     The Bank sells the majority of its fixed-rate mortgage obligations. The majority of these loans are sold without recourse. The Bank retains servicing rights on real estate mortgage loans sold.


Noninterest Expense

Table 7 - Noninterest Expense (in thousands)

                                                                 Years ended December 31
                                              ----------------------------------------------------------
                                                      1999                 1998                 1997
                                                      ----                 ----                 ----
Salaries and employee benefits............        $  5,035             $  5,091              $  4,141
Occupancy and equipment...................           1,678                1,586                 1,519
Insurance.................................              64                  118                   105
Printing, postage and supplies............             328                  333                   290
Professional and outside services.........             208                  362                   300
State and other taxes.....................             169                  172                   154
Mobile banking costs......................             236                  225                   240
Receivable financing services.............             282                  187                   119
Other.....................................             994                  839                   764
                                                  --------             --------              --------
  Total noninterest expense...............        $  8,994             $  8,913              $  7,632
                                                  ========             ========              ========

     Total operating expenses grew 16.7% from 1997 to 1998. The majority of the increase was in employee salaries and benefits, primarily the result of the addition of professional staff. The Bank has made a conscious effort to add to staff to improve and expand its loan portfolios and technology utilization. This is a long term initiative that is expected to contribute to future growth and earnings. Total operating expenses grew a modest .9% from 1998 to 1999.

The Loan Portfolio

     The loan personnel of the Bank are committed to making quality loans that produce a competitive rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. It is management's intent to maintain a loan to deposit ratio near 100%, enabling the Bank to sustain local economic development and earn the higher interest rates available on loans.


     The majority of loans are made to businesses in the form of commercial loans and real estate mortgages. No single borrower is loaned more than $3 million dollars. The Bank's commercial loan activity is oriented toward the enhancement of a diversification of small businesses in Lenawee County including automobile dealers, manufacturers, municipal governments, independent service providers and rental housing. Of the commercial loan portfolio, 48 percent is collateralized by real estate utilized by the customer businesses and 32 percent is utilized as working capital. The Bank's consumer mortgage activity is substantial; however, only a small portion of these loans are retained for the Bank's own portfolio. The Bank retains the servicing rights on substantially all sold loans. The Bank has built a $181.1 million servicing portfolio primarily with the Federal National Mortgage Association ("FNMA"). At December 31, 1999 and 1998, the Bank was servicing loans of $181.1 million and $140.8 million, respectively, all of which relate to residential mortgages originated by the Bank. The Bank originated $47,600,000 and $102,900,000 in mortgage loans in 1999 and 1998, respectively, and sold to FNMA $49,492,000 in 1999 and $103,890,000 in 1998.


     The loan portfolio mix consists of 13.7% residential real estate, 17.7% consumer installment, 52.5% commercial, and 16.0% agricultural.

     Nearly 100% of loans are placed within Lenawee County and the closely surrounding community areas in which the Bank designates as its market for purposes of regulatory Community Reinvestment Act ("CRA") compliance.


Table 8 - Loan Portfolio Composition (in thousands)

                                                           Balance as of December 31
                       -------------------------------------------------------------------------------------------------------------
                               1999                    1998                   1997                   1996                 1995
                        Amount        %         Amount       %        Amount        %        Amount        %       Amount       %
Commercial and
Agricultural......    $135,325       68.6     $112,451      71.0      $106,494     65.3      $ 97,869     64.8     $77,400     60.6
Real Estate -
Construction......       9,934        5.0        7,462       4.7         4,862      3.0         3,814      2.5       2,597      2.0
Real Estate -
Mortgage..........      17,203        8.7        9,548       6.0        22,973     14.1        23,778     15.8      23,915     18.7
Consumer..........      34,846       17.7       29,026      18.3        28,710     17.6        25,560     16.9      23,886     18.7
                      --------               ---------                --------               --------             --------

  Total loans......   $197,308      100.0%    $158,487     100.0%     $163,039    100.0%     $151,021    100.0%   $127,798    100.0%

Less:
Deferred Loan
Fees/Costs.........                                (33)                     27                    113                  150
Allowance for
Loan Losses........     (4,646)                 (2,182)                 (1,964)                (1,761)              (1,651)
                      --------                --------                --------               --------             --------
Total Loans
Receivable, Net....   $192,721                $156,272                $161,102               $149,373             $126,297
                      ========                ========                ========               ========             ========

     Included in the Bank's loan portfolio are loan participations purchased from other banks. At December 31, 1999, loan participations purchased totaled $6,775,558.11. In addition to the impaired loan participation described in the "Summary" at the beginning of this discussion, the Bank holds one other outstanding participation ("Second Participation") with the Lead Bank for the impaired loan participation. In February, 2000, the Bank notified the Lead Bank that, consistent with the terms of the participation agreement, no additional funds would be advanced by the Bank to the borrower under the Second Participation and that a demand was being made for repurchase of the outstanding Second Participation amount, which as of May 31, 2000, was $264,854. Full payment is expected to be received by July 15, 2000 and the Second Participation Agreement will be terminated.


     The Bank has a written lending policy to reduce credit risk, enhance earnings and guide the lending officers in making credit decisions. There are multiple levels in the loan authorization procedure depending on the dollar amount of the loan request as follows:

    $       0 -   250,000  -  One lender or committee of lenders according
                              to assigned authority.
      250,001 -   500,000  -  Officers' Loan Committee.
      500,001 - 1,000,000  -  Loan Committee of the Board of Directors.
    1,000,001 - or more    -  Board of Directors, acting upon the recommendation
                              of the Director's Loan Committee.

     The Board of Directors has appointed a Loan Administrator who is responsible for the supervision of the lending activities of the Bank. The Board has also appointed a loan review officer who, combined with the utilization of external loan specialist review, monitors the credit quality of the loan portfolio independent of the loan approval process. Periodic reviews are submitted by the loan review officers to the Chief Lending Officer and these reviews are submitted to the Board of Directors on periodic basis.

     The extent of loan quality is demonstrated by the historic low ratios of nonperforming loans and charge offs as a percentage of the loan portfolio prior to year end 1999. As referenced in more detail in Table 10 below, the Bank's ratio of nonperforming loans to total loans at December 31, 1999 was 1.73%. This increase over historic ratios was the result of one participation loan described in the "Summary" at the beginning of this discussion. In 1999, the Bank had net loans charged-off of $96,000, while net charge-offs were $21,000 and $42,000 in 1998 and 1997, respectively.

     Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, collateral for loans which have been in-substance foreclosed, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely.

Table 9 - Maturities and Sensitivities of Loans to Changes in Interest Rates.

     The following table shows the amount of total loans outstanding as of December 31, 1999 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

                                                                             Maturing
                                       --------------------------------------------------------------------------------
                                                                     (in thousands of dollars)
                                                                 After one but
                                         Within one Year       within five years     After five years          Total
Real estate-mortgage..............       $     3,779             $      9,297          $    4,127           $   17,203

Real estate-construction..........                 -                      263               9,671                9,934

Consumer..........................             8,088                   17,703               9,055               34,846

Commercial and agricultural.......            54,738                   64,009              16,578              135,325
                                         -----------             ------------          ----------           ----------
      Totals......................       $    66,605             $     91,272          $   39,431              197,308
                                         ===========             ============          ==========
Allowance for loan losses.........                                                                              (4,646)

Deferred loan fees................                                                                                  59
                                                                                                            ----------
Total loans receivable, net.......                                                                          $  192,721
                                                                                                            ==========

     Below is a schedule for the amounts maturing or repricing which are classified according to their sensitivity to changes in interest rates.

                                                                       Interest Sensitivity
                                                                   (in thousands of dollars)
                                                   Fixed Rate            Variable Rate              Total
                                                   ----------            -------------              -----
  Due within 3 months......................        $      4,368           $     34,114           $     38,482

  Due after 3 months within 1 year.........              16,716                 11,407                 28,123

  Due after one but within five years......              52,077                 39,195                 91,272

  Due after five years.....................              39,031                    400                 39,431
                                                   ------------           ------------           ------------
  Total....................................        $    112,192           $     85,116                197,308
                                                   ============           ============
  Allowance for loan losses................                                                            (4,646)

  Deferred loan fees.......................                                                                59
                                                                                                 ------------
  Total loans receivable, net..............                                                      $    192,721
                                                                                                 ============

Table 10 - Nonperforming Assets (in thousands)

                                                                                         December 31
                                                                     1999         1998      1997       1996        1995
                                                                     ----         ----      ----       ----        ----
Nonaccrual loans..............................................       $ 3071     $ 121      $   78     $    24    $   95
90 days or more past due & still accruing.....................          275       275         367         369       108
                                                                        ---       ---         ---         ---       ---
  Total nonperforming loans...................................         3346       396         445         393       203
Other real estate.............................................          255       341         232         415       275
                                                                    -------     -----      ------      ------     -----
  Total nonperforming assets..................................      $  3601     $ 737      $  677      $  808     $ 478
                                                                    =======     =====      ======      ======     =====

Nonperforming loans as a percent of total loans...............         1.73%      .25%        .27%        .26%      .16%
Nonperforming assets as a percent of total loans..............         1.87%      .47%        .42%        .54%      .37%
Nonperforming loans as a percent of the loan loss reserve.....        77.5%     18.15%      22.66%      22.32%    12.30%

     While the balance of nonperforming loans is 77.5% of the Bank's loan loss reserve as of December 31, 1999, management is confident that substantial equity exists in the majority of these credits. The loan loss reserve then, is adequate for these loans as well as the remainder of the lending portfolio.

     The allowance for loan losses is analyzed periodically by management. In so doing, management assigns a portion of the allowance to specific credits that have been identified as problem loans and reviews past loss experience. The local economy and particular concentrations are considered, as well as a number of other factors.

Table 11 - Loan Loss Experience (in thousands)

                                                                                Year ended December 31
                                                           -----------------------------------------------------------
                                                               1999        1998         1997         1996        1995
                                                               ----        ----         ----         ----        ----
Loans:

  Average daily balance of loans for the year, net.....     $171,276    $163,916     $158,603    $141,422     $125,444
  Amount of loans outstanding at end of period, net....     $192,721    $156,272     $161,102    $149,373     $126,297


Allowance for loan losses:
  Balance at beginning of year.........................     $  2,182    $  1,964     $  1,761    $  1,651     $  1,579
  Loans charged off:
    Real estate-mortgage...............................           34          13            -           -            -
    Real estate-construction...........................            -           -            -           -            -
    Commercial and agricultural........................           28          14           15           8            -
    Consumer...........................................           96          26           61         166           35
                                                            --------    --------     --------    --------     --------
        Total charge-offs..............................          158          53           76         174           35
  Recoveries of loans previously charged off
    Real estate........................................           15           -            -           -            2
    Real estate construction...........................            -           -            -           -            -
    Commercial and agricultural........................            6          10           14          14           54
    Consumer...........................................           41          22           20          17           16
                                                            --------    --------     --------    --------     --------
        Total recoveries...............................           62          32           34          31           72
                                                            --------    --------     --------    --------     --------
  Net loans charged off (recoveries)...................           96          21           42         143          (37)
  Additions to allowance charged to operations.........        2,560         239          245         253           35
                                                            --------    --------     --------    --------     --------
        Balance at end of year.........................     $  4,646    $  2,182     $  1,964    $  1,761     $  1,651
                                                            ========    ========     ========    ========     ========

Ratios:
  Net loans charged off to avg net loans outstanding...         .06%        .01%         .03%        .10%        (.03)%
  Allowance for loan losses to net loans outstanding...        2.41%       1.40%        1.22%       1.18%        1.31 %

Table 12 - Allocation of the Allowance for Loan Losses (in thousands)

                                                                           Year ended December 31
                                                   ---------------------------------------------------------------------
                                                     1999          1998           1997           1996           1995
                                                     ----          ----           ----           ----           ----
Commercial and agricultural.................         $   4,010     $   1,680      $   1,556     $   1,564     $   1,274
Real estate-mortgages.......................                33            18              2             1             1
Real estate-construction....................                99            74             49            38            26
Consumer....................................               135           130             27             2            81
Unallocated.................................               369           280            330           156           269
                                                      --------      --------       --------      --------      --------
  Total.....................................          $  4,646      $  2,182       $  1,964      $  1,761      $  1,651
                                                      ========      ========       ========      ========      ========

     The portion of unallocated allowance for loan losses is representative of the economic risk primarily in the commercial and agricultural loan portfolios.


The Securities Portfolio

     Securities are purchased and classified as "available-for-sale." The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. These securities may be sold to meet the Bank's liquidity needs or to improve the quality of the investment portfolio.


Deposits

     Deposits are gathered from the communities the Bank serves. Table 13 indicates a relatively stable base of deposits spread over the Bank's product lines. Average total deposits grew 4.91% from 1997 to 1998 and grew 3.65% from 1998 to 1999. The increase from 1998 to 1999 resulted primarily from continued success of a mobile courier operation.

     The Bank is continually enhancing its deposit products and delivery system. The Bank has a five year history of operating Internet banking successfully. The Bank operates a full service mobile courier service with seven vehicles operating seven days per week, fourteen hours per day. The Bank also operates 11 automated teller and cash machines, 7 of which are off-site.


Table 13 - Average Daily Deposits (in thousands)

                                                                          Average for the Year
                                         ------------------------------------------------------------------------------------------
                                                    1999                            1998                           1997
                                          Amount        % of Assets       Amount        % of Assets       Amount       % of Assets
Noninterest bearing demand..........      $  34,634        15.5%          $  29,907        13.7%      $  24,333         11.4%
MMDA/Savings and NOW accounts                72,929        32.7%             69,385        31.6%         66,816         31.4%
Time................................         79,088        35.4%             80,794        36.8%         80,504         37.8%
                                          ---------        -----          ---------        -----       --------         -----
   Total Deposits...................       $186,651        83.6%           $180,086        82.1%       $171,653         80.6%
                                          =========        =====          =========        =====       ========

     The following table sets forth the average deposit balances and the average rates paid thereon:

                                                                          Average for the Year
                                          ---------------------------------------------------------------------------------
                                                      1999                          1998                          1997
                                            Average                        Average                    Average
                                            Balance          Rate          Balance         Rate       Balance         Rate
Noninterest bearing demand............    $  34,634             -%         $  29,907          -%     $ 24,333            -%
MMDA/Savings and NOW accounts.........       72,929          2.35%            69,385       2.55%       66,816         2.65%
Time..................................       79,080          5.03%            80,794       5.56%       80,504         5.69%
                                          ---------          -----         ---------       -----     --------         -----
   Total Deposits.....................    $ 186,651          3.05%          $180,086       3.48%     $171,653         3.70%
                                          =========          =====         =========       =====     ========         =====

     The following table summarizes time deposits in amounts of $100,000 or more by time remaining until maturity as of December 31, 1999:

                                                                        Amount
                                                                        ------
                  Three months or less........................         $ 13,893,000
                  Over 3 months through 6 months..............            6,225,000
                  Over 6 months through 1 year................            4,012,000
                  Over 1 year.................................            5,929,000
                                                                       ------------
                                                                       $ 30,059,000

     The Bank operates in a competitive environment. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive with the market. Management also attempts to offer a wide variety of products to meet the needs of its customers. The Bank offers business and consumer checking accounts, regular and money market savings accounts, and certificates having many options in their terms.

Capital

     A financial institution's capital ratio is looked upon by the regulators and the public as an indication of its soundness. Table 14 summarizes the Company's regulatory capital and its capital ratios. Also shown are the capital requirements established by the regulatory agencies for adequately and well-capitalized institutions. The Bank's strong capital ratio puts it in the best classification on which the FDIC bases its assessment charges. As capital ratios continue to increase, management is challenged to find ways to effectively administer the Bank's resources.

     In 1999, the Company paid dividends totaling $635,000, approximately 41% of earnings. In 1998, dividends of $569,000 were paid, 21% of earnings, while the previous year $510,000 was paid out equaling 24% of earnings.


Table 14- Capital Resources (in thousands)

                                         Regulatory Requirements                             December 31
                                        Adequately          Well          -------------------------------------------------
                                       Capitalized       Capitalized          1999             1998             1997
                                                                              ----             ----             ----
Tier 1 capital..................                                          $    22,441          $   22,122      $    19,939
Tier 2 allowable capital........                                                2,535               2,182            1,964
                                                                          -----------          ----------      -----------
  Total qualifying capital......                                          $    24,976          $   24,304      $    21,903
                                                                          ===========          ==========      ===========

Ratio of equity to total assets.
Tier 1 leverage ratio...........            4%               5%                 9.60%               9.90%            9.30%
Tier 1 risk-based capital.......            4%               6%                11.10%              12.60%           12.00%
Total risk-based capital........            8%              10%                12.30%              13.80%           13.10%

Liquidity

     Liquidity is measured by the Company's ability to raise funds through deposits, borrowed funds, capital or cash flow from the repayment of loans and investment securities. These funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans and operate the Company. Liquidity is primarily achieved through the growth of local deposits and liquid assets such as securities available for sale, matured securities and federal funds sold as well as borrowings from the Federal Home Loan Bank. Asset and liability management is a process of managing the balance sheet to achieve a mix of earning assets and liabilities that maximizes profitability, while providing adequate liquidity.

     The Company's management of funds for liquidity purposes is prioritized on a cost versus benefit basis with concentration on the Bank's net interest margin relative to profitable asset generation. At present, the Bank's basic principle is that providing high quality service to the communities served by the Bank will provide the most cost effective sources of funding for consumers, business and civic entities. The primary sources of funding are listed as follows in the order believed to be the most desirable to the least desirable: business deposits, consumer deposits, local certificates of deposits greater than
$100,000, Federal Home Loan Bank borrowing, Fed Funds sold, repurchase agreements with respect to existing securities, Michigan Credit Union deposits, national market certificates of deposit, portfolio loan sales, portfolio loan participations, securities sales, and reduced loan production. These sources are continually reevaluated. Currently, relative to its sources, in addition to local deposits, the Company is utilizing Federal Home Loan Bank borrowings and issuing repurchase agreements on existing securities. The Company, to date, has not participated in the national market for certificates of deposit. Sources of funds are currently believed to be more than adequate for the Bank's needs.

Trends and Events Affecting Operations, Capital Resources and Liquidity

     The most significant trends which can impact the financial condition, liquidity and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

     Changes in interest rates, either up or down, have an impact on net interest income (plus or minus) depending on the direction and timing of such changes. This risk is discussed in some detail in the following section captioned "Quantitative and Qualitative Disclosures About Market Risk."

     General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Economic conditions nationally and in the Bank's local market have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Over the last three years, the U.S. economy continued to produce the longest peace-time economic expansion in history. With worldwide economic conditions currently unstable, the duration of the current economic expansion period in the United States is questionable.

     The Bank's operations are also effected by competition and by changes in technology. Continuing consolidation within the banking industry and, more recently, among banks, insurance companies and brokerage firms, on a national basis and in the markets served by the Bank, has caused banking services, for many retail customers, to become a commodity in an environment dominated by much larger banking or mass merchandising institutions. While the Bank's management believes that it will continue to b competitive by emphasizing personal service and local presence, the shift in competitive forces and the eventual impact upon the Bank and its operations is difficult to predict.

     Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation. Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities. The future of financial institution regulation and its costs, is uncertain and difficult to predict.

     Premiums for FDIC insurance have historically been a significant cost of doing business for banks, but in recent years, deposit insurance premiums have been maintained at a stable and modest level. Future deposit insurance premiums levels are difficult to predict inasmuch as deposit insurance premiums will be determined based upon general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.



Quantitative and Qualitative Disclosures about Market Risk

     The Company's primary market risk exposure is interest rate risk and liquidity risk. All of the Company's transactions are denominated in U.S. dollars with no specific foreign exchange exposure. The Company has a limited exposure to commodity prices related to agricultural loans. Any impacts that changes in foreign exchange rate and commodity prices would have on interest rates are assumed to be insignificant.

     Interest rate risk (IRR) is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and stockholder value; however, excessive levels of IRR could pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

     Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization's quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

     The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on IRR effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing IRR, which will form the basis for ongoing evaluation of the adequacy of IRR management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing IRR. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk management process that effectively identifies, measures and controls IRR.

     Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest rate changes. For example, assume that an institution's assets carry intermediate or long tern fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution's profits could decrease on existing assets because the institution will either have lower net interest income or possibly, net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing rate environment.

     Various techniques might be used by an institution to minimize IRR. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management.

     Several ways an institution can manage IRR include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments and hedging existing assets, liabilities, or anticipated transactions. The Company has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments.

     Financial institutions are also subject to repayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refinance their obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields.

     Certain portions of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing or selling assets. Also, Federal Home Loan Bank advances and short-term borrowings provide additional sources of liquidity for the Company.


     Table 15 provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1999 and 1998. The Company had no derivative financial instruments, or trading portfolio, as either date. The expected maturity date values for loans receivable, mortgage-backed securities and investments securities were calculated without adjusting the instrument's contractual maturity date for expectations of prepayments. Expected maturity date values of interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing.

Table 15 - Quantitative and Qualitative Disclosures About Market Risk
           (in thousands)

                                                                                    1 9 9 9
                                                                    Principal/Notional Amount Maturing in:
                                                                    --------------------------------------                    Fair
                                                                                                                             Value
                                            2000        2001       2002       2003       2004      Thereafter    Total     12/31/99
                                            ----        ----       ----       ----       ----      ----------    -----     --------
Rate sensitive assets:

  Fixed interest rate loans (1) (2) (3)    $ 24,213    $ 10,346   $  8,443   $ 11,677   $  21,611   $ 35,903   $ 112,192     111,815
   Average interest rate                      8.30%       8.95%      9.10%      8.86%       8.45%      8.40%       8.54%
  Variable interest rate loans (1) (2) (4)   45,520      12,279     17,941      3,074       5,900        402      85,116      85,116
   Average interest rate                      9.04%       8.57%      8.50%      8.54%       8.58%      8.10%       8.80%
  Fixed interest rate securities (5)            525       3,628      5,404         -           -       6,515      16,072      15,660
   Average interest rate                      5.79%       5.86%      6.20%         -           -       5.72%       5.92%

  Tax-exempt fixed interest rate securities   2,192         800        628      1,299         376      2,164       7,459       7,364
   Average interest rate                      3.70%       4.01%      4.88%      4.03%       3.39%      4.65%       4.15%
  Federal funds sold                          2,200          -          -          -           -          -        2,200       2,200
   Average interest rate                      1.75%          -          -          -           -          -        1.75%
  FHLB stock                                  2,504          -          -          -           -          -        2,504       2,504
   Average interest rate                      8.00%          -          -          -           -          -        8.00%
  Federal reserve stock                         360          -          -          -           -          -          360         360
   Average interest rate                      6.00%          -          -          -           -          -        6.00%
Rate sensitive liabilities:

  Interest bearing demand and demand (6)      4,476          -          -          -           -      85,040      89,516      89,516
   Average interest rate                       .48%          -          -          -           -        .48%        .48%
  Savings and money market (7)                1,151          -          -          -           -      21,878      23,029      23,029
   Average interest rate                      1.50%          -          -          -           -       1.50%       1.50%

  Time deposits                              32,328      19,353     10,617     15,324       9,039         -       86,661      87,189
   Average interest rate                      5.22%       5.06%      5.75%      5.84%       5.76%         -        5.42%
  Fixed interest rate FHLB advances           8,322         348        376        407         440      4,281      14,174      14,181
   Average interest rate                      5.96%       6.04%      6.04%      6.04%       6.04%      6.04%       5.99%
  Variable interest rate securities sold
    under agreements to repurchase            1,423          -          -          -           -          -        1,423       1,423
   Average interest rate                      3.99%          -          -          -           -          -        3.99%
  Fixed interest rate securities sold under
    agreements to repurchase                    579          -          -          -           -          -          579         579
   Average interest rate                      6.13%          -          -          -           -          -        6.13%


(1) Net of undisbursed loan proceeds and does not include net deferral loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes prepayment rate at 5%.
(3) Consumer loans assumes amortization and prepayment rate of 7%.
(4) The majority of adjustable rate loans reprice on a one day delay basis to the national market for prime rate.
(5) 16 % of the investment portfolio is callable and contains insignificant call risk repricing.
(6) For demand deposit portfolios, assumes 5% of portfolio volume subject to price sensitive disintermediation.
(7) For savings and money market portfolios, assumes 5% of portfolios volume subject to price sensitive disintermediation.

                                                                                   1 9 9 8
                                                                    Principal/Notional Amount Maturing in:
                                                                                                                             Fair
                                                                                                                             Value
                                            1999         2000      2001       2002       2003     Thereafter    Total      12/31/98
                                            ----         ----      ----       ----       ----     ----------    -----      --------
Rate sensitive assets:

  Fixed interest rate loans (1) (2) (3)    $  13,079   $  6,775   $ 13,241   $ 10,908   $ 11,435   $ 34,173    $  89,611    $89,387
   Average interest rate                       8.80%      9.18%      9.12%      8.92%      8.81%      7.76%        8.47%
  Variable interest rate loans (1) (2) (4)    37,464     11,726     13,641      2,531      1,955      1,559       68,876     68,876
   Average interest rate                       8.53%      8.99%      8.67%      9.30%      8.53%      8.37%        8.66%

  Fixed interest rate securities               5,267      3,399      2,567      4,916         -       5,529       21,678     21,812
   Average interest rate                       5.90%      6.85%      5.93%      5.13%         -       5.68%        5.82%
  Tax-exempt fixed interest rate securities    1,430        606        801        884      1,298      2,384        7,403      7,606
   Average interest rate                       3.97%      4.18%      4.49%      4.70%      4.57%      5.17%        4.62%
  Federal funds sold                           5,450         -          -          -          -          -         5,450      5,450
   Average interest rate                       4.75%         -          -          -          -          -         4.75%
  FHLB stock                                   2,504         -          -          -          -          -         2,504      2,504
   Average interest rate                       8.00%         -          -          -          -          -         8.00%
  Federal reserve stock                          360         -          -          -          -          -           360        360
   Average interest rate                       6.00%         -          -          -          -          -         6.00%
Rate sensitive liabilities:

  Interest bearing demand and demand (6)       4,190         -          -          -          -      79,616       83,806     83,806
   Average interest rate                        .42%         -          -          -          -        .42%         .42%
  Savings and money market (7)                 1,219         -          -          -          -      23,160       24,379     24,379
   Average interest rate                       1.97%         -          -          -          -       1.97%        1.97%

  Time deposits                               24,099     22,171     16,627      5,552      9,257         -        77,706     78,265
   Average interest rate                       5.12%      5.20%      5.11%      5.37%      5.59%         -         5.21%
  Fixed interest rate FHLB advances              297        322        348        376        407      4,722        6,472      6,580
   Average interest rate                       6.40%      6.04%      6.04%      6.04%      6.04%      6.04%        6.06%
 Variable interest rate securities sold
    under agreements to repurchase             3,603         -          -          -          -          -         3,603      3,603
   Average interest rate                       3.37%         -          -          -          -          -         3.37%
  Fixed interest rate securities sold
    under agreements to repurchase               551         -          -          -          -          -           551        551
   Average interest rate                       4.75%         -          -          -          -          -         4.75%

(1) Net of undisbursed loan proceeds and does not include net deferral loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes prepayment rate at 5%.
(3) Consumer loans assumes amortization and prepayment rate of 7%.
(4) The majority of adjustable rate loans reprice on a one day delay basis to the national market for prime rate.
(5) 16 % of the investment portfolio is callable and contains insignificant call risk repricing.
(6) For demand deposit portfolios, assumes 5% of portfolio volume subject to price sensitive disintermediation.
(7) For savings and money market portfolios, assumes 5% of portfolios volume subject to price sensitive disintermediation.

Forward Looking Statements


     This Registration Statement contains certain forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the Bank include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


Impact of Inflation

     The majority of assets and liabilities of financial institutions are monetary in nature. Generally, changes in interest rates have a more significant impact on earnings of the Bank than inflation. Although influenced by inflation, changes in rates do not necessarily move in either the same magnitude or direction as changes in the price of goods and services. Inflation does impact the growth of total assets, creating a need to increase equity capital at a higher rate to maintain an adequate equity to assets ratio, which in turn reduces the amount of earnings available for cash dividends.


Item 3.  Properties.

                                 BANK PROPERTIES

     The Bank operates from 9 facilities, located in 6 communities primarily in Lenawee County, with a small presence in Hillsdale County and Washtenaw County, Michigan. The Bank's main office is located at 135 East Maumee Street, Adrian, Michigan. This facility is a 3 story 40,768 square foot building constructed in 1906. The Bank's branch offices in Adrian, Hudson, Morenci, Saline, Tecumseh and Waldron, range in size from 1200 square feet to 4000 square feet. All of the properties are owned by the Bank with the exception of one leased office in Saline. The Bank also operates a full service 48 foot long mobile facility, which is used to bring the Bank services to retirement home residents and, from time to time, to test potential future permanent branch office locations.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

               OWNERSHIP OF COMPANY STOCK BY MANAGEMENT AND OTHERS

     The following table sets forth information as of the date of this Registration Statement with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) all directors and executive officers as a group.

                                                             Number of Shares(1)
                                                              Beneficially Owned            Percent of Class(2)
Douglas L. Kapnick  (Director)                                   84,912(3)                        9.95%
Allan F. Brittain (Director & Executive Officer)                 36,445(4)                        4.26%
Fred R. Duncan  (Director)                                       19,796                           2.3%
Edward J. Engle, Jr. (Director)                                   2,008                            *
William R. Gentner  (Director)                                    3,436                            *
J. Paul Rupert (Director)                                         2,544                            *
Emory M. Schmidt (Director)                                       1,612                            *
J. David Stutzman (Director)                                      3,276                            *
Patrick K. Gill (Director & Executive Officer)                    8,046                            *
Pamela S. Fisher  (Executive Officer)                             3,809                            *
Loren V. Happel  (Executive Officer)                                486                            *
Stephen M. Mazurek  (Executive Officer)                           2,896                            *
BONAT (ESOP/401K Trust)                                         103,851                          12.2%
All Directors and Executive Officers as a group
(12 persons)                                                    169,118                          19.57%

*    Less than 1%.

(1) Includes shares subject to stock options which are exercisable within 60 days.
(2) Calculated based on shares outstanding plus shares subject to stock options held by the director or officer which are exercisable within 60 days.
(3)     Includes 4,400 shares owned by Mr. Kapnick's wife's trust.
(4) Includes 13,800 shares owned by Mr. Brittain's wife's trust. Does not include 1,100 shares held by a trust of which Mr. Brittain serves as a trustee but of which the beneficiary is an unrelated third party.

Item 5.   Directors and Executive Officers.

                                   MANAGEMENT

Directors and Executive Officers

     The Company's Articles of Incorporation provide for the Board of Directors to hold office for staggered three year terms. The terms of each director will expire at the annual meeting of shareholders as noted in the following directors and executive officers information Table:

     Name                    Age             Position                                        Term Expiration
     ----                    ---             --------                                        ---------------
Allan F. Brittain            62      Director & Chairman                                           2002
Fred R. Duncan               58      Director                                                      2001
Edward J. Engle, Jr.         57      Director                                                      2002
William R. Gentner           63      Director                                                      2002
Patrick K. Gill              48      Director, President and Chief Executive Officer               2000
Douglas L. Kapnick           56      Director                                                      2002
J. Paul Rupert               57      Director                                                      2001
Emory M. Schmidt             56      Director                                                      2001
J. David Stutzman            53      Director                                                      2000
Pamela S. Fisher             50      Corporate Secretary, First Vice President                     N/A
                                     of Administrative Services
Loren V. Happel              43      Treasurer, First Vice President                               N/A
                                     and Chief Financial Officer
Stephen M. Mazurek           68      Senior Vice President                                         N/A

                                                   Profiles of Directors

Allan F. Brittain (Director since 1976)

Allan Brittain, 62, is Chairman of the Board of the Bank of Lenawee. Mr. Brittain serves on the Executive Committee, Loan Committee, Asset/Liability Committee, Pension, ESOP/401(k) Administrative Committee and the Compensation Committee. He is also a member of the Board of Trustees for Siena Heights University, a Board member of the Adrian Public Schools Educational Foundation, a Board member and Trustee of the Charlotte Stephenson Home and also a Board member of the Educational Advisory Group. Mr. Brittain began his career at the Bank in March of 1963 where he was employed continuously as a full-time employee until his retirement from full-time employment on December 31, 1997. As described below, he continues to provide consulting services to the Company and to the Bank. He resides in Adrian, Michigan.


Fred R. Duncan (Director since 1984)
Fred Duncan, 58, is the former owner of the Metamora Elevator (grain elevator business). He serves on the Loan Committee, the Asset/Liability Committee, and the Audit, Loan Review and Compliance Committee. He is also a member of the Fulton County Extension Office Advisory Board, Chairman of Administrative Board, Metamora United Methodist Church, and a member of the Advisory Board for Owens Community College. Mr. Duncan resides in Shelby, Michigan.

Edward J. Engle, Jr.  (Director since 1986)
Edward Engle, 57, is President of Rima Manufacturing, a screw machine company in Hudson, Michigan. He serves on the Loan Committee and is Chairman of the Audit, Loan Review and Compliance Committee. Mr. Engle is a graduate of DePaul University and Toledo University. Mr. Engle resides in Onsted, Michigan.

William R. Gentner  (Director since 1997)
William Gentner, 63, is Owner and President of Gentner Inc. located in Saline, Michigan, which he founded in Brooklyn, Michigan in 1957. Gentner Inc. is a material supplier consisting of four transportation companies. It has 70 employees and nearly 50 Michigan Gravel Trains. Mr. Gentner serves on the Asset/Liability Committee, and the Audit, Loan Review and Compliance Committee. He is also the President of the Michigan Aggregate Carriers Trucking Association and serves on the 911 Advisory Board for Lenawee County. Mr. Gentner resides in Irish Hills, Michigan.

Patrick K. Gill (Director since 1993)
Patrick Gill, 48, is President and CEO of the Bank of Lenawee. Mr. Gill began his career at the Bank of Lenawee in 1992. Mr. Gill serves on the Executive Committee, the Pension, ESOP/401(k) Administrative Committee, the Compensation Committee and is Chairman of the Loan Committee and the Asset/Liability Committee. Mr. Gill is the Board President of the Lenawee United Way and Volunteer Center. He also serves as a Board member of the Lenawee Chamber of Commerce, a Board member of Catholic Social Services, a member of the Board of Advisors at Adrian College and a Board member of the Saint Joseph Academy Investment Advisory Board. Mr. Gill resides in Adrian, Michigan.

Douglas L. Kapnick (Director since 1982)
Douglas Kapnick, 56, is President of Kapnick and Company. Kapnick and Company is a full service insurance broker with offices in Adrian and Southfield and 85 employees. Mr. Kapnick serves on the Loan Committee, the Compensation Committee and is Chairman of the Executive Committee. He also serves on the Board of Trustees for Siena Heights University, is a Director of the Emma Bixby Medical Center Foundation, a Board member of the Greater Adrian Industrial Development Corporation, and a Board member of the Adrian Symphony. He is also a recipient of the Lenawee Maple Leaf Award. Mr. Kapnick resides in Adrian, Michigan.

J. Paul Rupert Ph.D. (Director since 1992)
Paul Rupert, 57, is President of Today's Office (retail office furniture) and Office Mouse (retail electronics). He serves on the Asset/Liability Committee, the Audit, Loan Review and Compliance Committee and is Chairman of the Pension, ESOP/401(k) Administrative Committee and the Compensation Committee. Dr. Rupert resides in Adrian, Michigan.

Emory M. Schmidt (Director since 1994)
Emory Schmidt, 56, is Vice President of Brazeway, Inc. Brazeway is a world wide leader of extruded aluminum tubing and heat transfer components with facilities in the U.S., Latin America, Europe and Asia. Mr. Schmidt serves on the Executive Committee, the Asset/Liability Committee, the Audit, Loan Review and Compliance Committee and the Compensation Committee. He also serves as a member of the Adrian College Business Advisory Board, is the Vice President of the Adrian Schools Education Foundation, and an Executive Committee Member of Lenawee Health Systems. Mr. Schmidt resides in Adrian, Michigan.

J. David Stutzman (Director since 1993)
David Stutzman, 53, is a General Partner of Raymond & Stutzman Limited Partnership which is a beef feeding and crop farming operation which operates in Seneca, Michigan. Mr. Stutzman serves on the Executive Committee and the Loan Committee. He also serves as a Board member of the Lenawee United Way, is an Advisory Board member of the Producer's Livestock Association, is a past board member of Morenci Area Schools and currently serves on various boards for the First U.C.C. Church. Mr. Stutzman resides in Seneca, Michigan.

Director Compensation

     Directors of the Company are not paid an annual retainer. Directors of the Bank are paid an annual retainer fee of $600 ($5,400 to the Chairman). Compensation is also paid for attendance at Company Board meetings ($150 each meeting) and Bank Board meetings ($250 each meeting), and all committee meetings ($200 each meeting). Discretionary bonuses in the form of stock options were paid as listed below for the years ended December 31, 1999, 1998 and 1997 respectively. During 1999, the Board of Directors of the Company and the Bank held a total of 22 regular meetings. Various committees of the Boards held meetings as needed. Each Director attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees on which they served, except for Mr. Engle who attended 72%

     Mr. Brittain, Chairman of the Board of Directors, and the Bank are parties to a consulting agreement under which he is paid an annual consulting fee of $50,000. They are also parties to a supplemental retirement agreement, which provides for a supplemental retirement benefit for Mr. Brittain. The benefit under the agreement is equal to the difference between the benefit Mr. Brittain would have received under the Bank's Retirement Plan if he had retired at age 65 (normal retirement age) rather than age 60 when he actually retired. His right to the supplemental benefits vests over a five year period ending December 31, 2002, provided he does not become an executive officer of any other bank or financial institution having its main office in Lenawee County, Michigan. The amount of the supplemental benefit is $532 per month.


     Effective February 1, 1996, the Company adopted a Stock Option Plan for directors and executive officers. The plan, unless extended or amended, will terminate January 18, 2001. The plan provides for granting of options covering a total of up to 52,800 shares of the Company's common stock. The plan provides for the grant each year to each director not actively employed by the Company or the Bank, as of the effective date of the plan, of options covering 660 shares of common stock. The Chairman of the Bank and the President of the Bank and other individuals are entitled to receive options covering a number of shares determined by a committee of directors who are not employees of the Bank or the Company. Options granted under the plan, vest at the rate of 20% at each anniversary of the option grant date. Vesting is accelerated upon the optionee's attainment of age 62, in the event of a change of control of the Company, the death of the optionee or the optionee's total disability. The option price under all options granted to date has been the most recent independent appraised price for purposes of the Bank's Employee Stock Ownership Plan. The term of each Option is established by the committee but may not exceed ten years from the date of grant.

Stock Options granted to directors:

1999                               1998                              1997

Each Outside Director: 660         Each Outside Directors:  660      Each Outside Directors: 600
Chairman:  660                     Chairman:  660                    Chairman:  None
CEO:  440                          CEO:  400                         CEO:  1000
Exercise Price - ALL OPTIONS -     Exercise Price - ALL OPTIONS -    Exercise Price - ALL OPTIONS -
$36.00 Per Share                   $25.00 Per Share                  $20.69 Per Share

(NOTE:  All amounts shown have been adjusted for stock splits.)

     The Audit Committee, comprised of five nonemployee directors met on three occasions during 1999. Its primary duties and responsibilities include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Company and the Bank, reviewing the scope and fees for the audit, reviewing all the reports received from the independent certified public accountants, and coordinating matters with the internal auditing function.


Item 6.  Executive Compensation.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer and Chief Financial Officer. There are no employees of the Company; all personnel are employed by the Bank. No other executive officers of the Company or the Bank received annual compensation in excess of $100,000 during this period.

                                                                                                     All Other
      Name and Principal Position             Year             Salary              Bonus            Compensation
      ---------------------------             ----             ------              -----            ------------
Patrick K. Gill, President/CEO                1999            $130,000            $48,950          $61,600 (1)
                                              1998             130,000             15,900           42,900 (2)
                                              1997             125,000              3,100
Loren V. Happel, CFO                          1999            $ 80,400            $22,100
                                              1998              80,400              9,900
                                              1997              78,000              2,100

(1) Includes the value of a 500 share grant of Company common stock, amounts reimbursed for payment of taxes and automobile lease payments.

(2) Includes the value of a 250 share grant of Company common stock, amounts reimbursed for payment of taxes and automobile lease payments.


     In 1999, Patrick K. Gill and the Bank executed an agreement that outlines his compensation arrangement. That compensation consists of a minimum base salary of $150,000, participation in a cash incentive program, participation in a shareholder-approved stock option program for directors and certain executive officers, a 1,000 share stock award, a leased vehicle and all other benefits as may be provided to employees generally. The agreement also outlines various termination scenarios and the compensation and/or benefits to be paid under each. In the event of an involuntary termination, without cause, of Mr. Gill's employment, or his resignation for good reason (change in duties or responsibilities or reduction in base salary), his compensation and benefits will be paid for twelve months. Should his employment be terminated for cause, or he resign without good reason, no salary continuation will be paid and benefits will only be provided in accordance with the plans and practices applicable to employees generally.


     The Bank maintains a defined benefit pension plan for substantially all employees. The Bank also maintains an Employee Stock Ownership and 401(k) plan covering substantially all employees.

                  EXECUTIVE OPTION GRANTS IN LAST FISCAL YEAR

                                      Percent of
                                         Total
                       Number of        Options

                        Shares        Granted to                                        Potential Realizable Value at
                      Underlying       Employees                                        Assumed Annual Rates of Stock
                        Options        in Fiscal      Exercise       Expiration       Price Appreciation for Option Term
                        Granted          Year           Price           Date            0%              5%           10%
                       ---------       ---------      ---------      ----------     ---------------------------------------
Patrick K. Gill           440            100%         $36.00(1)         2009         $17,160(2)      $27,952       $44,509

(1) Appraised value in the most recent independent appraisal performed for purposes of the Bank's Employee Stock Ownership Plan.
(2) Computed based on last sale price, during 1999, of which management is aware.

                             YEAR END OPTION VALUES

                                                              Number of Shares Underlying         Value of Unexercised
                                                                 Unexercised Options at          In-the-Money Options at

                      Shares Acquired                              December 31, 1999                December 31, 1999
       Name             On Exercise      Value Realized        Exercisable/Unexercisable        Exercisable/Unexercisable
       ----             -----------      --------------        -------------------------        -------------------------
Patrick K. Gill             -0-                -0-                    744/156                      $40,632/$75,685


Item 7.  Certain Relationships and Related Transactions.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and officers of the Company have had, and are expected to have in the future, loan and other extension of credit transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, such transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The maximum aggregate credit available to such persons as a group pursuant to lines of credit and similar means at no point in time during 1999 exceeded $3,159,401. All such future transactions, including transactions with principal shareholders and other Company affiliates, will be made in the ordinary course of business, on terms no less favorable to the Company than with other customers, and will be subject to approval by a majority of the Company's independent, outside disinterested directors.



     The Company and the Bank purchase all of their insurance products through an insurance agency owned primarily by Mr. Kapnick, one of the directors. All insurance products are purchased at rates which are believed to be competitive for the same or comparable insurance products which could be purchased through other agencies. Total premiums paid to Mr. Kapnick's agency for one year of insurance coverage purchased by the Company and the Bank during 1999 were approximately $86,300.

Item 8.   Legal Proceedings.

                                LEGAL PROCEEDINGS

     Neither the Company nor the Bank as of December 31, 1999 were involved in any legal proceedings other than routine litigation incidental to the ordinary conduct of the business of the bank, none of which would result in a material impact on the Company or the Bank, individually or in the aggregate, in the event of an adverse outcome.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

     There is no active market for Company's Common Stock, and there is no published information with respect to its market price. There are occasional sales through brokers and direct sales by shareholders of which the Company's management is aware. It is the understanding of the management of the Company that over the last three years, the Company's Common Stock has sold at prices in excess of book value. From January 1999, through December 1999, there were, so far as the Company's management knows, 212 sales of shares of the Company's Common Stock, involving a total of 83,710 shares. The price was reported to management in only a few of these transactions, and management has no way of confirming the prices that were reported. During this period, the highest price known by management to be paid was $75.00 per share, and the lowest price was $46.00 per share. To the knowledge of management, the last sale of Common stock occurred on December 23, 1999, involving the sale of 75 shares at a price of $75.00 per share.

     The following table sets forth the range of high and low sales prices of the Company's Common Stock during 1999, 1998 and 1997, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed below:

                                                                                     Cash
                                           Sales Prices (1)                  Dividends Declared (1)
                                           ----------------                  ----------------------
             1997                      High                Low
First Quarter...............          $23.25              $23.25                      0.15
Second Quarter..............          $23.25              $23.25                      0.15
Third Quarter...............          $24.50              $24.00                      0.15
Fourth Quarter..............          $25.00              $24.50                      0.15

             1998                      High                Low
First Quarter...............          $26.25              $25.00                      0.20
Second Quarter..............          $35.00              $26.25                      0.15             2 for 1 split
Third Quarter...............          $42.50              $37.00                      0.16
Fourth Quarter..............          $45.00              $42.50                      0.16

             1999                      High                Low
First Quarter...............          $46.00              $46.00                      0.23
Second Quarter..............          $52.50              $47.50                      0.16
Third Quarter...............          $70.00              $52.50                      0.17             2 for 1 split
Fourth Quarter..............          $75.00              $70.00                      0.19

(1)  Adjusted for all stock splits.

     There are 3,000,000 shares of the Company's Common stock authorized, of which 852,410 shares were issued and outstanding as of December 31, 1999. There were approximately 540 shareholders of record, including trusts and shares jointly owned, as of that date.

     The holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for that purpose. Dividends have been paid four times annually. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Company and the Bank, along with other relevant factors. The Company's principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Company and the Bank to pay dividends is subject to regulatory restrictions and requirements. See the discussion under "Business-Supervision and Regulation" above.

Item 10. Recent Sales of Unregistered Securities.

     During the last three years the Company issued a total of 9,722 shares of its common stock. Of these shares, 6,422 shares were issued to the trustee of the Bank's Employee Stock Ownership/401(k) Plan, 750 shares were issued to the Company's president and chief executive officer as compensation for services, and 2,550 shares were issued to directors who exercised stock options. Exemption from registration is claimed under Rule 147 and Section 4(2) of the Securities Act of 1933. All shares were issued by a Michigan corporation to residents of Michigan who acquired the shares for investment.

Item 11. Description of Registrant's Securities to be Registered.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, which are filed as an exhibit to this Registration Statement and are incorporated herein by reference.

     Under its Articles of Incorporation, as amended, the Company's authorized capital stock consists of 3,000,000 shares of Common Stock, no par value per share, of which 852,410 shares are outstanding and held of record by approximately 540 persons as of the date of this Registration Statement.

     All voting rights are vested in the holders of shares of Common Stock, with each share entitling the holder to one vote. The shares of Common Stock do not have cumulative voting rights, and holders have no preemptive right to subscribe for additional securities issuable by the Company.

     In the event of the liquidation of the Company, the holders of Common Stock are entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them after satisfaction of the liquidation preferences of any outstanding Preferred Stock. Subject to any prior rights of the holders of Preferred Stock then outstanding, holders of the Company's Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available for that purpose. The outstanding shares of Common Stock are fully paid and nonassessable.

     The Board of Directors of the Company believes that the availability for issuance of a substantial number of shares of the Company's Common Stock at the discretion of the Board of Directors is advisable to provide the Company with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividend in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of the Company's Common Stock.

     Uncommitted authorized but unissued shares of the Company's Common Stock may be issued from time to time to such persons and for such consideration as the Board of Directors of the Company may determine and holders of the then outstanding shares of Company Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the Board of Directors of the Company regarding the submission of such issuance to the Company's stockholders. As noted, the Company's stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of the Company's Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of the Company. Under such circumstances, the availability of authorized and unissued shares of the Company's capital stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors of the Company in opposing such an attempt by a third party to gain control of the Company. The issuance of new shares of the Company's capital stock could also be used to dilute ownership of a person or entity seeking to obtain control of the Company. Although the Company does not currently contemplate taking any such action, shares of the Company's capital stock could be issued for the purposes and effects described above and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

Anti-Takeover Provisions

     In addition to the utilization of authorized but unissued shares as described above, the Company's Articles of Incorporation and the Michigan Business Corporation Act ("MBCA") contain other provisions which could be utilized by the Company to impede certain efforts to acquire control of the Company. Those provisions include the following:

     Anti-Takeover Legislation. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporation (the "Control Share Act").

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles a corporation to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The Control Share Act applies only to an "issuing public corporation." The Company falls within the statutory definition of an ""issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. The Company has not "opted out" of the Control Share Act.

     Fair Price Provision. Article X of the Company's Articles contains fair price provisions comparable to those contained in the "Fair Price Act" provisions of the MBCA. Article X provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the Company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the Company is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the Company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of Article X do not apply to business combinations with an interested shareholder that the "Continuing Directors" (as defined below) have approved.

     Classified Board. Pursuant to Article VIII of the Company's Articles, the Board of Directors of the Company is classified into three classes, with each class serving a staggered, three-year term. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of the Company even though opposed by the holders of a majority of the outstanding shares of the Company's Common Stock.

     Under the Company's Bylaws, all nominations for directors by a stockholder must be delivered to the Company in writing at least 60 days prior to the annual meeting of the shareholders, regardless of any postponements, deferrals, or adjournments of the meeting to a later date. A nomination that is not received prior to this deadline will not be placed on the ballot. The Board believes that advance notice of nominations by shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

     The Company's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder" (generally, an owner of 10% or more of the Company's outstanding voting shares) and was a member of the Board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

     Board Evaluation of Certain Offers. Article IX of the Company's Articles provides that the Board of Directors shall not approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any Company Common Stock, to merge or consolidate the Company with any other entity, or to purchase or acquire all or substantially all of the Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company. In doing so, the Board may rely on an opinion of legal counsel who is independent from the offeror, and/or may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination, the Board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its shareholders, considering historical trading prices of the Company's Common Stock, the price that could be achieved in a negotiated sale of the Company as a whole, past offers, and the future prospects of the Company; (ii) the potential social and economic impact of the proposed transaction on the Company, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

     Amendment or Repeal of Certain Provisions of the Articles. Under Michigan law, the Board of Directors need not adopt a resolution setting forth an amendment to the Articles of Incorporation before the shareholders may note on it. Unless the Articles of Incorporation provide otherwise, amendments to the Articles of Incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

     The Company's Articles require, in order to amend, repeal or adopt any provision inconsistent with Article VIII relating to the Board of Directors, the affirmative vote of at least 80% of the issued and outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting as a single class; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the "continuing directors."

     In order to amend, repeal, or adopt any provision that is inconsistent with
Article IX, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

     The Company's Articles require, in order to amend, repeal or adopt any provision inconsistent with Article X relating to business combinations, the affirmative vote of at least 90% of the issued and outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting as a single class, including the affirmative vote of the holder's of not less than two-thirds of such stock not owned directly or indirectly by any interested shareholder; provided, however, that such amendment or repeal or inconsistent provision may be approved by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by a majority of the Continuing Directors.


     Potential Impact of Anti-Takeover Provisions. The provisions described in this section, "Anti-Takeover Provisions," could render it more difficult to remove management or for persons seeking to affect a merger or otherwise gain control of the Company. These provisions could, thus, adversely affect the potential realizable value of shareholders' investments.


Item 12.  Indemnification of Directors and Officers.

               INDEMNIFICATION MATTERS AND LIMITATION OF LIABILITY

     The Company's Articles and Bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by law in connection with any actual or threatened proceedings in which such persons are a witness or which is brought against them in their capacity as a director, officer, employee, agent, or fiduciary of the Company or any entity which such persons serve at the request of the Company.

     The MBCA provides a detailed statutory framework addressing the indemnification of directors, officers, employees and agents against liabilities and expenses from legal proceedings brought against them by reason of their status or service in their respective corporate capacities. The MBCA distinguishes between indemnification in actions threatened or made by third parties and actions threatened or made by or in the right of a corporation. A corporation is permitted to grant indemnification for actual and reasonable expenses (including attorneys' fees), judgments, fines and settlement amounts as a result of actions, suits or proceedings threatened or made by third parties. With respect to actions brought by or in the right of the corporation, a corporation may only provide indemnification for actual and reasonable expenses (including attorneys' fees) and settlement amounts. Also, under the MBCA, indemnification may be mandatory or discretionary. Indemnification of expenses is mandatory to the extent that a person has been successful in defending any action. In situations where indemnification is not mandatory, a corporation is permitted to indemnify its personnel upon a determination that such person or persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. This determination may be made by a majority of a he quorum of disinterested directors, a committee of disinterested directors, independent legal counsel, all independent directors not a party to the action, or the shareholders. In the event an individual is found liable to the corporation as a result of a claim brought by or in the right of the corporation, the determination must be by the court where the action is litigated or another court of competent jurisdiction. The MBCA also authorizes the advancement of litigation expenses upon the receipt of an undertaking by the individual to repay such expenses if it is ultimately determined that the individual is not entitled to indemnification.

     The Company's Articles also limit the personal liability of directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions. Under Michigan law, directors owe certain fiduciary duties to the corporation which they serve and its shareholders, including the duty of care (which requires a director to make informed and well-reasoned business decisions) and the duty of loyalty (which requires a director to act in good faith and in the best interests of the corporation and its shareholders). The Company's Articles provide the Company's directors with protection against personal monetary liability for breaches of their duty of care, including negligence or gross negligence, in the performance of their duties as directors. However, directors of the Company remain liable for (a) the amount of a financial benefit received to which the director was not entitled; (b) intentional infliction of harm on the Company or its shareholders; or (c) intentional criminal acts. Also, the Articles do not absolve directors of liability under Section 551(1) of the MBCA, which proscribes the unlawful declaration of dividends, or other distributions of assets to shareholders, the unlawful purchase of shares of the Company's securities and the making of an unlawful loan to an officer, director or employee of the Company. If the MBCA is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Company will be eliminated or limited to the fullest extent permitted by the MBCA, as so amended, without further action or approval by the shareholders, unless shareholder approval is required by the amending legislation. While the Articles provide directors with protection from awards of monetary damages for breaches of their duty of care, it does not eliminate a director's duty of care. The Articles have no effect on the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of duty; however, in some circumstances as a practical matter, equitable remedies may be of limited utility. In addition, the Articles apply only to claims against a director arising out of his or her role as a director; it does not apply to his or her acts or omissions in any other capacity, such as an officer, or to his or her responsibilities under other laws, such as federal securities laws. Also, the Restated do not apply to actions by third parties with no relationship to the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.



                                    CONTENTS



REPORT OF INDEPENDENT AUDITORS............................................... 44

CONSOLIDATED BALANCE SHEETS.................................................. 45

CONSOLIDATED STATEMENTS OF INCOME............................................ 46

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY................... 47

CONSOLIDATED STATEMENTS OF CASH FLOWS........................................ 48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................... 50

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Lenawee Bancorp, Inc.
Adrian, Michigan


We have audited the accompanying consolidated balance sheets of Lenawee Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lenawee Bancorp, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.



                                                Crowe, Chizek and Company LLP

South Bend, Indiana
January 25, 2000, except for
Note 4, for which the date is
February 16, 2000

                              LENAWEE BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                             1999                 1998
                                                                             ----                 ----
ASSETS
Cash and due from banks                                                 $   7,309,898        $   8,261,918
Federal funds sold                                                          2,200,000            5,450,000
Commercial paper                                                                    -            4,989,596
                                                                        -------------        -------------
     Total cash and cash equivalents                                        9,509,898           18,701,514

Securities available for sale                                              23,024,175           29,418,472
Federal Home Loan Bank stock, at cost                                       2,503,700            2,503,700
Federal Reserve Bank stock, at cost                                           360,000              360,000

Loans receivable, net of allowance for loan losses:
  $4,646,484 - 1999, $2,181,749 - 1998                                    192,720,533          156,271,847
Loans held for sale                                                           758,651            2,864,345
Premises and equipment, net                                                 6,521,024            6,605,704
Accrued interest receivable                                                 1,576,279            1,694,135
Mortgage servicing asset                                                    1,335,419            1,098,116
Other assets                                                                1,593,829              895,831
                                                                        -------------        -------------
         Total assets                                                   $ 239,903,508        $ 220,413,664
                                                                        =============        =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Noninterest bearing                                                $  36,686,950        $  33,717,972
     Interest bearing                                                     162,519,459          152,172,979
                                                                        -------------        -------------
         Total deposits                                                   199,206,409          185,890,951

Borrowed funds                                                             16,176,754           10,625,614
Accrued interest payable                                                      643,831              556,498
Other liabilities                                                           1,101,253              995,201
                                                                        -------------        -------------
     Total liabilities                                                    217,128,247          198,068,264

Common stock subject to repurchase obligation in ESOP                       4,326,300            3,697,800

Shareholders' equity
     Common stock and paid-in capital, no par
       value:  3,000,000 shares authorized; shares
       issued and outstanding:  852,410 - 1999; 425,390 - 1998             10,430,303           10,999,709
     Retained earnings                                                      8,352,940            7,424,937
     Accumulated other comprehensive income,
       net of tax                                                            (334,282)             222,954
                                                                        -------------        -------------
         Total shareholders' equity                                        18,448,961           18,647,600
                                                                        -------------        -------------

              Total liabilities and shareholders' equity                $ 239,903,508        $ 220,413,664
                                                                        =============        =============

                 See accompanying notes to financial statements.

                              LENAWEE BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1999, 1998 and 1997

                                                                 1999                1998                1997
                                                                 ----                ----                ----
Interest and dividend income
     Loans receivable, including fees                         $ 16,025,062      $ 15,291,800        $  14,538,552
     Taxable securities                                          1,222,553         1,290,115            1,666,453
     Nontaxable securities                                         309,750           281,254              199,544
     Federal funds sold                                            118,244           277,178              238,428
     Dividend income                                               221,937           222,597              217,050
     Other                                                          25,184           154,327               69,029
                                                              ------------      ------------        -------------
         Total interest and dividend income                     17,922,730        17,517,271           16,929,056

Interest expense
     Deposits                                                    5,693,930         6,262,000            6,351,573
     Federal Home Loan Bank advances                               463,671           801,050            1,126,055
     Other                                                         154,620           142,565              108,793
                                                              ------------      ------------        -------------
         Total interest expense                                  6,312,221         7,205,615            7,586,421
                                                              ------------      ------------        -------------

Net interest income                                             11,610,509        10,311,656            9,342,635
     Provision for loan losses                                   2,560,000           239,000              245,000
                                                              ------------      ------------        -------------
Net interest income after provision for
  loan losses                                                    9,050,509        10,072,656            9,097,635

Noninterest income
     Service charges and fees                                      778,625           616,119              580,640
     Net gains on loan sales                                     1,032,371         1,994,470              789,898
     Loan servicing fees, net of amortization                      113,222          (144,808)             161,964
     Other                                                         313,044           384,707              236,083
                                                              ------------      ------------        -------------
                                                                 2,237,262         2,850,488            1,768,585
Noninterest expense
     Salaries and employee benefits                              5,034,569         5,090,788            4,140,912
     Occupancy and equipment                                     1,677,784         1,585,721            1,518,713
     Insurance                                                      63,851           118,223              105,531
     Printing, postage  and supplies                               327,807           333,148              289,740
     Professional and outside services                             208,566           362,345              299,936
     State and other taxes                                         169,032           172,052              153,989
     Mobile banking costs                                          236,246           224,325              240,260
     Receivable financing services                                 282,372           187,126              119,485
     Other                                                         994,229           838,942              763,714
                                                              ------------      ------------        -------------
                                                                 8,994,456         8,912,670            7,632,280
                                                              ------------      ------------        -------------

Income before income taxes                                       2,293,315         4,010,474            3,233,940
     Income tax expense                                            730,537         1,350,000            1,101,700
                                                              ------------      ------------        -------------

Net income                                                    $  1,562,778      $  2,660,474        $   2,132,240
                                                              ============      ============        =============
Basic earnings per share                                      $       1.83      $       3.13        $        2.51
                                                              ============      ============        =============
Diluted earnings per share                                    $       1.83      $       3.12        $        2.51
                                                              ============      ============        =============

                 See accompanying notes to financial statements.

                              LENAWEE BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998 and 1997

                                                       Common                               Accumulated
                                                      Stock and                                Other               Total
                                                       Paid-In           Retained          Comprehensive       Shareholders'
                                                       Capital           Earnings             Income              Equity
                                                       -------           --------             ------              ------
Balance January 1, 1997                            $  12,035,728       $   3,711,102      $      (25,859)     $    15,720,971

Comprehensive income:
    Net income                                                             2,132,240                                2,132,240
    Unrealized gains/losses on securities                                                        231,921
    Reclassifications for realized (gains)/losses                                                 12,250
    Tax effect                                                                                   (82,965)
                                                                                                 -------              -------
       Total other comprehensive income                                                          161,206              161,206
                                                                                                 -------              -------
          Total comprehensive income                                                                                2,293,446
                                                                                                                    ---------

Change in common stock subject to repurchase            (260,700)                                                    (260,700)

Retirement of stock - 4,336 shares                      (189,013)                                                    (189,013)

Stock options exercised-issuance of
  630 common shares                                       24,638                                                       24,638

Proceeds from sale of stock -  1,368 shares               57,718                                                       57,718

Cash dividends - $.60 per share                                             (509,652)                                (509,652)
                                                      ----------            --------             -------             --------
Balance December 31, 1997                             11,668,371           5,333,690             135,347           17,137,408

Comprehensive income:

    Net income                                                             2,660,474                                2,660,474
    Unrealized gains/losses on securities                                                        132,738
    Tax effect                                                                                   (45,131)
                                                                                                 -------               ------

       Total other comprehensive income                                                           87,607               87,607
                                                                                                  ------               ------
          Total comprehensive income                                                                                2,748,081
                                                                                                                    ---------
Change in common stock subject to repurchase            (761,300)                                                    (761,300)

Retirement of stock - 1,088 shares                       (27,200)                                                     (27,200)

Stock options exercised-issuance of
  1,920 common shares                                     41,138                                                       41,138

Proceeds from sale of stock - 3,148 shares                78,700                                                       78,700

Cash dividends - $.67 per share                                             (569,227)                                (569,227)
                                                      ----------            --------            --------             --------
Balance December 31, 1998                             10,999,709           7,424,937             222,954           18,647,600

Comprehensive income:

    Net income                                                             1,562,778                                1,562,778
    Unrealized gains/losses on securities                                                       (848,818)
    Reclassifications for realized gains/losses                                                    4,520
    Tax effect                                                                                   287,062
                                                                                                 -------             --------

       Total other comprehensive income                                                         (557,236)            (557,236)
                                                                                                --------             --------
          Total comprehensive income                                                                                1,005,542
                                                                                                                    ---------
Change in common stock subject to repurchase            (628,500)                                                    (628,500)

Retirement of stock - 1,026 shares                       (36,936)                                                     (36,936)

Proceeds from sale of stock - 2,656 shares                96,030                                                       96,030

Cash dividends - $.75 per share                                             (634,775)                                (634,775)
                                                   -------------       -------------      --------------      ---------------
Balance December 31, 1999                          $  10,430,303       $   8,352,940      $     (334,282)     $    18,448,961
                                                   =============       =============      ==============      ===============

                 See accompanying notes to financial statements.

                              LENAWEE BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997

                                                                       1999                1998              1997
                                                                       ----                ----              ----
Cash flows from operating activities
     Net income                                                      $ 1,562,778       $ 2,660,474       $ 2,132,240
     Adjustments to reconcile net income to
       net cash from operating activities
         Depreciation                                                    709,035           749,603           685,786
         Provision for loan losses                                     2,560,000           239,000           245,000
         Net amortization and accretion on securities
          available for sale                                             116,787            72,446            35,888
         Amortization of mortgage servicing rights                       257,597           397,391           123,026
         Loans originated for sale                                   (47,554,219)     (102,921,516)      (36,344,318)
         Proceeds from sales of mortgage loans                        49,491,958       103,889,773        36,498,981
         Net gains on sales of mortgage loans                         (1,032,371)       (1,994,470)         (789,898)
     Net change in:
         Deferred loan origination fees                                  (92,717)           60,964            85,775
         Accrued interest receivable                                     117,856           (43,629)          124,061
         Other assets                                                   (235,246)          353,691           892,799
         Accrued interest payable                                         87,333          (117,783)           48,597
         Other liabilities                                               106,052           142,391           164,056
                                                                     -----------      ------------      ------------

              Net cash from operating activities                       6,094,843         3,488,335         3,901,993

Cash flows from investing activities Proceeds from:
         Maturities, calls and principal payments on
           securities available for sale                               9,699,134        11,684,767         6,647,115
         Sales of securities available for sale                        7,674,558                 -         9,002,934
         Sales of portfolio loans                                      1,483,725        10,424,013         3,481,411
     Purchases of:
         Securities available for sale                               (11,945,000)      (17,164,219)       (8,670,078)
         Stock in Federal Home Loan Bank                                       -                 -          (184,300)
         Premises and equipment                                         (634,714)       (1,028,051)       (1,224,588)
     Net increase in loans                                           (39,916,902)       (8,113,718)      (16,031,997)
     Recoveries on loans charged-off                                      61,823            37,259            34,485
                                                                     -----------      ------------      ------------

              Net cash from investing activities                     (33,577,376)       (4,159,949)       (6,945,018)

                                   (Continued)

                             LENAWEE BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997

                                                                    1999                1998                1997
                                                                    ----                ----                ----
Cash flows from financing activities
     Net change in deposits                                      $    13,315,458      $   10,917,507      $   15,649,027
     Net change in other borrowed funds                                5,551,140          (5,719,901)         (6,589,458)
     Repurchase of common stock                                          (36,936)           (27,200)            (189,013)
     Issuance of common stock                                             96,030             78,700               57,718
     Exercise of stock options                                                 -             41,138               24,638
     Dividends paid and fractional shares                               (634,775)          (569,227)            (509,652)
                                                                 ---------------      -------------       --------------

              Net cash from financing activities                      18,290,917          4,721,017            8,443,260
                                                                 ---------------      -------------       --------------
Net change in cash and cash equivalents                               (9,191,616)         4,049,403            5,400,235

Cash and cash equivalents at beginning of year                        18,701,514         14,652,111            9,251,876
                                                                 ---------------      -------------       --------------
Cash and cash equivalents at end of year                         $     9,509,898      $  18,701,514       $   14,652,111
                                                                 ===============      =============       ==============

Supplemental schedule of noncash activities Transfer from:
         Loans to foreclosed real estate                         $       160,811      $     239,144       $      488,874
         Portfolio loans to loans held for sale                                -          2,065,245                    -
         Loans held for sale to portfolio loans                          679,146                  -                    -

     Cash paid for:
         Interest                                                $     6,521,024      $   7,323,398       $    7,537,824
         Income taxes                                                  1,215,000          1,602,000            1,152,275

          See accompanying notes to consolidated financial statements.

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Lenawee Bancorp, Inc., its wholly-owned subsidiary, Bank of Lenawee, and its wholly-owned subsidiary, Lenawee Financial Services, (together referred to as "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations,  Industry Segments and  Concentrations of Credit Risk: The
Company  is  a  one-bank   holding  company  which  conducts   limited  business
activities. The Bank performs the majority of business activities.

The Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and light industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Bank offers a variety of deposit products, including checking, savings, money market, individual retirement accounts and certificates of deposit. While the Company's chief decision maker monitors the revenue stream of various Company products and services, operations are managed and financial performance is evaluated on a Company wide basis. Accordingly, all of Company's banking operations are considered by management to be aggregated into one operating segment.

The principal market for the Bank's financial services are the Michigan communities in which the Bank is located and the areas immediately surrounding these communities. The Bank serves these markets through nine offices located in Lenawee, Hillsdale and Washtenaw Counties in Michigan.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of securities and other financial instruments are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions, federal funds sold and commercial paper with original maturities of 90 days or less. Cash flows are reported, net, for customer loan and deposit transactions, securities sold under agreements to repurchase with original maturities of 90 days or less and U.S. Treasury demand notes.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (Continued)

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income and shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value, with unrealized gains and losses included in earnings. Securities are written down to fair value when a decline in fair value is not temporary. Other securities such as Federal Home Loan Bank and Federal Reserve Bank stock are carried at cost.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premiums and discounts, is included in earnings.

Loans Held for Sale: Loans held for sale are reported at the lower of cost or market value in aggregate. Net unrealized losses are recorded in a valuation allowance by charges to income.

Loans Receivable: Loans receivable are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days, unless the loan is both well secured and in the process of collection. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgement, should be charged-off. A problem loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (Continued)

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging from 10 to 40 years for buildings and improvements, and 3 to 10 years for furniture and equipment. These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur. Major improvements are capitalized.

Servicing Rights: Servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.

Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Other Real Estate Owned: Real estate properties acquired in collection of a loan receivable are recorded at fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expense. Other real estate owned amounts to $255,000 and $341,000 at December 31, 1999 and 1998.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (Continued)

Benefit Plans: A defined benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized. Profit-sharing and 401(k) plan expense is the amount contributed as determined by Board decision.

Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Proforma disclosures of net income and earnings per share are provided as if the option's fair value had been recorded using an option pricing model.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Earnings and Dividends Per Share: Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share shows the dilutive effect of any additional potential common shares. Earnings and dividends per common share are restated for all stock splits and stock dividends, including the two-for-one splits declared in 1999 and 1998.

Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional shares are paid in cash for all stock dividends.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized appreciation (depreciation) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity. The accounting standard that requires reporting comprehensive income first applied for 1998, with prior information restated to be comparable.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to make loans, which are not recorded in the financial statements.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                    NOTES TO CONSOLIATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance-sheet financial instruments does not include the value of anticipated future business or values of assets and liabilities not considered financial instruments.

Reclassifications: Some items in the prior year financial statements have been reclassified to conform with the current year presentation.


NOTE 2 - SECURITIES

Year-end securities available for sale were as follows:

                                                                     Gross             Gross
                                                 Amortized        Unrealized        Unrealized            Fair
1999                                               Cost              Gains            Losses              Value
----                                               ----              -----            ------              -----
     U. S. Treasury and
        U.S. Government agencies             $   7,400,712        $       -        $  (231,465)      $   7,169,247
     Obligations of states and
        political subdivisions                   9,473,289           24,091           (120,895)          9,376,485
     Corporate notes                               559,139                -            (12,920)            546,219
     Mortgage-backed securities                  6,097,524                -           (165,300)          5,932,224
                                             -------------        ---------        -----------       -------------
                                             $  23,530,664        $  24,091        $  (530,580)      $  23,024,175
                                             =============        =========        ===========       =============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 2 - SECURITIES (Continued)

                                                                     Gross             Gross
                                                 Amortized        Unrealized        Unrealized            Fair
1998                                               Cost              Gains            Losses              Value
----                                               ----              -----            ------              -----
     U. S. Treasury and
        U.S. Government agencies               $  12,696,682       $   86,443      $     (9,075)      $    12,774,050
     Obligations of states and
        political subdivisions                     9,014,078          221,651            (4,175)            9,231,554
     Corporate notes                               1,831,724           12,457                 -             1,844,181
     Mortgage-backed securities                    5,538,179           34,459            (3,951)            5,568,687
                                               -------------       ----------      ------------       ---------------
                                               $  29,080,663       $  355,010      $    (17,201)      $    29,418,472
                                               =============       ==========      ============       ===============

Contractual maturities of debt securities at year-end 1999 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                        Amortized              Fair
                                                                          Cost                 Value
                                                                          ----                 -----
     Due in one year or less                                         $      2,519,811    $     2,517,046
     Due from one to five years                                            11,987,913         11,734,759
     Due from five to ten years                                             2,225,416          2,152,249
     Due after ten years                                                      700,000            687,897
                                                                     ----------------    ---------------
                                                                           17,433,140         17,091,951
     Mortgage-backed securities                                             6,097,524          5,932,224
                                                                     ----------------    ---------------
                                                                     $     23,530,664    $    23,024,175
                                                                     ================    ===============

Sales of securities available for sale were:

                                                        1999                   1998              1997
                                                        ----                   ----              ----
     Proceeds from sales                            $  7,674,558             $      -         $  9,002,934
     Gross gains from sales                                5,785                    -                9,998
     Gross losses from sales                             (10,305)                   -              (22,248)

In addition to Federal Home Loan Bank (FHLB) stock, securities having an amortized cost of approximately $13,107,000 and $17,373,000 at year-end 1999 and 1998 were pledged to secure FHLB advances, public deposits, securities sold under agreements to repurchase and U.S. Treasury demand notes. Except as indicated, total securities of any state (including all its political subdivisions) were less than 10% of shareholders' equity. At year-end 1999 and 1998, the amortized cost of securities issued by the state of Michigan and all its political subdivisions totaled $7,210,000 and $6,100,000 with an estimated market value of $7,174,000 and $6,272,000.

                                  (Continued)

NOTE 3 - LOANS RECEIVABLE

Year-end loans receivable are as follows:

                                                                            1999                1998
                                                                            ----                ----
     Commercial                                                      $    103,569,923      $    78,347,516
     Agricultural                                                          31,754,542           34,103,673
     Real Estate Mortgage                                                  17,203,006            9,548,272
     Real Estate Construction                                               9,934,302            7,462,111
     Consumer                                                              34,846,379           29,025,876
                                                                     ----------------      ---------------
        Gross loans receivable                                            197,308,152          158,487,448

     Deferred loan origination fees/costs, net                                 58,865              (33,852)
     Allowance for loan losses                                             (4,646,484)          (2,181,749)
                                                                     ----------------      ---------------
        Net loans receivable                                         $    192,720,533      $   156,271,847
                                                                     ================      ===============

Certain directors and executive officers of the Company, including associates of such persons, were loan customers of the Company during 1999 and 1998. A summary of aggregate related party loan activity for loans aggregating $60,000 or more to any related party is as follows:

                                                                                1999               1998
                                                                                ----               ----
     Balance at January 1                                                $    3,062,973     $    4,895,617
     New loans                                                                3,304,811          7,226,060
     Repayments                                                              (3,560,342)        (9,088,533)
     Other changes                                                                    -             29,829
                                                                         --------------     --------------
     Balance at December 31                                              $    2,807,442     $    3,062,973
                                                                         ==============     ==============

Other changes include adjustments for persons included in one reporting period that are not reported in the other reporting period.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

                                                       1999                 1998                1997
                                                       ----                 ----                ----
     Beginning balance                             $  2,181,749        $   1,964,473        $   1,761,117
     Loan charge-offs                                  (157,088)             (58,983)             (76,129)
     Loan recoveries                                     61,823               37,259               34,485
                                                   ------------        -------------        -------------
                  Net loan charge-offs                  (95,265)             (21,724)             (41,644)
                                                   ------------        -------------        -------------
     Provision for loan losses                        2,560,000              239,000              245,000
                                                   ------------        -------------        -------------

     Ending balance                                $  4,646,484        $   2,181,749        $   1,964,473
                                                   ============        =============        =============

Impaired loans were as follows:

                                                                1999                1998               1997
                                                                ----                ----               ----
     Year-end loans with no allowance for
       loan losses allocated                                 $     95,000         $   19,000        $   94,000
     Year-end loans with allowance for loan
       losses allocated                                         2,979,000             52,000            52,000
     Amount of the allowance allocated                          2,352,000             52,000            52,000

     Average of impaired loans during the year                    155,000            118,000           148,000
     Interest income recognized during
       impairment                                                  13,000             14,000            13,000
     Cash-basis interest income recognized                              -                  -                 -

Subsequent to December 31, 1999, the Company became aware of circumstances which occurred in 1999, involving loans to a single borrower in which the Bank had purchased a participating interest from another financial institution. As a result of these circumstances, management has concluded that a loss is probable and, accordingly, has recorded an additional provision for loan losses of $2.3 million for 1999 on loans outstanding of approximately $2.9 million. In addition, these loans are considered to be impaired at December 31, 1999.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 5 - LOAN SERVICING

Loans serviced for others are not reported as assets. These loans totaled $181,102,000 and $140,816,000 at year-end 1999 and 1998. Related escrow balances were $285,000 and $267,000 at year-end 1999 and 1998.

Activity for capitalized mortgage servicing rights was as follows:

                                           1999                1998               1997
                                           ----                ----               ----
     Servicing rights:
        Beginning of year               $  1,098,116        $   518,945         $  262,300
        Additions                            494,900            976,562            379,671
        Amortization                        (257,597)          (397,391)          (123,026)
                                        ------------        -----------         ----------
        End of year                     $  1,335,419        $ 1,098,116         $  518,945
                                        ============        ===========         ==========

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment consist of:

                                                                                1999               1998
                                                                                ----               ----
     Land                                                                  $    499,668       $    450,794
     Buildings and improvements                                               6,986,070          6,579,586
     Furniture and equipment                                                  5,281,617          5,214,140
                                                                           ------------       ------------
        Total cost                                                           12,767,355         12,244,520
     Accumulated depreciation                                                (6,246,331)        (5,638,816)
                                                                           ------------       ------------

                                                                           $  6,521,024       $  6,605,704
                                                                           ============       ============

Depreciation expense was $709,035, $749,603 and $685,786 in 1999, 1998 and 1997,
respectively.


NOTE 7 - DEPOSITS

At year-end 1999, stated maturities of time deposits were as follows, for the years ending December 31:

                  2000                                                          $ 32,327,954
                  2001                                                            19,352,871
                  2002                                                            10,617,211
                  2003                                                            15,324,315
                  2004                                                             9,038,808
                                                                                ------------
                                                                                $ 86,661,159
                                                                                ============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 7 - DEPOSITS (Continued)

Time deposits exceeding $100,000 were $30,059,000 and $23,733,000 at year-end 1999 and 1998.

At year-end 1999, stated maturities of time deposits exceeding $100,000 were as follows:

                  In 3 months or less                                           $   13,893,000
                  Over 3 through 6 months                                            6,225,000
                  Over 6 through 12 months                                           4,012,000
                  Over 12 months                                                     5,929,000
                                                                                --------------
                                                                                $   30,059,000
                                                                                ==============

Related party deposits were $1,806,000 and $1,945,000 at year-end 1999 and 1998.

NOTE 8 - BORROWED FUNDS

Securities Sold Under Agreements to Repurchase

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                    1999           1998
                                                                                    ----           ----
Amount outstanding at year-end                                                  $  2,002,363    $ 4,154,069
Weighted average interest rate at year-end                                             4.61%          3.55%
Average daily balance during the year                                           $  3,444,358    $ 3,309,287
Weighted average interest rate during the year                                         3.71%          4.28%
Maximum month-end balance during the year                                       $  5,143,802    $ 4,400,263

Federal Home Loan Bank Advances

Federal Home Loan Bank (FHLB) advances totaled $14,174,391 and $6,471,545 at year-end 1999 and 1998. The advances have fixed interest rates ranging from 5.880% to 6.040% at year-end 1999 and a fixed rate of 6.04% at year-end 1998.

Pursuant to collateral agreements with the Federal Home Loan Bank, in addition to Federal Home Loan stock, advances are secured under a blanket lien arrangement by qualified 1-to-4 family mortgage loans and U.S. Government agency securities with a carrying value of approximately $38,465,000 and $19,625,000 at year-end 1999 and 1998.

At year-end 1999, scheduled principal reductions on these advances were as follows for the years ending December 31:

                  2000                                                   $     8,321,521
                  2001                                                           347,886
                  2002                                                           376,412
                  2003                                                           407,278
                  2004                                                           440,675
                  Thereafter                                                   4,280,619
                                                                         ---------------
                  Total FHLB advances                                    $    14,174,391
                                                                         ===============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                                            1999               1998             1997
                                                            ----               ----             ----
     Current                                          $     1,464,775    $    1,260,805     $    1,200,789
     Deferred                                                (734,238)           89,195            (99,089)
                                                      ---------------    --------------     --------------
         Total                                        $       730,537    $    1,350,000     $    1,101,700
                                                      ===============    ==============     ==============

Income tax expense calculated at the statutory federal income tax rate of 34% differs from actual income tax expense as follows:

                                                            1999              1998               1997
                                                            ----              ----               ----
     Statutory rates                                  $       779,727    $    1,363,561     $    1,099,540
     Increase (decrease) from:
         Tax-exempt securities income                        (106,804)          (97,848)           (71,052)
         Non-deductible interest expense                        7,070             8,614             19,193
         Other, net                                            50,544            75,673             54,019
                                                      ---------------    --------------     --------------
                                                      $       730,537    $    1,350,000     $    1,101,700
                                                      ===============    ==============     ==============

Year-end deferred tax assets and liabilities consist of:

                                                            1999              1998               1997
                                                            ----              ----               ----
     Deferred tax assets
         Allowance for loan losses                    $     1,381,031    $      543,021     $      469,147
         Net deferred loan fees                               200,584           185,377            164,152
         Net unrealized losses on
           securities available for sale                      172,205                 -                  -
         Other                                                 37,173            46,064             46,350
                                                      ---------------    --------------     --------------
              Total deferred tax assets                     1,790,993           774,462            679,649
                                                      ---------------    --------------     --------------
     Deferred tax liabilities
         Depreciation                                        (322,849)         (293,444)          (306,351)
         Net unrealized gains on securities
           available for sale                                       -          (114,855)           (69,724)
         Mortgage servicing rights                           (454,042)         (373,359)          (176,444)
                                                      ---------------    --------------     --------------
              Total deferred tax liabilities                 (776,891)         (781,658)          (552,519)
                                                      ---------------    --------------     --------------
     Net deferred tax asset (liability)               $     1,014,102    $       (7,196)    $      127,130
                                                      ===============    ==============     ==============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations for the years ended is presented below:

Basic earnings per share                                        1999              1998               1997
                                                                ----              ----               ----
     Net income available to common
       shareholders                                         $   1,562,778       $  2,660,474      $  2,132,240
                                                            =============       ============      ============
     Weighted average common shares
       outstanding                                                852,509            850,118           848,372
                                                            =============       ============      ============
         Basic earnings per share                               $    1.83          $    3.13          $   2.51
                                                                =========          =========          ========
Diluted earnings per share
     Net income available to common
       shareholders                                         $   1,562,778       $  2,660,474      $  2,132,240
                                                            =============       ============      ============
     Weighted average common shares
       outstanding                                                852,509            850,118           848,372
     Add:  Dilutive effects of exercise of
       stock options                                                1,857              1,468             2,516
                                                            -------------       ------------      ------------
     Weighted average common and dilutive
       potential common shares outstanding                        854,366            851,586           850,888
                                                            =============       ============      ============
     Diluted earnings per share                                 $    1.83          $    3.12          $   2.51
                                                                =========          =========          ========

NOTE 11 - EMPLOYEE BENEFITS

Defined Benefit Plan

Information about the pension plan was as follows.

                                                                                   1999               1998
                                                                                   ----               ----
     Change in benefit obligation:
         Beginning benefit obligation                                           $  1,334,322      $  1,146,268
         Service cost                                                                127,921           111,178
         Interest cost                                                               100,871            86,414
         Actuarial loss                                                               32,357            26,526
         Benefits paid                                                               (35,950)          (36,064)
                                                                                ------------      ------------
         Ending benefit obligation                                                 1,559,521         1,334,322

     Change in plan assets, at fair value:
         Beginning plan assets                                                     1,142,109         1,007,624
         Actual return                                                                40,090            13,565
         Employer contribution                                                       185,667           156,984
         Benefits paid                                                               (35,950)          (36,064)
                                                                                ------------      ------------
         Ending plan assets                                                        1,331,916         1,142,109
                                                                                ------------      ------------

     Funded status at year-end                                                      (227,605)         (192,213)
     Unrecognized net actuarial loss                                                 217,323           149,856
     Unrecognized transition obligation                                               16,423            20,528
     Unrecognized prior service cost                                                  13,517            16,226
                                                                                ------------      ------------
     Prepaid (accrued) benefit cost                                             $     19,658      $     (5,603)
                                                                                ============      ============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 11 - EMPLOYEE BENEFITS (Continued)

The components of pension expense and related actuarial assumptions were as follows.

                                                               1999               1998               1997
                                                               ----               ----               ----
     Service cost                                             $   127,921        $   111,178       $   115,465
     Interest cost                                                100,871             86,414            70,008
     Expected return on plan assets                               (78,756)           (61,124)          (65,167)
     Amortization of prior service cost                             2,709              2,709             2,709
     Amortization of transition obligation                          4,105              4,105             4,105
     Recognized net actuarial (gain) loss                           3,556                  -                 -
                                                              -----------        -----------       -----------
         Net pension expense                                  $   160,406        $   143,282       $   127,120
                                                              ===========        ===========       ===========

     Discount rate on benefit obligation                          7.5%                7.5%               7.5%
     Long-term expected rate of return
       on plan assets                                             8.0%                8.0%               8.0%
     Rate of compensation increase                                5.0%                5.0%               5.0%

ESOP and 401(k) Plan

The Company maintains an employee stock ownership plan (ESOP) covering substantially all employees. The ESOP is designed to enable employees to acquire common stock of the Company. The cost of the ESOP is funded through contributions to an Employee Stock Ownership Trust in amounts determined annually by the Board of Directors. Shares of common stock acquired by the ESOP are to be allocated to each participating employee and held until the employee's termination, retirement or death. There were no cash contributions to the ESOP for 1999, 1998 and 1997.

At year-end 1999 and 1998, the ESOP held 98,325 and 51,358 shares of the Company's stock, all of which is allocated to employees. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at the most recent appraised value in accordance with the terms and conditions of the plan. As such, these shares are not classified in shareholders' equity as permanent equity. The shares held by the ESOP approximated $4,326,300 and $3,697,800 at year-end 1999 and 1998.

The ESOP plan includes a 401(k) provision. Employees may elect to contribute up to 15% of their salaries, and the Company will match 100% of the contribution up to 2% of the eligible salaries. Expense relating to the 401(k) provision was $57,600, $57,622 and $50,400 in 1999, 1998 and 1997.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 11 - EMPLOYEE BENEFITS (Continued)

Stock Option Plan

SFAS No. 123, Accounting for Stock-Based Compensation requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based compensation. Accordingly, the following proforma information presents net income and basic and diluted earnings per share had the fair value method been used to measure compensation cost for stock options. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation expense was actually recognized for stock options in 1999, 1998 and 1997.

                                                                1999              1998               1997
                                                                ----              ----               ----
       Net income as reported                                $  1,562,778       $  2,660,474      $  2,132,240
       Proforma net income                                      1,533,382          2,639,183         2,121,333
       Reported earnings per common share
           Basic                                             $       1.83       $       3.13      $       2.51
           Diluted                                                   1.83               3.12              2.51
       Proforma earnings per common share
           Basic                                                     1.80               3.10              2.50
           Diluted                                                   1.79               3.10              2.49

The fair value of options granted is estimated using option pricing models, using the following weighted average information:

                                                                   1999               1998              1997
                                                                   ----               ----              ----
       Risk-free interest risk                                      5.10%              5.53%             5.77%
       Expected option life                                       8 years            8 years          10 years
       Expected stock price volatility                            Nominal            Nominal           Nominal
       Expected dividends                                           1.86%              1.20%             1.20%

The weighted average fair value of stock options granted was $7.09, $4.57 and $4.66 for 1999, 1998 and 1997. At year-end 1999, options outstanding had a weighted average remaining life of 8.0 years.

In future years, as additional options are granted, the proforma effect on net income and earnings per share may increase.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1999 and 1998



NOTE 11 - EMPLOYEE BENEFITS (Continued)

Stock option plans are used to reward directors and certain executive officers and provide them with an additional equity interest. Options are issued for 10 year periods and vest over five years. Information about options available for grant and options granted follows:

                                                                                             Weighted-
                                                                                              Average
                                                  Available               Options            Exercise
                                                 For Grant(1)          Outstanding(1)         Price(1)
Balance at January 1, 1997                         45,320                  7,480           $  18.53
     Options issued                                (5,800)                 5,800              20.69
     Options exercised                                  -                 (1,260)             19.56
                                                 --------               --------           --------
Balance at December 31, 1997                       39,520                 12,020              19.46
     Options issued                                (6,340)                 6,340              25.00
     Options exercised                                  -                 (1,920)             21.43
                                                 --------               --------           --------
Balance at December 31, 1998                       33,180                 16,440              21.37
     Options issued                                (5,720)                 5,720              36.00
     Option exercised                                   -                      -                  -
                                                 --------               --------           --------
Balance at December 31, 1999                       27,460                 22,160           $  25.14
                                                 ========               ========           ========

(1)  Restated for a two-for-one stock split in 1998 and 1999.

Options exercisable at year-end are as follows:

                                                                         Weighted-
                                                                          Average
                                                       Number of         Exercise
                                                        Options            Price
                                                        -------            -----
          1999                                          9,964           $  22.25
          1998                                          4,908              19.82
          1997                                          2,340              18.95

NOTE 12 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

At year-end 1999 and 1998, reserves of $2,895,000 and $2,269,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE  12  -   COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES
(Continued)

The Company has the following commitments outstanding at year-end:

                                                                                 1999                1998
                                                                                 ----                ----
     Commitments to extend credit                                         $ 56,996,000        $ 43,660,000
     Credit card arrangements                                                2,185,000           1,733,000
     Standby letters of credit                                                 514,000             656,000
                                                                          ------------        ------------
                                                                          $ 59,695,000        $ 46,049,000
                                                                          ============        ============

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.


NOTE 13 - PARENT CORPORATION CONDENSED

The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval. Accordingly, in 2000, the Bank may distribute to the Company, in addition to 2000 net profits, approximately $2,839,000 in dividends without prior approval from regulatory agencies.

Following are condensed parent corporation financial statements.

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 13 - PARENT CORPORATION CONDENSED (Continued)

                            CONDENSED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                                    1999               1998
                                                                                    ----               ----
Assets
Cash and cash equivalents                                                       $    417,928        $    180,638
Securities available for sale                                                        938,133           1,062,853
Investment in subsidiary                                                          21,395,761          21,023,180
Other                                                                                 23,439              78,729
                                                                                ------------        ------------
     Total assets                                                               $ 22,775,261        $ 22,345,400
                                                                                ============        ============
Liabilities and Shareholders' Equity
Common stock subject to repurchase obligation in ESOP                           $  4,326,300        $  3,697,800
Shareholders' equity                                                              18,448,961          18,647,600
                                                                                ------------        ------------
     Total liabilities and shareholders' equity                                 $ 22,775,261        $ 22,345,400
                                                                                ============        ============

                         CONDENSED STATEMENTS OF INCOME
                            Years ended December 31,

                                                                       1999              1998               1997
                                                                       ----              ----               ----
Dividends from subsidiary                                           $    600,000     $   700,000      $  1,250,000
Interest on securities                                                    43,596          43,835            17,442
Other income                                                                   -               -             6,588
Other expenses                                                               (15)         (2,742)          (11,135)
                                                                    ------------     -----------      ------------
Income before equity in undistributed income
  of subsidiary bank                                                     643,581         741,093         1,262,895

Equity in undistributed net income of
  subsidiary                                                             919,197        1,919,381          869,345
                                                                    ------------     ------------     ------------
Net income                                                          $  1,562,778     $  2,660,474     $  2,132,240
                                                                    ============     ============     ============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 13 - PARENT CORPORATION CONDENSED (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                                     1999            1998              1997
                                                                     ----            ----              ----
Operating activities
Net income                                                       $  1,562,778   $  2,660,474      $  42,132,240
Adjustments to reconcile net income to net cash
  provided by operating activities
     Equity in undistributed net income of
       subsidiary                                                    (919,197)    (1,919,381)          (869,345)
     Net amortization of investment securities                          3,627          3,035              1,298
     Other                                                             60,763        (10,322)           (53,519)
                                                                 ------------   ------------      -------------
         Net cash from operating activities                           707,971        733,806          1,210,674

Investing Activities
Activity in available for sale securities
     Maturities and calls                                             105,000              -                  -
     Purchases                                                              -       (113,177)          (777,788)
                                                                 ------------   ------------      -------------
         Net cash from investing activities                           105,000       (113,177)          (777,788)

Financing Activities
Repurchase of common stock                                            (36,936)       (27,200)          (189,013)
Issuance of common stock                                               96,030         78,700             57,718
Exercise of stock options                                                   -         41,138             24,638
Dividends paid and fractional shares                                 (634,775)      (569,227)          (509,652)
                                                                 ------------   ------------      -------------
     Net cash from financing activities                              (575,681)      (476,589)          (616,309)
                                                                 ------------   ------------      -------------
Net change in cash and cash equivalents                               237,290        144,040           (183,423)

Beginning cash and cash equivalents                                   180,638         36,598            220,021
                                                                 ------------   ------------      -------------
Ending cash and cash equivalents                                 $    417,928   $    180,638      $      36,598
                                                                 ============   ============      =============

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, demand and savings deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rat loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. Fair value of mortgage servicing rights is estimated using discounted cash flows based on current market interest rates. The fair value of long-term borrowings is based on currently available rates for similar financing. The fair value of other financial instruments and off-balance-sheet items approximate cost and are not considered significant to this presentation.

The estimated year-end fair values of financial instruments were:

                                                          1 9 9 9                              1 9 9 8
                                                          -------                              -------
                                              Carrying                            Carrying
                                              Amount           Fair Value         Amount            Fair Value
                                              ------           ----------         ------            ----------
                                                 Financial assets:
                                                 -----------------
Cash and cash equivalents                   $     9,509,898    $    9,510,000     $   18,701,514    $    18,702,000
Securities available for sale                    23,024,175        23,024,000         29,418,472         29,419,000
Stock in Federal Home Loan Bank                   2,503,700         2,504,000          2,503,700          2,504,000
Stock in Federal Reserve Bank                       360,000           360,000            360,000            360,000
Loans, net                                      192,720,533       192,344,000        156,271,847        156,047,000
Loans held for sale                                 758,651           759,000          2,864,345          2,864,000
Accrued interest receivable                       1,576,279         1,576,000          1,694,135          1,694,000
Mortgage servicing rights                         1,335,419         1,335,000          1,098,116          1,098,000

Financial liabilities:

Demand and savings deposits                 $  (112,545,250)   $ (112,545,000)    $ (108,184,976)   $  (108,185,000)
Time deposits                                   (86,661,159)      (87,189,000)       (77,705,975)       (78,265,000)
Short-term borrowings                           (10,323,884)      (10,324,000)        (4,154,069)        (4,154,000)
Long-term borrowings                             (5,852,870)       (5,859,000)        (6,471,545)        (6,580,000)

                                   (Continued)

                              LENAWEE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 15 - REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Company and Bank were categorized as well capitalized at year-end. Actual and required capital levels (in millions) and ratios were:

                                                                                                Minimum Required
                                                                                                   To Be Well
                                                                      Minimum Required              Capitalized
                                                                         For Capital          Under Prompt Corrective
                                                  Actual              Adequacy Purposes         Action Regulations
                                                  ------              -----------------         ------------------
                                            Amount      Ratio        Amount        Ratio          Amount    Ratio
                                            ------      -----        ------        -----          ------    -----
1999
Total capital (to risk weighted assets)
   Consolidated                              $ 25.0    12.3%         $ 16.2        8.0%          $ 20.3     10.0%
   Bank                                      $ 24.3    12.1%           16.1        8.0%            20.1     10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                              $ 22.4    11.1%            8.1        4.0%            12.2      6.0%
   Bank                                      $ 21.7    10.8%            8.0        4.0%            12.1      6.0%
Tier 1 capital (to average assets)
   Consolidated                              $ 22.4     9.6%            9.4        4.0%            11.7      5.0%
   Bank                                      $ 21.7     9.3%            9.3        4.0%            11.7      5.0%

1998

Total capital (to risk weighted assets)
   Consolidated                              $ 24.3    13.8%         $ 14.1        8.0%          $ 17.6     10.0%
   Bank                                      $ 23.0    13.1%         $ 14.1        8.0%          $ 17.6     10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                              $ 22.1    12.6%         $  7.0        4.0%          $ 10.6      6.0%
   Bank                                      $ 21.0    11.8%         $  7.0        4.0%          $ 10.6      6.0%
Tier 1 capital (to average assets)
   Consolidated                              $ 22.1     9.9%         $  9.0        4.0%          $ 11.2      5.0%
   Bank                                      $ 21.0     9.3%         $  8.9        4.0%          $ 11.1      5.0%

                                   (Continued)

                              LENAWEE BANCORP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The adoption of SFAS No. 133 as amended becomes effective beginning January 1, 2001 and is not expected to have a material impact on the Company's financial position or results of operations.





                                   (Continued)

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.


     There has been no change in independent accounting firms, retained by the Company to audit its consolidated financial statements, in the two most recent fiscal years.

Item 15.  Financial Statements and Exhibits.

     A. The following financial statements of the Company are filed as part of this Registration Statement:
          1.   Consolidated Balance Sheets as of December 31, 1999 and 1998.
          2. Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.
          3. Consolidated Statements of Changes in Stockholders Equity for the years ended December 31, 1999, 1998 and 1997.
          4. Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.
          5.   Notes to Consolidated Financial Statements.

     B. The exhibits listed on the exhibit index at page 69 are filed as a part of this Registration Statement.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to this Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        LENAWEE BANCORP, INC.


                                        By /s/ Patrick K. Gill
                                           Patrick K. Gill, President


Date:  June 26, 2000

                                  EXHIBIT INDEX

Exhibit                            Description                          Page No.

3.1       Articles of Incorporation of Lenawee Bancorp, Inc., as amended

3.2       Bylaws of Lenawee Bancorp., Inc., as amended

4         Form of Registrant's Stock Certificate

10.1      Lenawee Bancorp, Inc. Stock Option Plan, as amended

10.2 Employment Agreement dated February 22, 1999, and amended February 22, 2000, between Bank of Lenawee and Patrick K. Gill

10.3 Supplemental Executive Retirement Agreement dated December 19, 1997, between Bank of Lenawee and Allan W. Brittain

10.4 Consulting Agreement dated January 1, 1998, between Bank of Lenawee and Allan W. Brittain

21        Subsidiaries of Registrant

27        Financial Data Schedule

Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                  (AS AMENDED)

                                       OF

                              LENAWEE BANCORP, INC.


     The following Articles of Incorporation are executed by the undersigned for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended:

                                    ARTICLE I

     The name of the Corporation is Lenawee Bancorp, Inc.


                                   ARTICLE II

     The purpose, or purposes, for which the Corporation is organized is to engage in the business of a bank holding company to be registered under the Bank Holding Company Act of 1956, being 12 U.S.C. sections 1841 to 1850 and, without in any way being limited by the foregoing specific purpose, to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.


                                   ARTICLE III

     The total authorized capital stock is 3,000,000 shares of a single class of common stock. Each such share shall be equal to every other such share.


                                   ARTICLE IV

     The address of the initial registered office is 135 E. Maumee Street, Adrian, Michigan 49221. The mailing address is Box 486, Adrian, Michigan 49221. The name of the initial resident agent is Allan F. Brittain.


                                    ARTICLE V

     When a compromise or arrangement, or a plan of reorganization of the Corporation, is proposed between the Corporation and its creditors, or any class of them, or between the Corporation and its shareholders, or any class of them, a court of equity jurisdiction within the state, on application of the Corporation, a creditor or shareholder thereof, or a receiver appointed for the Corporation, may order a meeting of the creditors, or class of creditors, or of the shareholders, or class of shareholders, to be affected by the proposed compromise, arrangement, or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders to be affected by the proposed compromise, arrangement, or reorganization, agree to a compromise or arrangement or to a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on the Corporation.


                                   ARTICLE VI

     No  director  of  the  Corporation   shall  be  personally  liable  to  the
Corporation or any of its shareholders for monetary damages for a breach of fiduciary duty as a director. However, this Article VI shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, as amended from time to time. No amendment, alteration, modification, repeal or adoption of any provision in these Articles of Incorporation inconsistent with this Article VI shall have any effect to increase the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification, repeal or adoption.


                                   ARTICLE VII

     Directors and executive officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise) in which a director or executive officer is a witness or which is brought against a director or executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Corporation or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of the Corporation. Persons who are not directors or executive officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, executive officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to actions, suits or proceedings, arising from acts or omissions occurring after the filing of these Articles of Incorporation with the Corporation Division of the Michigan Department of Commerce, and to directors, executive officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, executive officers and other persons referred to in this Article.

The right of indemnity provided pursuant to this Article shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, executive officer, employee or other person may provide indemnification rights which are broader than or otherwise different from those set forth in, or provided pursuant to, or in accordance with, this Article. Any amendment, alteration, modification, repeal or adoption of any provision in the Articles of Incorporation inconsistent with this Article VII shall not adversely affect any indemnification tight or protection of a director or executive officer of the Corporation existing at the time of such amendment, alteration, modification, repeal or adoption.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS

     Section 1. Authority and Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of:

     A.       At least eighty percent (80%) of the Board of Directors, and

     B.       A majority of the Continuing Directors (as hereinafter defined).

     Section 2. Classification of Board and Filling of Vacancies. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1993 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 1994 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 1995 and until their respective successors are duly elected and qualified or their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1993, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as hereinafter defined) and an eighty percent (80%) majority of all of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which the director was chosen and until his successor shall be duly elected and qualified or his resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

     Section 3. Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law or by these Articles of Incorporation or the Bylaws of the Corporation), any one or more directors of the Corporation may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors and at least eighty percent (80%) of the Board of Directors or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class.

     Section 4. Certain Definitions. For the purposes of this Article VIII:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B. "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary or the Incorporator of the Corporation, or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of the Bank of Lenawee or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of the Corporation prior to the acquisition of the Bank of Lenawee) who or which:

               (i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date these Articles of Incorporation are filed with the Corporation Division of the Michigan Department of Commerce.

          F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          G. "Continuing Director" means each member of the first Board of Directors of the Corporation (the "Board") and any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including without limitation (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a person is an Affiliate or Associate of another; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VIII.

     Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the

Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article VIII of these Articles of Incorporation; provided, however, that the preceding provisions of this Section 6 shall not be applicable to any amendment to this Article VIII of these Articles of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Continuing Directors.


                                   ARTICLE IX

                       BOARD EVALUATION OF CERTAIN OFFERS

     Section 1. Matters to be Evaluated. The Board of Directors of this Corporation shall not approve, adopt or recommend any offer of any person or entity, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, to merge or consolidate the Corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the Corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the Corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders under the offer considering historical trading prices of the Corporation's stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this Corporation and its business;
(ii) the potential social and economic impact of the offer and its consummation on this Corporation, its employees, customers and vendors; and (iii) the potential social and economic impact of the offer and its consummation on the communities in which the Corporation and any subsidiaries operate or are located.

     Section 2. Amendment. Repeal, etc. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article IX; provided, however, that this Article IX shall be of no force or effect if the proposed amendment, repeal or other action has been recommended for approval by at least eighty percent (80%) of all directors then holding office.

                                    ARTICLE X

                        APPROVAL OF BUSINESS COMBINATIONS

     The shareholder vote required to approve Business Combinations (hereinafter defined) shall be as set forth in this Article X.

     Section 1. Higher Vote for Business Combinations. In addition to any affirmative vote required bylaw or these Articles of Incorporation, and except as otherwise expressly provided in Section 3 of this Article X:

          A. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

          B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12-month period) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate Fair Market Value as of the end of the Corporation's most recently ended fiscal quarter of 10% or more of its net worth; or

          C. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary (or any securities convertible into equity securities of the Corporation or any Subsidiary) to any Interested Shareholder or any Affiliate of an Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of 5% or more of the total market value of the outstanding shares of the Corporation; or

          D. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder, or in which anything other than cash will be received by an Interested Shareholder or any Affiliate of any Interested Shareholder; or

          E. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; shall require the affirmative vote of the holders of at least ninety percent

     (90%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, including the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Voting Stock not owned directly or indirectly by any Interested Shareholder or an Affiliate or Associate of the Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in any other Article of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

     Section 2. Definition of "Business Combination." The term "Business Combination" as used in this Article X shall mean any transaction which is referred to in any one or more of paragraphs A through E of Section 1.

     Section 3. When Higher Vote is Not Required. The provisions of Section 1 of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if in the case of a Business Combination that does not involve any cash or other consideration being received by the Shareholders of the Corporation, solely in their capacities as Shareholders, the condition specified in the following paragraph A is met, or if in the case of any other Business Combination, the conditions specified in either of the following paragraphs A or B are met

          A. Approval by Continuing  Directors.  The Business  Combination shall
     have  been  approved  by  a  majority  of  the  Continuing   Directors  (as
     hereinafter defined).

          B. Price and Procedure Requirements. All of the following shall have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher of the following (it being intended that the requirements of this paragraph B(i) shall be required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock):

                    (a) the  highest per share price  (including  any  brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, pins, interest compounded annually from the date on which the Interested Shareholder became an

               Interested Shareholder through the Consummation Date at the prime rate of interest of Citibank, NA. (or other major bank headquartered in New York City selected by a majority of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                    (b) the Fair Market  Value per share of Common  Stock on the
               Announcement Date or the Determination Date (as hereinafter defined), whichever is higher.

               (ii) The consideration to be received by holders of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Voting Stock. If the Interested Shareholder has paid for shares of Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of Voting Stock previously acquired by it.

               (iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
          Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (b) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

               (iv) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a Shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

               (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all Shareholders of the Corporation at least 30 days prior to the Consummation

          Date (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               (vi)  There   shall  have   elapsed   five  (5)  years  from  the
          Determination Date to the Consummation Date.

     Section 4. Certain Definitions. For the purpose of this Article X:

          A. A "person" shall mean any individual, firm, Corporation or other entity.

          B. "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary or the Incorporator of the Corporation, or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of the Bank of Lenawee or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of the Corporation prior to the acquisition of the Bank of Lenawee by the Corporation) who or which:

               (i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b)the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of these Articles of Incorporation with the Corporation Division of the Michigan Department of Commerce.

          F. "Subsidiary" means any Corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          G. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

          I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph

     B(i) of Section 3 of this Article X shall include the shares of Common Stock retained by the holders of such shares.

          J. "Determination Date" shall mean the date of which the Interested Shareholder first became an Interested Shareholder.

     Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including without limitation (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section 3 have been met with respect to any Business Combination, (E) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value of 10% or more of the Corporation's net worth, and (F) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of 5% or more of the total Fair Market Value of the outstanding shares of the Corporation; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article X.

     Section 6. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article X shall be construed to relieve the Board of Directors or any Interested Shareholder from any fiduciary obligation imposed by law.

     Section 7. Application of Chapter 7A of Michigan Business Corporation Act. The Corporation shall not be governed by Chapter 7A of Act No. 284 of the Public Acts of 1972, as amended, of the State of Michigan, unless the Board of Directors, by a majority vote of the Continuing Directors, elects to have the Corporation governed by such Chapter 7A.

     Section 8. Amendment Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of ninety percent (90%) or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock not owned directly or indirectly by any Interested
Shareholder, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article X of these Articles of Incorporation; provided, however, that the preceding provisions of this Section 8 shall not be applicable to any amendment to this Article X of these Articles of Incorporation, and such amendment shall require only affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Continuing Directors.

                                   ARTICLE XI

     The name and address of the Incorporator are: Allan F. Brittain, 135 East Maumee Street, Adrian, Michigan 49221.

Exhibit 3.2


                                     BYLAWS

                                       OF

                              LENAWEE BANCORP, INC.

                             A Michigan Corporation


                                    ARTICLE I
                                     OFFICES

     1.1 Registered Office. The registered office of the corporation shall be located at the address specified in the Articles of Incorporation or at such other place as may be determined by the Board of Directors if notice thereof is filed with the State of Michigan.

     1.2 Other Offices. The business of the corporation may be transacted at such locations other than the registered office, within or outside the State of Michigan, as the Board of Directors may from time to time determine or as the business of the corporation may require.

                                   ARTICLE II
                                 CAPITAL SHARES

     2.1 Share Certificates. Certificates representing shares of the corporation shall be in such form as is approved by the Board of Directors. Certificates shall be signed in the name of the corporation by the Chairman of the Board of Directors, the President or a Vice President, and may also be signed by another officer of the corporation, and shall be sealed with the seal of the corporation, if one is adopted. If an officer who has signed a certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

     2.2 Replacement of Lost or Destroyed Certificates. If a share certificate is lost or destroyed, no new certificate shall be issued in place thereof until the corporation has received such assurances, representations, warranties, or guarantees from the registered holder as the Board of Directors, in its sole discretion, deems advisable and until the corporation receives such indemnification against any claim that may be made on account of the lost or destroyed certificate, or the issuance of any new certificate in place thereof, including an indemnity bond in such amount and with such sureties, if any, as the Board of Directors, in its sole discretion, deems advisable. Any new certificate issued in place of any lost or destroyed certificate shall be plainly marked "duplicate" upon its face.

     2.3 Transfer of Shares; Shareholder Records. Capital shares of the corporation shall be transferable only upon the books of the corporation. The old certificates shall be surrendered to the corporation by delivery to the person in charge of the transfer books of the corporation, or to such other person as the Board of Directors may designate, properly endorsed for transfer and the old certificates shall be cancelled before a new certificate is issued. The corporation shall keep records containing the names and addresses of all shareholders, the number, class, and series of shares held by each, and the date when they respectively became holders of record thereof at its registered office. The corporation shall be entitled to treat the person in whose name any share, right, or option is registered as the owner thereof for all purposes, including voting and dividends, and shall not be bound to recognize any equitable or other claim, regardless of any notice thereof, except as may be specifically required by the laws of the State of Michigan.

     2.4 Rules Governing Share Certificates. The Board of Directors shall have the power and authority to make such rules and regulations as they may deem expedient concerning the issue, transfer, and registration of share certificates.

     2.5 Record Date for Share Rights. The Board of Directors may fix in advance a date not exceeding sixty (60) days preceding the date of payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital shares shall go into effect, as a record date for the determination of the shareholders entitled to receive payment of any such dividend or other distribution, or any such allotment of rights, or to exercise rights with respect to any such change, conversion, or exchange of capital shares and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, or allotment of rights, or exercise such rights, as the case may be, notwithstanding the transfer of any shares on the books of the corporation after such record date. If the Board of Directors shall fail to fix a record date, the record date for the purposes specified herein shall be the close of business on the date on which the resolution of the Board of Directors relating thereto is adopted.

     2.6 Dividends. The Board of Directors, in its discretion, may from time to time declare and direct payment of dividends or other distributions upon the corporation's outstanding shares out of funds legally available for such purposes which may be payable in cash or other property permitted by law.

     In addition to the declaration of dividends or other distributions provided in the preceding paragraph of this Section 2.6, the Board of Directors, in its discretion, may from time to time declare and direct payment of a dividend in shares of this corporation, upon its outstanding shares, in accordance with and subject to the provisions of the Business Corporation Act of Michigan.

     2.7 Redemption of Control Shares. Control shares acquired in a control share acquisition, with respect to which no acquiring person statement has been filed with the corporation, shall, at any time during the period ending 60 days after the last acquisition of control shares or the power to direct the exercise of voting power of control shares by the acquiring person, be subject to redemption by the corporation. After an acquiring person statement has been filed with the corporation and after the meeting at which the voting rights of the control shares acquired in a control shares acquisition are submitted to the shareholders, the shares shall be subject to redemption by the Corporation unless the shares are accorded full voting rights by the shareholders as provided in Section 798 of the Michigan Business Corporation Act. Redemptions of shares pursuant to this bylaw shall be at the fair value of the shares pursuant to procedures adopted by the Board of Directors of the corporation.

     2.8 Control Shares - Definitions. The terms "control shares," "control share acquisition," "acquiring person statement," "acquiring person" and "fair value" as used in these bylaws, shall have the meaning ascribed to them, respectively, in Chapter 7B (known as the Stacey, Bennett, and Randall Shareholder Equity Act) of the Michigan Business Corporation Act; however, for purposes of these bylaws and for all other purposes, the acquisition of shares of common stock of the Corporation by a person upon the conversion of that person's shares of common stock of Bank of Lenawee into shares of the Corporation's common stock pursuant to the terms of the consolidation agreement between Bank of Lenawee and LSB Bank shall not be deemed to be a "control share acquisition," and shares of the corporation's common stock thus acquired by a person shall be excluded in determining whether that person may thereafter have acquired any "control shares."

                                   ARTICLE III
                                  SHAREHOLDERS

     3.1 Place of Meetings. Meetings of shareholders shall be held at the registered office of the corporation or at such other place, within or outside the state of Michigan, as may be determined from time to time by the Board of Directors; provided, however, that if a shareholders meeting is to be held at a place other than the registered office, the notice of the meeting shall designate such place.

     3.2 Annual Meeting. Annual meetings of shareholders for election of directors and for such other business as may come before the meeting shall be held on the third Thursday of April in each year, but if such day is a legal holiday, then the meeting shall be held on the first business day following, at such time as may be fixed by the Board of Directors, or at such other date and time within the four (4) months next succeeding the end of the corporation's fiscal year as may be designated by the Board of Directors and stated in the notice of the meeting. If the annual meeting is not held on the date specified, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.

     3.3. Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board, the President, or the Secretary and shall be called by one of them pursuant to resolution thereof by the Board of Directors, or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of the corporation.

     3.4 Record Date for Notice and Vote. The Board of Directors may fix in advance a date not more than sixty (60) nor less than ten (10) days before the date of a shareholders meeting as the record date for the purpose of determining shareholders entitled to notice of and to vote at the meeting or adjournments thereof or to express consent or to dissent from a proposal without a meeting. If the Board of Directors fails to fix a record date as provided in this Section 3.4, the record date for determination of shareholders entitled to notice of or to vote at a shareholders meeting shall be the close of business on the day on which notice is given or, if no notice is given, the day next preceding the day on which the meeting is held, and the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting shall be the close of business on the day on which the resolution of the Board of Directors relating to the proposal is adopted.

     3.5 Notice of Meetings. Written notice of the time, place, and purpose of any shareholders meeting shall be given to shareholders entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meetings. Such notice may be given either by delivery in person to shareholders or by mailing such notice to shareholders at their addresses as the same appear in the records of the corporation; provided, however, that attendance of a person at a shareholders meeting, in person or by proxy, constitutes a waiver of notice of the meeting, except when the shareholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     3.6 Voting Lists. The corporation's officer or the agent having charge of its share transfer books shall prepare and certify a complete list of the shareholders entitled to vote at a shareholders meeting or any adjournment thereof, which list shall be arranged alphabetically within each class and series and shall show the address of, and number of shares held by, each shareholder. The list shall be produced at the time and place of the shareholders meeting and be subject to inspection, but not copying, by any shareholder at any time during the meeting for the purpose of determining who is entitled to vote at the meeting. If for any reason the requirements with respect to the shareholder list specified in this Section 3.6 have not been complied with, any shareholder, either in person or by proxy, who in good faith challenges the existence of sufficient votes to carry any action at the meeting, may demand that the meeting be adjourned and the same shall be adjourned until the requirements are complied with; provided, however, that failure to comply with such requirements does not affect the validity of any action taken at the meeting before such demand is made.

     3.7 Voting. Except as may be otherwise provided in the Articles of Incorporation, each shareholder entitled to vote at a shareholders meeting, or to express consent or dissent without a meeting, shall be entitled to one vote, in person or by written proxy, for each share entitled to vote held by such shareholder, provided, however, that no proxy shall be voted after three (3) years from its date unless the proxy provides for a longer period. A vote may be cast either orally or in writing as announced or directed by the person presiding at the meeting prior to the taking of the vote. When an action other than the election of directors is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater plurality is required by the express provisions of the Michigan Business Corporation Act or the Articles of Incorporation. Except as otherwise expressly required by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at an election.

     3.8 Quorum. Except as may be otherwise provided in the Articles of Incorporation, shares equaling a majority of all of the voting shares of the corporation issued and outstanding, represented in person or by proxy, shall constitute a quorum at a meeting. Meetings at which less than a quorum is represented may be adjourned by a vote of a majority of the shares present to a future date without further notice other than the announcement at such meeting and, when a quorum shall be present upon such adjourned date, any business may be transacted which might have been transacted at the meeting as originally called. Shareholders present in person or by proxy at any shareholders meeting may continue to do business until adjournment, notwithstanding the withdrawal of shareholders to leave less than a quorum.

     3.9 Conduct of Meetings. The officer who is to preside at meetings of shareholders pursuant to Article V of these Bylaws, or his or her designee, shall determine the agenda and the order in which business shall be conducted unless the agenda and the order of business have been fixed by the Board of Directors. Such officer or designee shall call meetings of shareholders to order and shall preside unless otherwise determined by the affirmative vote of a majority of all the voting shares of the corporation issued and outstanding. The secretary of the corporation shall act as secretary of all meetings of shareholders, but in the absence of the secretary at any shareholders meeting, or his or her inability or refusal to act as secretary, the presiding officer may appoint any person to act as secretary of the meeting.

     3.10 Inspector of Elections. The Board of Directors may, in advance of a shareholders meeting, appoint one or more inspectors to act at the meeting or any adjournment thereof. In the event inspectors are not so appointed, or an appointed inspector falls to appear or act, the person presiding at the shareholders meeting may, and on request of a shareholder entitled to vote thereat, shall, appoint one or more persons to fill such vacancy or vacancies or to act as inspector. The inspector(s) shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine challenges and questions arising in connection with the right to vote, count, and tabulate votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.

                                   ARTICLE IV
                                    DIRECTORS

     4.1 Board of Directors. Except as may otherwise be provided in the Articles of Incorporation or these Bylaws, the business and affairs of the corporation shall be managed by a Board of Directors. The Board of Directors shall consist of not less than eight (8) nor more than fourteen (14) members who need not be shareholders. The Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1993 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 1994 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 1995 and until their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1993, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the third succeeding annual meeting. Directors shall serve until their respective terms expire and their successors are elected and qualified or until their earlier resignation or removal.

     4.2 Nominations for Board. Nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder's intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by the corporation (a) with respect to an election to be held at an annual meeting of shareholders, not later than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, within ten (10) days after the date the corporation mails or otherwise gives notice of the date of such meeting), and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the tenth (10th) day following the date on which notice of the special meeting was first mailed to the shareholders by the corporation.

     Each  shareholder's  notice of intent to make a nomination shall set forth:
(i) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder (a) is a holder of record of stock of the corporation entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder,
(iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified, and (v) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the qualifications of such proposed nominee to serve as a director.

     No person shall be eligible for election as a director unless nominated (i) by a shareholder in accordance with the foregoing procedure or (ii) by the Board of Directors.

     4.3 Resignation and Removal. A director may resign by written notice to the corporation, which resignation is effective upon its receipt by the corporation or at a subsequent time as set forth in the notice.

     Notwithstanding any other provisions of these Bylaws or the Articles of Incorporation of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law or by these Bylaws or by the Articles of Incorporation of the corporation), any one or more directors of the corporation may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors (as defined in the Articles of Incorporation of the corporation) and at least eighty percent (80%) of the Board of Directors or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors voting together as a single class.

     4.4 Retirement of Directors and Appointment of Directors Emeritus. No person shall be eligible for election or appointment to the Board of Directors after he or she has attained the age of sixty-five (65) years. Any person who is under the age of sixty-five (65) years at the time of his or her initial election or appointment to the Board of Directors may, if re-elected thereafter, continue to serve thereon until he or she reaches the age of seventy-two (72) years. A director shall be automatically retired at the date of the annual meeting following the date on which he or she reaches the age of seventy-two
(72) years. Any director who is subject to the foregoing automatic retirement provision and who has reached the age of seventy-two (72) years may be elected to serve as a director-emeritus by a vote of a majority of the directors at the annual meeting of the Board of Directors pursuant to Section 4.6 of this Article following the annual meeting of the shareholders at which such director's automatic retirement pursuant to this Section became effective. A director emeritus shall serve a term of one (1) year expiring at the next succeeding meeting of the Board of Directors pursuant to Section 4.6 of this Article, and may be re-elected to a term of one (1) year at each such meeting. A director emeritus shall be permitted, at the pleasure of the Board of Directors, to attend all meetings of the Board, participate in discussions and receive copies of all reports submitted to the directors at or for use at such meetings. A director emeritus shall not be entitled to vote or have any duties or powers as a director of the corporation. A director emeritus shall receive no fees for directors' meetings.

     4.5 Vacancies and Increase in Number. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as defined in the Articles of Incorporation of the corporation) and an eighty percent (80%) majority of all of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which the director was chosen and until his successor shall be duly elected and qualified or his resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

     4.6 Place of Meetings and Records. The directors shall hold their meetings and maintain the minutes of the proceedings of meetings of shareholders, the Board of Directors, and committees of the Board of Directors, if any, and keep the books and records of account for the corporation in such place or places, within or outside the State of Michigan, as the Board of Directors may from time to time determine.

     4.7 Annual Meetings. The annual meeting of the Board of Directors shall be held, without notice other than this Section 4.7, at the same place and immediately after the annual shareholders meeting. If such meeting is not so held, whether because a quorum is not present or for any other reason, or if the directors were elected by written consent without a meeting, the annual meeting of the Board of Directors shall be called in the same manner as hereinafter provided for special meetings of the Board of Directors.

     4.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board. Any notice given of a regular meeting need not specify the business to be transacted or the purpose of the meeting.

     4.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by one of them on the written request of any five (5) directors, upon at least two (2) days written notice to each director, or twenty-four (24) hours notice, given personally or by telephone or telegram. The notice does not need to specify the business to be transacted or the purpose of the special meeting. Attendance of a director at a special meeting constitutes a waiver of notice of the meeting, except where a director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

     4.10 Quorum and Vote. A majority of the members of the Board then in office constitutes a quorum for the transaction of business and the vote of a majority of the members present at any meeting at which a quorum is present constitutes the action of the Board of Directors, unless the vote of a larger number is specifically required by the Articles of Incorporation or these Bylaws. If a quorum is not present, the members present may adjourn the meeting from time to time and to another place, without notice other than announcement at the meeting, until a quorum is present.

     4.11 Action Without a Meeting. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if, before or after the action, all members of the Board of Directors, then in office, or such committee, consent thereto in writing. The written consent shall be filed with the minutes of the proceedings of the Board of Directors or committee and the consent shall have the same effect as a vote of the Board of Directors or committee for all purposes.

     4.12 Report to Shareholders. The Board of Directors shall cause a financial report of the corporation for the preceding fiscal year to be made and distributed to each shareholder within four months after the end of each fiscal year. The report shall include the corporation's statement of income, its year-end balance sheet, and, if prepared by the corporation, its statement of source and application of funds.

     4.13 Corporate Seal. The Board of Directors may authorize a suitable corporate seal, which seal shall be kept in the custody of the Secretary and used by the Secretary.

     4.14 Compensation of Directors. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at meetings of the Board or of any committee of which they are a member. In addition thereto or in lieu thereof, as determined by resolution of the Board of Directors, a director may be paid a fixed sum for attendance at each meeting of the Board, or of a committee thereof, or may be paid a stated salary for serving as a director as well as an additional stated salary for serving on any committee of the Board.

     4.15 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an executive committee consisting of one or more of the directors of the corporation. At all meetings of the executive committee, a majority of the members of the committee shall constitute a quorum and the act of a majority of the members present at any executive committee meeting at which there is a quorum present shall be the act of the executive committee. The executive committee, to the extent provided in said resolution or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. The Board may designate one or more other committees which shall have such powers and duties as may be determined by the Board. All committees shall keep regular minutes of their proceedings and report to the Board when required. No committee shall have the power or authority to amend the Articles of Incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease, or exchange of all or substantially all of the corporation's property and assets, recommend to the shareholders a dissolution of the corporation or a revocation of a dissolution, fill vacancies in the Board of Directors, fix compensation of the directors for serving on the Board or on a committee, amend these Bylaws, or declare a dividend or authorize the issuance of shares unless the power to declare a dividend or to authorize the issuance of shares is granted to such committee by specific resolution of the Board of Directors.

     4.16 Meeting Participation by Use of Communication Equipment. Members of the Board of Directors, or of any committee designated by the Board, may participate in a meeting of the Board or committee, as the case may be, by using a conferee telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a meeting pursuant to this Section 4.17 shall constitute presence at the meeting.

                                    ARTICLE V
                                    OFFICERS

     5.1 Officers. The officers of the corporation shall be a president, a treasurer, and a secretary, all of whom shall be elected by the Board of Directors. In addition, the Board of Directors may elect a chairman and one or more vice presidents who shall also be officers of the corporation if elected. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. None of the officers of the corporation, other than the chairman, need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual shareholders meeting. Any two (2) or more offices may be held by the same person, but an officer shall not execute, acknowledge, or verify any instrument in more than one capacity if the instrument is required by law to be executed, acknowledged, or verified by two (2) or more officers.

     5.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Board may, by specific resolution, empower the chairman, the president, or the executive committee, if such a committee has been designated by the Board, to appoint such subordinate officers or agents and to determine their powers and duties.

     5.3 Removal. The chairman, president, any vice president, secretary, and treasurer may be removed at any time, with or without cause, but only by the affirmative vote of a majority of the whole Board of Directors. Any assistant secretary or assistant treasurer, or subordinate officer or agent appointed pursuant to Section 5.2, may be removed at any time, with or without cause, by action of the Board of Directors or by the committee or officer, if any, empowered to appoint such assistant secretary or assistant treasurer or subordinate officer or agent.

     5.4 Compensation of Officers. Compensation of officers for services rendered to the corporation shall be established by the Board of Directors.

     5.5 Chairman. The Chairman of the Board of Directors, if one be elected, shall be elected by the directors from among the directors then serving. The Chairman of the Board shall preside at all meetings of the shareholders and at all meetings of the Board of Directors and shall perform such other duties as may be determined by resolution of the Board of Directors including, if the Board shall so determine, acting as the chief executive officer of the corporation, in which case the Chairman shall have general supervision, direction, and control of the business of the corporation and shall have the general powers and duties of management usually vested in or incident to the office of the chief executive officer of a corporation.

     5.6 President. Unless the Board shall determine otherwise, the President shall be the chief executive officer as well as the chief operating officer of the corporation and shall have general supervision, direction, and control of the business of the corporation as well as the duty and responsibility to implement and accomplish the objectives of the corporation. In the absence or nonelection of a chairman, the president shall preside at all meetings of shareholders and at all meetings of the Board of Directors. The president shall perform such other duties as may be assigned by the Board of Directors.

     5.7 Vice Presidents. Each vice president shall have such power and shall perform such duties as may be assigned by the Board of Directors and may be designated by such special titles as the Board of Directors shall approve.

     5.8 Treasurer The treasurer shall have custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. The treasurer shall deposit all money and other valuables in the name and to the credit of the corporation in such depositories as may be selected by the Board of Directors. The treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the chief executive officer, taking proper vouchers for such disbursements. In general, the treasurer shall perform all duties incident to the office of treasurer and such other duties as may be assigned by the Board of Directors.

     5.9 Secretary. The secretary shall give or cause to be given notice of all meetings of shareholders and directors and all other notices required by law or by these Bylaws; provided, however, that in the case of the secretary's absence, or refusal or neglect to do so, any such notice may be given by any person so directed by the chief executive officer or by the directors, or by the shareholders upon whose requisition the meeting is called, as provided in these Bylaws. The secretary shall record all the proceedings of meetings of shareholders and of the directors in one or more books provided for that purpose and shall perform all duties incident to the office of secretary and such other duties as may be assigned by the Board of Directors.

     5.10 Assistant Treasurers and Assistant Secretaries. Assistant treasurers and assistant secretaries, if any shall be appointed, shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors or by the officer or committee who shall have appointed such assistant treasurer or assistant secretary.

     5.11 Bonds. If the Board of Directors shall require, the treasurer, any assistant treasurer, or any other officer or agent of the corporation shall give bond to the corporation in such amount and with such surety as the Board of Directors may deem sufficient, conditioned upon the faithful performance of his or her respective duties and offices.

                                   ARTICLE VI
                     CONTRACTS, LOANS, CHECKS, AND DEPOSITS

     6.1 Contracts. The Board of Directors may authorize any officer, or officers, or agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation and such authority may be general or confined to specific instances.

     6.2 Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name, unless authorized by a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

     6.3 Checks. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation shall be signed by such office; or officers, or agent, or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

     6.4 Deposits. All funds of the corporation, not otherwise employed, shall be deposited to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 Fiscal Year. The fiscal year of this corporation shall be fixed by resolution of the Board of Directors.

     7.2 Notices. Whenever any written notice is required to be given under the provisions of any law, the Articles of Incorporation, or by these Bylaws, it shall not be construed or interpreted to mean personal notice, unless expressly so stated, and any notice so required shall be deemed to be sufficient if given in writing by mail depositing the same in a Post Office box, postage prepaid, addressed to the person entitled thereto at his or her address as it appears in the records of the corporation. Such notice shall be deemed to have been given at the time and on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings, except as otherwise provided by law or these Bylaws.

     7.3 Waiver of Notice. Whenever any notice is required to be given under the provisions of any law, the Articles of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

     7.4 Voting of Securities. Securities of another corporation, foreign or domestic, standing in the name of this corporation, which are entitled to vote may be voted, in person or by proxy, by the chairman or the president of this corporation or by such other or additional persons as may be designated by the Board of Directors.

     7.5 Inconsistencies with Articles of Incorporation. In the event of any inconsistency between any provision of these Bylaws and any provision of the corporation's Articles of Incorporation, the Articles of Incorporation shall control.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Indemnification of directors, officers and others shall be made by the corporation as provided in the Articles of Incorporation.

                                   ARTICLE IX
                                   AMENDMENTS

     These Bylaws may be amended or repealed or new Bylaws adopted by a majority vote of the Board of Directors at any regular or special meeting, without prior notice of intent to do so, or by vote of the holders of a majority of the outstanding voting shares of the corporation at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting.


As Adopted January 28, 1993
and Amended June 20, 1996

Exhibit 4

       NUMBER                                                  SHARES
       ------                                                  ------

                    ORGANIZED UNDER THE LAWS OF THE STATE OF
                                    MICHIGAN


                              LENAWEE BANCORP, INC.

            Authorized Capital 3,000,000 Shares of NO Par Value Each



This Certifies that ____________________________________________ is the owner of
__________________________________ fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ____________ 19_____.


__________________________________                ______________________________
                         SECRETARY                                     PRESIDENT

                                  CERTIFICATE

                                      for

                             _____________________
                                     SHARES

                                       of

                             LENAWEE BANCORP, INC.



                                   ISSUED TO


                             _____________________
                                     DATED


     For Value Received, ________________, hereby sell, assign and transfer unto
________________________________________________________________________________
_________________________________________________________________________ Shares
represented by the within Certificate, and do hereby irrevocably constitute and appoint _______________________________________________________________ Attorney
to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

         Dated __________________________ 19_____

         In presence of _______________________________

Exhibit 10.1

                              LENAWEE BANCORP, INC.
                                STOCK OPTION PLAN
                                  (AS AMENDED)



                                    ARTICLE I
                                   Definitions

Section 1.1. Definitions. As used herein, the following terms shall have the meaning set forth below, unless the context clearly requires otherwise:

     (a) "Applicable Event" shall mean (i) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 50 percent of the Company's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

     (b)  "Bank" shall mean the Bank of Lenawee.

     (c) "Committee" shall mean a Committee consisting of the members of the Board of Directors of the Company, who are not employees of the Bank or the Company.

     (d)  "Company" shall mean Lenawee Bancorp, Inc.

     (e) "Director" shall mean a member of the Board of Directors of the Company and the Bank.

     (f) "Effective Date" with respect to the Plan shall mean the date specified in Section 2.3 as the Effective Date.

     (g) "Fair Market Value" with respect to a share of Stock shall mean the fair market value of the Stock, as determined by application of such reasonable valuation methods as the Committee shall adopt or apply. The Committee's determination of Fair Market Value shall be conclusive and binding on the Company and the Optionee. The Committee shall take into account the valuation performed for the employee stock ownership plan maintained for the benefit of the employees of the Bank of Lenawee.

     (h) "Option" shall mean an option to purchase Stock granted pursuant to the provisions of the Plan. Options granted under the Plan shall be either Nonqualifled Stock Options or Incentive Stock Options. An Incentive Stock

          Option shall mean an Option to purchase shares of Stock which is designated as an Incentive Stock Option by the Committee and is intended to meet the requirements of Section 422 of the Internal
          Revenue Code of 1986, as amended. Nonqualified Stock Options shall mean an Option to purchase shares of Stock which is not an Incentive Stock Option.

     (i) "Optionee" shall mean a Director, officer or employee of the Bank or the Company to whom an Option has been granted.

     (j) "Plan" shall mean the Lenawee Bancorp, Inc. Stock Option Plan, the terms of which are set forth herein.

     (k) "Plan Year"" shall mean the twelve month period beginning on the Effective Date, and each twelve month period thereafter beginning on the anniversary of the Effective Date.

     (1) "Stock" shall mean the Common Stock of the Company or, in the event that the outstanding shares of Stock are changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

     (m) "Stock Option Agreement" shall mean the agreement between the Company and the Optionee under which the Optionee may purchase Stock pursuant to the terms of the Plan.


                                   ARTICLE II
                                    The Plan

Section 2.1. Name. This plan shall be known as the "Lenawee Bancorp, Inc. Stock Option Plan."

Section 2.2. Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by affording to Directors and executive officers of the Company and the Bank an opportunity to acquire or increase their proprietary interest in the Company by the grant to such persons of Options under the terms set forth herein. By encouraging such persons to become owners of the Company, the Company seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership and efforts the success of the Company depends.

Section 2.3. Effective Date and Term. The Plan was approved by the Board of Directors of the Company on January 18, 1996, and shall be effective on February 1, 1996, as approved by a majority of the shareholders of the Company present in person or by proxy at the meeting of the shareholders of the Company held on April 18, 1996. The Plan shall terminate upon the fifth anniversary of the date on which it is adopted by the Board of Directors.

                                   ARTICLE III
                                 Administration

Section 3.1.  Administration.

     (a) The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from time to time the individuals to whom Options may be granted, the number of shares of Stock to be subject to each Option, the period during which such Option may be exercised, and the price at which said Option may be exercised.

     (b) Meetings of the Committee shall be held at such times and places as shall be determined from time to time by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of the members.

     (c) No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act of omission on his own part, including, but not limited to, the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All questions of interpretations and application with respect to the Plan or Options granted thereunder shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.

     (d) In addition, the Committee shall have the sole discretion and authority to determine whether an Option shall be an Incentive Stock Option or a nonqualified option, or both types of options, provided that Incentive Stock Options may be granted only to persons who are employees of the Company or the Bank.

Section 3.2. Company Assistance. The Company and the Bank shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The company and the Bank shall furnish the Committee with such clerical and other assistance as necessary in the performance of its duties.


                                   ARTICLE IV
                                    Optionees

Section 4.1. Eligibility. Directors and executive officers of the Company and the Bank shall be eligible to participate in the Plan. The Committee may grant Options to any eligible individual subject to the provisions of Section 5.01.


                                   ARTICLE V
                        Shares of Stock Subject to Plan

Section 5.1.  Grant of Options and Limitations.

     (a) Initial Plan Year. For the initial Plan Year, the Committee shall grant Options for up to 4000 shares of Stock, according to the following schedule:

          (1) Each person who is a Director not actively employed by the Company as of the Effective Date shall receive Options for 150 shares of Stock;

          (2) The Chairman of the Bank shall receive Options for 400 shares of Stock;

          (3) The President of the Bank shall receive Options for 100 shares of Stock; and

          (4)  Such  other  individuals,  excluding  individuals  identified  in
               Section 5.1(a)(1)(2) and (3), as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock determined by the Committee provided, however, that the total number of Options granted shall not exceed 4000.

     (b) Subsequent years. For each subsequent Plan Year, Options shall be granted according to the following schedule:

          (1) Each person who is a Director not actively employed by the Company as of the Effective Date shall receive Options for 150 shares of Stock;

          (2) The Chairman of the Bank, the President of the Bank, and such other individuals as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock determined by the Committee.

     (c) Stock Available for Options. Subject to adjustment pursuant to the provisions of Section 5.3 hereof, the aggregate number of shares with respect to which Options may be granted during the term of the Plan shall not exceed 12,000. Shares with respect to which Options may be granted may be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

Section 5.2. Options Under Plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for grant hereunder. If Options granted hereunder shall expire, terminate or be cancelled for any reason without being wholly exercised, new Options may not be granted hereunder covering the number of shares to which such Option expiration, termination or cancellation relates.

Section 5.3. Antidilution. The provisions of subsections (a) and (b) shall apply in the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or another entity by reason of any merger, consolidation, reorganization, recapitalization, reclassification, combination, stock split or stock dividend.

     (a) The aggregate number and kind of shares subject to Options which may be granted hereunder shall be adjusted appropriately.

     (b) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving company is involved, each outstanding Option granted hereunder shall, subject to
          Section 6.8, terminate.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.


                                   ARTICLE VI

                                     OPTIONS

Section 6.1. Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of at least a majority of the members of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee. The Stock Option Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

Section 6.2. Option Price. The exercise price of the Stock subject to each Option shall not be less than the Fair Market Value of the Stock on the date the Option is granted.

Section 6.3. Option Grant and Exercise Periods. No Option may be granted after the fifth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee, but in no instance shall such period extend beyond the tenth anniversary of the date of grant of the Option.

Section 6.4.  Option Exercise.

     (a) The Company shall not be required to sell or issue shares under any Option if the issuance of such shares shall constitute or result in a violation of the Optionee or the Company of any provisions of any law, statute or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933 (the "Act"), upon exercise of any Option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that registration under the Act and applicable state securities laws is not required, unless the offer and sale of securities under the Plan is registered or qualified under the Act and applicable state laws. Any determination in this connection by the Committee shall be final, binding and conclusive. If shares are issued under any Option without registrations under the Act or applicable state securities laws, the Optionee may be required to accept the shares subject to such restrictions on transferability as may in the reasonable judgment of the Committee be required to comply with exemptions from registrations under such laws. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act or applicable state securities laws. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     (b) Subject to Section 6.4(c), and such terms and conditions as may be determined by the Committee in its sole discretion upon the grant of an Option, an Option may be exercised in whole or in part (but with respect to whole shares only) and from time to time by delivering to the Company at its principal office written notice of intent to exercise the Option with respect to a specified number of shares.

     (c) An Option shall be exercisable according to the following vesting schedule:

               20% after one year from grant
               40% after two years from grant
               60% after three years from grant
               80% after four years from grant
               100% after five years from grant

          Provided, however, that upon the earlier of (i) the Optionee's 62nd birthdate, (ii) the occurrence of an Applicable Event, (iii) the death of the Optionee (iv) or total disability, all Options granted to the Optionee shall be fully exercisable in accordance with the terms of the Plan. For purposes of this paragraph an Optionee is totally disabled if he is receiving disability benefits under the Social Security Act as the result of a total and permanent disability, or is determined to be totally disabled under any long-term disability plan sponsored by the Bank or Company.

     (d) Subject to such terms and conditions as may be determined by the Committee in its sole discretion upon grant of any Option, payment for the shares to be acquired pursuant to exercise of the Option shall be made as follows:

          (1) by delivering to the Company at its principal office a cashier's or certified check, payable to the order of the Company, in the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised; or

          (2) by delivering to the Company at its principal office certificates representing Stock, duly endorsed for transfer to the Company, having an aggregate Fair Market Value as of the date of exercise equal to the amount of the Option price, for the number of shares of Stock with respect to which the Option is then being exercised; or

          (3)  by any combination of payments  delivered  pursuant to paragraphs
               (d)(1) and (d)(2) above.

Section 6.5. Nontransferability of Option. No Option may be sold. pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution except to the extent provided in Section 6.6(b). During the lifetime of an Optionee, Options shall be exercisable only to the extent provided in Section 6.6(b).

Section 6.6.  Effect of Termination of Employment or Death.

     (a) If an Optionee's status as a Director or as an employee of the Company or the Bank terminates for any reason, other than the death of the Optionee, before the date of expiration of Options held by such Optionee, such Options shall become null and void on the 30th day following the date of such termination. An Optionee who terminates employment with the Company or the Bank, but retains his status as a Director is not considered terminated for purposes of this Section
          6.6. The date of such termination shall be the date the Optionee ceases to be a Director or an employee of the Company or the Bank.

     (b) If an Optionee dies before the expiration of Options held by the Optionee, such Options shall terminate on the earlier of (i) the date of expiration of the Options, or (ii) one year following the date of the Optionee's death. Subject to the foregoing limitations, in the event of an Optionee's death, the Options may be exercised by any of the following: (A) any person designated to exercise the Option after the Optionee's death by means of a specific written designation executed by the Optionee and filed with the Committee prior to the Optionee's death; or if no such person has been designated, either by
          (B) the executor or administrator or personal representative of the estate of the deceased Optionee or (C) the person or persons to whom an Option granted hereunder shall have been validly transferred by the executor or the administrator or the personal representative of the Optionee's estate. To the extent that such Options would otherwise be exercisable under the terms of the Plan and the Optionee's Stock Option Agreement, such exercise may occur at any time prior to the termination date specified in the preceding sentence.


Section 6.7. Rights as Shareholder. An Optionee shall have no rights as a shareholder with respect to any share subject to such Option prior to the exercise of the Option and the purchase of such shares.

Section 6.8. Limited Rights. Within the earlier of (i) the occurrence of an Applicable Event, or (ii) 30 days following the date on which the Company obtains knowledge of and notifies an Optionee of an Applicable Event, an Optionee shall have the right (without regard to the limitation on the exercise of Options set forth in Section 6.4(c) of the Plan and similar limitations in the Stock Option Agreement) to exercise options then held, or to surrender unexercised Options in exchange for a cash amount. Such cash amount shall be equal to the product of (1) the number of shares of Stock subject to the Option, or portion thereof which is surrendered, multiplied by (2) the amount by which the highest price paid or to be paid per share pursuant to an Applicable Event exceeds the exercise price.


                                   ARTICLE VII
                 Termination, Amendment and Modification of Plan

Section 7.1. Termination. Board of Directors of the Company may at any time and from time to time and in any respect amend, modify or terminate the Plan; provided, however, that absent the approval of holders representing a majority of the voting shares of stock of the Company, no such action may

     (a) increase the total number of shares of Stock subject to the Plan, except as contemplated in Section 5.3 hereof; or

     (b)  withdraw the administration of the Plan from the Committee; or

     (c) change the terms by which an Option may be exercised, in whole or in part, as described in Section 6.4 of this Plan; or

     (d) change the limitation on the price at which Options may be granted hereunder as provided by Section 6.2; or

     (e) affect any Stock Option Agreement previously executed pursuant to the Plan without the consent of the Optionee.


                                  ARTICLE VIII
                                  Miscellaneous

Section 8.1. Application of Funds. The proceeds received by the Company from the sale of Stock pursuant to Options shall be used for general corporate purposes.

Section 8.2 Tenure. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any Director, or upon any officer or employee, the right to continue in such position with the Company or the Bank.

Section 8.3. Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or the Bank, nor shall the Plan preclude the Company or the Bank from establishing any other forms of incentive or other compensation for Directors, officers or employees of the Company or the Bank.

Section 8.4. No Obligation to Exercise Options. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

Section 8.5. Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

Section 8.6. Singular, Plural Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include feminine.

Section 8.7. Headings, Etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience of reference; they constitute no part of the Plan.

Section 8.8. Governing Law. Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the Laws in the State of Michigan.




Singed April 18, 1996
and Amended June 20, 1996 but Effective February 1, 1996

Exhibit 10.2

                     LENAWEE BANCORP, INC./BANK OF LENAWEE
                                  (AS AMENDED)


     The Board of Directors (the "Board") of Bank of Lenawee (the "Bank") recognizes that your contributions to the past and future growth and success of the Bank have been and will be substantial and the Board desires to assure the Bank of your continued services for the benefit of the Bank.

     This letter agreement ("Agreement") therefore sets forth the terms, compensation and benefits which the Bank will provide to you.

Part I.

     1. Term of Employment. Your employment by the Bank pursuant to this Agreement will commence January 1, 1999 (the "Effective Date").

     2. Position and Duties. You shall serve as President/CEO of the Bank and shall have such commensurate responsibilities, duties and authority as may be assigned by the Board. You shall devote substantially all your time, energy and skill during reasonable business hours to the service of the Bank.

     3. Compensation and Related Matters. (a) Salary. During the period of your employment, the Bank will pay you an annual base salary at a rate of $150,000,00 per year, such salary to be paid in substantially equal installments no less frequently than semi-monthly. Such annual salary shall be subject to increase on each anniversary date of this Agreement at the discretion of the Board of Directors, taking into account your performance of your duties during the preceding year and other relevant factors, and subject to the approval of the Board. You will also be eligible to participate in any Bank-wide and/or Senior Management level incentive plan as may be established by the Board.
          (b) Stock Option Program You will be eligible to participate in the Lenawee Bancorp, Inc. Stock Option Program, the amount of such option to be determined each year of the Plan by the Board. In addition, you will be awarded, as per part of your annual compensation 1,000 shares of Lenawee Bancorp, Inc. stock, unrestricted, for the 2000 calendar year. This award will be made as soon as administratively possible after receipt of the annual independent stock valuation, but in no event later than March 31st. (c) Vehicle. Effective January 1, 2000 the Bank will provide you with a vehicle, payments to be made by the Bank. (d) Expenses. During the employment period, you will be reimbursed for reasonable travel and other business expenses. In addition, so long as you are not employed or affiliated with another company, the Bank will continue to pay for those memberships, dues, and subscriptions now being provided to you. (e) Employment Benefits. Also during the employment period, the Bank will continue, on the same basis as provided to its other employees, your present medical, dental, life insurance, long-term disability insurance and personal time off benefits. You will also continue to participate in the Bank's pension plan and will continue to be eligible to participate in the 401(k) deferred compensation plan to the extent generally available to Bank employees. You will be entitled to the same treatment under any generally applicable benefit, employment policy or practice as any other member of Management. Those plans, policies and practices that generally apply to other members of Management will be referred to as your "Employment Benefits." Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of Management. The payments specified in #3 shall be considered compensation for determining your rights under the Bank of Lenawee's pension plain. During the employment period you will be provided with an appropriate office and an administrative assistant. If you die prior to the date of your retirement, all remaining payments under 3(a) and (c) shall terminate as of the date of your death.

     4. Termination of Employment. Your employment may be terminated in accordance with any of the following paragraphs:

          (a) Involuntary Termination. The Board may terminate your employment at any time without cause. In such an event, you shall continue to receive your full salary and benefits during any notice period. The expiration of the notice period, if any, shall be your "Date of Termination." Upon your Date of Termination; you shall be entitled to those benefits provided under Section 5.

          (b) Involuntary Termination for Cause. The Board may terminate your employment for "Cause" with written notice setting forth the cause for termination. "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to the Bank. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of the Bank. The expiration of the Notice Period, if any, is your "Date of Termination for Cause." Upon your Date of Termination for Cause, you shall only be entitled to those benefits provided under Section 6.

          (c) Voluntary Termination. You may voluntarily terminate your employment. In such an event, you shall continue to receive your full salary and Employment Benefits during the Notice Period provided you satisfactorily perform your duties during the Notice Period unless relieved of those duties by the Bank. The expiration of the Notice Period is your "Voluntary Date of Termination." Upon your Voluntary Date of Termination, you shall only be entitled to those benefits provided under Section 6.

          (d) Voluntary Termination for Good Reason. You may terminate your employment by notice setting forth a Good Reason for Termination if the notice is delivered to the Board within 60 days following the occurrence of any "Good Reason." "Good Reason" means a (i) change in the duties of your position; (ii) substantial alteration in the nature or statue of your responsibilities;
               (iii) reduction in your base salary; (iv) changes in your Employment Benefits. If you give notice of termination for Good Reason, you shall continue to receive your full base salary and Employment

               Benefits during the Notice Period as in effect prior to the event that is the Good Reason for termination. The expiration of the Notice Period is your "Date of Termination." Upon your Date of Termination, you shall be entitled to those benefits provided under Section 5.

          (e) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been deemed "disabled" by the institution appointed by the Bank to administer the Bank's long-term disability income plan (or a successor plan) because you shall have been absent from your duties with the Bank on a fill-time basis for one year, and shall not have returned to fill-time performance of your duties within thirty days after written notice is given you, the Bank may terminate this Agreement for "Disability."

          (f) Retirement. Retirement shall mean the voluntary termination by you of your employment for other than "Good Reason" (as defined below) which termination qualifies as retirement in accordance with the Bank's Pension Plan, as restated and amended, (the "Pension Plan"), or in accordance with any retirement arrangement established with your consent with respect to you; provided, however, that no mandatory retirement, whether under the Pension Plan or in accordance with any such other retirement arrangement, shall constitute Retirement for purposes of this Agreement unless you have previously consented thereto in writing. Upon your Retirement, this Agreement shall be terminated.

     5. Special Severance Benefits. If your employment with the Bank is involuntarily terminated in accordance with Section 4(a) or you voluntarily terminate your employment for Good Reason in accordance with Section 4(d), then you shall receive the following benefits:

          (a) Your base salary shall be continued in effect for a period of twelve months from your Date of Termination (hereinafter called your "Severance Pay Period"); provided that you may, at any time during any Notice Period, request a single lump-sum payment of the aggregate salary payable in accordance with this paragraph 5(a), such payment to be delivered to you within fourteen (14) days of your Date of Termination;

          (b) The Bank, if you so choose, will purchase your primary residence, at a fair market value. The fair market value will be determined by the average of two independent appraisers, one selected and paid by you and one selected and paid by the Bank. Such payment of' fair market value will be made within sixty (60) days of your request. The offer to purchase your primary residence will be valid for six months following your Date of Termination.

          (c) Notwithstanding any provision to the contrary in the Lenawee Bancorp, Inc. Stock Option Plan, or any like plan of Lenawee Bancorp, Inc., or under the terms of any grant, award agreement or form for exercising any right under the Plan, you shall have the right:

               (i) to exercise any stock option awarded to you without regard to any waiting period required by the Plan or award agreement (but subject to any waiting period required by law) from the first day of your Notice Period until the first to occur of the second anniversary of your Date of Termination or the date the award expires by its terms; and

               (ii) to the full and  absolute  ownership  of any shares of stock granted to you under the Plan or this Agreement, free of any restriction on your right to transfer or otherwise dispose of the shares (but subject to any restrictions imposed by law), regardless of whether entitlement to the shares is contingent or absolute by the terms of the grant; and the Board shall take such action within thirty (30) days of your Date of Termination as is necessary or appropriate to eliminate any restriction on your ownership of, or your right to sell or assign, any such shares; and further provided that if the Board should fail or refuse to so act, Lenawee Bancorp, Inc., in exchange for such shares, shall pay you thirty (30) days after your Date of Termination, in cash in a single lump sum an amount equal to the aggregate fair market value of the shares during the Notice Period;

          (d) Your Employment Benefits shall be continued during your Severance Pay Period, subject to the right of the Bank to make any changes to your Employment Benefits permitted in Section 3; provided, however, that you shall not;

               (i) accumulate vacation pay for periods after your Date of Termination;

              (ii)  first  qualify  for  short  or  long-term   disability  plan
                    benefits  by  reason  of  an   accident  or  illness   first
                    manifesting itself after your Date of Termination

             (iii) be eligible to continue to make contributions to any Internal Revenue Code 401(k) or Sec. 125 Plan maintained by the Bank (or Lenawee Bancorp, Inc.) or qualify for a share of any employer contribution made to any tax qualified defined contribution plan (except as outlined specifically in the Plan Document; or,

              (iv)  be eligible to accumulate service for pension plan purposes.

          (e) You shall qualify for full COBRA health and dental benefit continuation coverage upon the expiration of your Severance Pay Period;

          (f) You shall be entitled to full executive outplacement assistance with an agency selected by the Bank

     6. Benefits Upon Voluntary Termination or Termination for Cause. Upon your Date of Termination for Cause in accordance with Section 4(b) or your Voluntary Date of Termination in accordance Section 4(o), all benefits under this Agreement will be void. In such an event, you shall be eligible for any benefits provided in accordance with the plans and practices of the Bank which are applicable to employees generally.

     7. Arbitration. Any dispute under this Agreement, including any dispute as to Cause or Good Reason for Termination, shall be submitted to binding arbitration subject to the rules of the American Arbitration Association. Except as hereinafter provided, the Bank and you shall each bear your own attorney's fees and shall share equally the cost of arbitration. However, if you prevail in a challenge to the Bank's determination of Cause, you shall be reimbursed by the Bank for any reasonable costs or expenses incurred in such challenge including reasonable attorney's fees and costs of arbitration.

     8 Confidentiality. You will not disclose to any person or use for the benefit of yourself or any other person any confidential or proprietary information of the Bank without the prior written consent of the Board. Upon your termination of employment, you will return to the Bank all written or electronically stored memoranda, notes, plans, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of the Bank

     9. Conflicts of Interest. You agree for so long as you are employed by the Bank to avoid dealings and situation which create the potential for a conflict of interest with the Bank. In this regard you agree to comply with the Bank's policy regarding conflicts of interest.

     10. Covenant Not to Compete. During the term of the Agreement, and for a period of one (1) year following the termination of your employment for any reason other than as set forth in Section 4(b), you agree not to be employed by, serve as director of, consultant to, or advisor to, any business within a 75-mile radius, that engages either directly or indirectly in the financial services/banking industry.

     11. Change in Control. For purposes of this Agreement, a "Change in Control" of the Bank shall be deemed to have occurred if there shall be consummated any consolidation or merger of the Bank in which the Bank is not the continuing or surviving corporation, or pursuant to which shares of the Bank's holding company common stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Bank in which the holders of the holding company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or, any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Bank, or the shareholders of the holding company shall approve any plan or proposal for the liquidation or dissolution of the Bank; or, at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Bank shall cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Bank's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

     12. Successor's Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to you expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Bank in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason (whether or not you terminate your employment), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Bank" shall mean the Bank as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If you received payments pursuant to this paragraph 11 prior to termination of your employment, you shall not be entitled to any benefits hereunder at the time of any subsequent termination of your employment. This Agreement shall inure to the benefit of and be enforceable by, your personal or legal representatives, executors, administrators., successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts shall be paid in accordance with this Agreement

     13. Employment. In consideration of the foregoing obligations of the Bank, you agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Bank during any period, following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change of Control of the Bank until a Change in Control of the Bank has taken place or, in the opinion of the Board such person has abandoned or terminated its efforts to effect a Change in Control of the Bank. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with your right to terminate your employment or the right of the Bank to terminate your employment with or without Cause prior to a Change in Control of the Bank. Nothing contained in this Agreement shall be construed as a contract of employment between the Bank and you or as a right for you to continue in the employ of the Bank, or as a limitation of the right of the Bank to discharge you with or without Cause prior to a Change in Control of the Bank.

     14. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Bank should be directed to the Chairman of the Board, the Corporate Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. Indemnification. The Bank will indemnify you to the fullest extent permitted by the laws of the State of Michigan and the by-laws of the Bank as in effect on the date of this Agreement, in respect of all your services rendered to the Bank prior to the Date of Termination. You shall be entitled to the protection of any insurance policies the Bank now or hereafter maintains generally for the benefit of its Directors, Officers and Employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a Director, Officer or Employee of the Bank during your employment therewith.

     16 Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such other action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

     17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

     If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank this Agreement which will then constitute our agreement on this subject.




Signed February 2, 1999
And Amended February 22, 2000

Exhibit 10.3

                             SUPPLEMENTAL EXECUTIVE
                              RETIREMENT AGREEMENT


     This Agreement is made the 19th day of December, l997, by and between BANK OF LENAWEE, a Michigan banking corporation (the "Company") and ALLAN W. BRITTAIN ("Executive").

                                    RECITALS

     The Company desires to provide Executive with certain unfunded supplemental retirement benefits, and

     Executive desire to receive such benefits on the terms and conditions described in this Agreement.

     THEREFORE, for valuable consideration, the Company and Executive agree as follows:

                                    ARTICLE I
                                     PURPOSE

     1.1 This Agreement establishes a supplemental retirement plan (the "Plan") for the purpose of providing Executive with retirement benefits in excess of those benefits provided under the Bank of Lenawee Retirement plan (the "Retirement Plan").

     1.2 The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 231(a)(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                                   ARTICLE II
                                   DEFINITIONS

     Unless a different meaning is expressly assigned, all capitalized terms used in this Plan have the same meaning as in the Retirement Plan. In addition, the following terms shall have the following meanings unless the context in which the term is used clearly indicates that another or different meaning is intended:

     2.1 "Adjusted Retirement Benefits" means the benefits in the form and amount that the Executive or his Beneficiary would have received under the Retirement Plan (as amended through December 31, 1997) on the fol1owing assumptions:

          (a) total Benefit Service shall be calculated as if Executive had continued to work for the Company at Compensation of $117,000 per year until the last business day prior to his Normal Retirement Date (irrespective of his actual period of employment or the commencement date of his benefits under the Retirement Plan);

          (b) Covered Compensation shall be calculated as if the Social Security Wage Base had increased at the rate of 2% per year during the period commencing January 1, 1997 and ending on Executive's Normal Retirement Date (irrespective of his actual period of employment or the commencement date of his benefits under the Retirement Plan).

          (c) If Executive (or his Beneficiary) commences benefits under the Retirement Plan within the 36-month period prior to Executive's Normal
     Retirement  Date, the early  retirement  reduction  provided in Article IV,
     Section 2(b) of the Retirement Plan shall 1b changed from 8% per year (1/150 per month) to 7% per year in the computation of Adjusted Retirement Benefits (but shall remain at 8% per year in the computation of Retirement Benefits).

Adjusted Retirement Benefits shall be determined as of the date when Executive (or his Beneficiary) actually commences benefits under the Retirement Plan.

     2.2 "Board" means the Board of Directors of the Company.

     2.3 "Committee" means the administrative committee appointed and serving from time to time under Article X of the Retirement Plan.

     2.4 "Retirement Benefits" means benefits in the form and amount actually payable to the Executive or his Beneficiary under the Retirement Plan.

     2.5 The following terms are defined elsewhere in this Plan:

          "Code"...............................................Sec. 1.2;
          "Company"............................................Sec. 1.1;
          "ERISA"..............................................Sec. 1.2;
          "Plan"...............................................Sec. 1.1;
          "Retirement Plan"....................................Sec. 1.1;
          "Vested".............................................Sec. 4.1.

                                   ARTICLE III
                                     BENEFIT

     3.1 The Executive's benefits under this Plan shall be his Adjusted Retirement Benefits reduced by his Retirement Benefits. For an example showing the computation of benefits under the Plan, see Exhibit A.

     3.2 Any benefits payable to Executive under this Plan shall be paid at the same times, in the same manner and form, and for the same duration as Retirement Benefits paid to the Executive under the Retirement Plan (using the same actuarial assumptions and adjustments).

     3.3 If the Executive dies before benefits commence under the Retirement Plan, a survivor benefit shall be payable under this Plan only if Executive has a surviving spouse who is entitled to a benefit under Art. IV Sec. 5(d) of the Retirement Plan. In that event, such spouse's survivor benefit under this Plan shall be based on (A) minus (B), where:

     "(A)" represents the monthly survivor annuity that such surviving spouse would have received commencing at the executive's Normal Retirement Date under the Retirement Plan (as amended through December 31, 1997) on the following assumptions:

          (i) Total Benefit service shall be calculated as if Executive had survived and continued to work for the Company at Compensation of $117,000 per year until the last business day prior to his Normal Retirement Date (irrespective of his actual period of employment or the commencement date of surviving spouse benefits under the Retirement Plan);

          (ii) Covered Compensation shall be calculated as if the Social Security Wage Base had increased at the rate of 2% per year during the period commencing January 1, 1997 and ending on Executive's Normal Retirement Date (irrespective of his actual period of employment or the commencement date of surviving spouse benefits under the Retirement Plan);

          (iii) If Executive (or his surviving spouse) commenced benefits under the Retirement Plan within the 36-month period prior to Executive's Normal Retirement Date, the early retirement reduction provided in Article IV,
     Section 2(b) of the Retirement Plan shall be changed from 8% per year (1/150 per month) to 7% per year in the computation of the spouse's survivor benefit under this Plan (but shall remain at 8% per year in the computation of her monthly survivor annuity under the Retirement Plan); and

     "(B)" represents the amount of the monthly survivor annuity that such surviving spouse is entitled to receive, commencing at the Executive's Normal Retirement Date, under the Retirement Plan.

     Such survivor benefit shall be payable at the same times, in the same manner and form, and for the same duration as the spouse's survivor annuity under Art. IV Sec. 5(d) of the Pension Plan, actuarially adjusted if the benefit commences at a date other than the Executive's Normal Retirement Date. If such survivor benefit commences prior to Executive's Normal Retirement Date, the amount shall be reduced by 1/150 for each of the first 36 calendar months and by 1/300 for each additional calendar month by which the commencement date precedes Executive's Normal Retirement Date.

     3.4 If the Executive dies after benefits under this Plan commence, and if his surviving spouse or other Beneficiary is entitled to receive a survivor annuity under the Pension Plan, such Beneficiary shall receive a monthly survivor benefit under this Plan commencing as of the first day of the month following Executive's death. The monthly amount of survivor benefit shall be the same percentage of the benefits that were being paid to Executive under this Plan as the Beneficiary's survivor annuity percentage under the Pension Plan (i.e. 50%, 66-2/3%, or 100%).

     3.5 If the  Executive  is  obligated to the Company as described in Section
9.6 at the time benefits first become payable to the Executive or his Beneficiary under this Plan, then the initial monthly benefit payment(s), net of required withholding taxes, shall be applied in reduction of such obligations until they are fully repaid. Only after such benefits are fully repaid shall payments commence to the Executive or his Beneficiary under this Plan.

                                   ARTICLE IV
                                     VESTING

     4.1 Executive's entitlement to benefits under this Plan shall vest ratably over a period of 60 months commencing January 1, 1998 and ending December 31, 2002, provided that - -

     (a) he satisfactorily performs his duties as an employee and officer of the Company through December 31, 1997, and

     (b) thereafter, for a period of five years, he does not become employed as an executive officer of any bank or other financial institution having its main office in Lenawee County, Michigan (i.e., a "Competing Executive").

However, executive may commence his Plan benefits at any time during such 60-month period on a fully-vested basis subject to retroactive adjustment under
Section 4.3 if he becomes a Competing Executive. Furthermore, if Executive dies or becomes disabled prior to December 31, 2002, then (provided he had not become a Competing Executive) his entitlement to benefits shall become fully vested on the date of death or determination of such disability. Assuming Executive meets condition (a) and does not become a Competing Executive on or before December 31, 2002, his Plan benefits shall become fully vested on December 31, 2002.

     4.2 If Executive becomes a Competing Executive prior to December 31, 2002, then he shall be entitled to only a fraction of the benefits payable under this Plan. The fraction shall be based on "N" / 60 where "N" represents the number of full calendar months elapsed between January 1, 1998, and the date on which Executive becomes a Competing Executive (i.e., the "Competition Date"). Such fraction shall be expressed as a percentage figure (rounded to the nearest whole percent).

     4.3 If Executive had commenced benefits under this Plan prior to the "Competition Date," then his subsequent Plan benefits shall be reduced actuarially to reflect the fact that his Plan benefits prior to the Competition Date exceeded his vested percentage. (Actuarial adjustment shall be calculated by the enrolled actuary who is engaged to value the Retirement Plan as of the Competition Date, using (i) the GATT lump sum cash-out rate in effect on January 1 of the calendar year that includes the Competition Date and (ii) the G-83 unisex mortality table.)

         Example: Assume Executive commences his Plan benefits on January 1, 1998, and becomes a Competing Executive on January 1, 2000. His vested percentage is 24 / 60 - 40%. This percentage is applied retroactively to the Plan benefits paid in 1998 and 1999. Thus his Plan benefits for 2000 and subsequent years will be reduced (i) to give effect to 40% vesting and (ii) to reflect the actuarial value of the 60% excess benefits received in 1998 and 1999.

     4.4 As used in the Plan, "vested" refers to the right of the Executive or his surviving spouse to receive benefits calculated pursuant to Section 3.1, recognizing that the amount of such benefits may increase or decrease over time, depending on the various factors taken into account in computing the benefits.

                                    ARTICLE V
                                SOURCE OF PAYMENT

     5.1 The benefits payable under this Plan shall be paid only from the general funds of the Company, and the Executive and his Beneficiary shall be no more than unsecured general creditors of the Company, with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan or elsewhere shall be deemed to create a trust or escrow of any kind for the benefit of the Executive or any Beneficiary with respect to any assets of the Company.

                                   ARTICLE VI
                                   WITHHOLDING

     6.1 The Executive and (if applicable) his Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements and federal social security, medicare, or other employment tax requirements applicable to the payment or vesting of benefits. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

                                   ARTICLE VII
                           ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee which shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and the Committee's interpretation and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. All actuarial determinations shall be made by the actuary for the Retirement Plan, and the Committee shall be entitled to rely on the good faith determinations of such actuary. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

                                  ARTICLE VIII
                               CLAIMS AND DISPUTES

     8.1 Claims for benefits under the Plan shall be made in writing to the Committee. The Executive or Beneficiary may furnish the Committee with any written material he/she believes necessary to perfect such claim.

     8.2 A person whose claim for benefits under the Plan has been denied, or his/her duly authorized representative, may request a review upon written application to the Committee, may review pertinent documents, and may submit issues and comments in writing. The claimant's written request for review must be submitted to the Company within sixty (60) days after receipt by the claimant of written notification of the denial of a claim. A decision by the Committee shall be made promptly, and not later than sixty (60) days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for proceeding, in which cases a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. The decision on review shall be in writing, shall include reasons for the decision, may include specific reference to the pertinent provision of the Plan on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

     8.3 Unless otherwise required by law, any controversy or claim arising out of or relating to this Plan or the breach thereof shall be settled by binding arbitration in the City of Adrian in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the Executive (or in the event of his prior death, his beneficiary(-ies)), and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided in Section 8.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action or interpretation of the Board or Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 409 U.S. 101 (1989). In the event the Executive or his beneficiary shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the Executive's rights under this Plan, the Executive or beneficiary shall not be entitled to recover from the Company any attorneys fees, costs or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court) regardless of the final outcome.

     8.4 Any arbitration shall be conducted as follows:

          (a) The arbitrators shall follow the commercial arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

          (b) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.

          (c) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.

          (d) The costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.

          (e) Every asserted claim to benefits or right of action by or on behalf of any Executive, past, present, or future, or any spouse, child, beneficiary or legal representative thereof, against the Company or any
     Subsidiary arising out of or in connection with this Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Executive's termination of employment, or (iii) six months after notice is given to or on behalf of the Executive of the amount of benefits payable under this Plan.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Governing Law; Termination. This Plan shall be governed by and construed, enforced, and administered in accordance with the laws of the State of Michigan excluding any such laws which direct an application of the laws of any other jurisdiction. Subject to Article VIII, the Company and the Committee shall be subject to suit regarding the Plan only in the courts of the State of Michigan, and the Company shall fully indemnify and defend the Board and the Committee with respect to any actions relating to this Plan made in good faith by such bodies or their members.

     9.2 Prohibition of Assignment. The benefits provided under Article III of this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any Executive, Beneficiary or other person, at any time, to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

     9.3 Severability. The provisions of this Plan shall be deemed severable and in the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Furthermore, the Committee shall have the power to modify such provision to the extent reasonably necessary to make the provision, as so changed, both legal, valid and enforceable as well as compatible with the other provisions of the Plan.

     9.4 Interpretation. Titles and headings to the Articles of this Plan are included for convenience only and shall not control the meaning or interpretation of any provision of this Plan. Wherever reasonably necessary in this Plan, pronouns or any gender shall be deemed synonymous, as shall singular and plural pronouns.

     9.5 Executive Cooperation. The Executive shall cooperate with the Company by furnishing any and all information requested by the Company, and taking such other relevant actions as may reasonably be required by the Company or Committee for purposes of the Plan. If the Executive neglects or refuses so to cooperate, the Company shall have no further obligation to such Executive or his beneficiaries under the Plan, and any Plan benefits accrued prior to such neglect or refusal shall be forfeited.

     9.6 Obligations to Company. If any Executive becomes entitled to payment of benefits under this Plan, and if at such time the Executive has outstanding any debt, obligation, or other liability representing an amount owing to the Company or any of its Subsidiaries, then, as provided in Article V, such amounts owed shall be an offset against the amount of benefits payable under this Plan.

     9.7 Payment on Behalf of Executive or Beneficiary. In the event any amount becomes payable under this Plan to Executive or a Beneficiary who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to the legally appointed guardian or conservator of the person or estate of Executive or the Beneficiary, to any person with whom Executive or the Beneficiary resides, or to any person who has custody of Executive or Beneficiary, without any duty to supervise or inquire into the application of any funds so paid. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company and its employees.

     9.8 Notice. Any notice or filing required or permitted to be given under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail: (a) to the Company or the Committee at the principal office of the Company, directed to the attention of the President of the Company, and (b) to the Executive his last known home address on file with the Company's personnel office. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. It shall be the Executive's responsibility to inform the Company's personnel office, in writing, of any change in his home address.

     IN WITNESS WHEREOF, this Supplemental Executive Retirement Agreement has been executed by the Executive and on behalf of the Company this 19th day of December 1997.

                                   EXECUTIVE:


                                   /s/ Allan F. Brittain
                                   Allan F. Brittain


                                   BANK OF LENAWEE
 ATTEST

                                   By  /s/ Patrick K. Gill
 /s/ Pamela S. Fisher                  Patrick K. Gill,
                                       President & CEO

                                    EXHIBIT A

EXAMPLE OF BENEFIT COMPUTATION:

     Executive, who is married, decides to commence his retirement benefits at age 62 in the form of a 50% joint and survivor retirement benefit. His accrued Normal Retirement Benefit under the Retirement Plan is $1,200 per month if begun at his Normal Retirement Date. However, there are actuarial reductions for commencing benefits before age 65 and for his wife's survivor annuity, so his Retirement Benefits (as defined in Section 2.3) will be $800 per month. If Executive had worked until age 65 at compensation of $117,000 per year, his Normal Retirement Benefit would be $2,000 per month. Applying the alternate actuarial reductions specified in this Plan, his Adjusted Retirement Benefits (as defined in Section 2.1) would be $1,400 per month, starting at age 62.
Executive's benefits under this Plan are determined by subtracting his Retirement Benefits from his Adjusted Retirement Benefits; in other words $1,400 minus $800 = $600. His benefits under this Plan are, therefore, $______ per month, starting at age 62. If Executive's wife survives him, her survivor annuity under the Retirement Plan will be $400 per month and her survivor benefit under this Plan will be $300 per month.

Exhibit 10.4

                              CONSULTING AGREEMENT


     This Agreement effective the 1st day of January, 1998, by and between BANK OF LENAWEE, a Michigan banking corporation (the "Company") and ALLAN F. BRITTAIN ("Consultant").

     RECITALS:

     A. Consultant is an experienced banking executive who retired after many years of service to Company, during which he gained extensive knowledge concerning the Company and its business, and

     B. Company desires to utilize, from time to time, the skill of Consultant in business development, community relations and other matters; and Consultant is willing to provide such services to Company pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

     1. Engagement. Company hereby engages the services of the Consultant as an independent contractor. Company will provide appropriate office space and access to support staff as needed.

     2. Service. Upon reasonable request by Company, Consultant agrees to devote a portion of his time, attention, skill, energies, and efforts in advising the Company (as well as its parent corporation and any of their divisions or affiliates) on matters within his knowledge and experience as well as acting on behalf of Company in business development and community relations matters. At the beginning of each calendar year the Board of Directors will be provided with an outline of the general activities requested by Company, and Consultant will keep the Board informed, on a quarterly basis, of the status of activities performed. Except as provided in paragraph 14, the parties agree Consultant may engage in other activities for compensation during the term of this Agreement, so long as Consultant (without violating applicable non-disclosure agreements) gives Company a reasonably detailed advance notice, pursuant to paragraph 19, of proposed engagements for remuneration by anyone other than Company; provided that Consultant shall decline any engagement that Company reasonably believes would be adverse to Company, its parent corporation, or their divisions and/or affiliates, provided Company so notifies Consultant within 14 days alter receiving such advance notice.

     3. Consultant's Discretion. Consultant agrees to furnish all services reasonably requested by Company in furtherance of such projects as the parties mutually agree that Consultant shall undertake, including (but not limited to) those services identified in paragraph 2. Company recognizes, however, that it thereby obtains no authority or right to direct or control Consultant's actions and that Consultant assumes and retains full and complete discretion concerning his hours, methods, procedures, and independent professional judgment in undertaking and completion of such services.

     4. Compensation. Company agrees to pay Consultant a retainer of $50,000.00 per year during the term of this Agreement. Such retainer shall be payable in monthly installments, on the first business day of each month, beginning January 1, 1998.

     5. Expenses. If Consultant, at the request of Company, shall incur any travel, entertainment or lodging expenses, or other expenses pre-approved by Company, which Company has agreed to reimburse to Consultant, then he shall itemize and document those expenses in a manner satisfactory to Company, and Company shall then reimburse or pay such expenses within 30 days.

     6. Taxes. Consultant agrees to furnish Company with his employer identification number or Social Security number for purposes of filing Form 1099. Consultant agrees that he (and not Company) is responsible, as to himself, for payment of any self-employment, income or other taxes attributable to his services under this Agreement. Consultant also agrees that he (and not Company) is responsible for withholding, Social Security, unemployment, and other taxes and workers' compensation and other obligations of an employer-employee relationship in connection with any individual(s) he may hire.

     7. Non-Disclosure of Third-Party Information. Consultant shall not disclose to Company nor use in the performance of Consultant's services for Company, any information that Consultant knows to be the confidential information of a third party.

     8. Company Confidential Information. As used in this Agreement; "confidential trade secret information of Company" means any of the following (to the extent owned or held by Company, its parent corporation, and/or their subsidiaries of affiliates): know-how, technology, processes and methods of operation (except as published in publications circulated without restriction to persons outside the employment of Company); manuals designated confidential; lists of customers; customer requirements and habits; pricing of products and services; information relating to Company's finances not publicly available; and oral and written data relating to the business activity of Company which are provided to its employees and agents under restricted access. It specifically is understood and agreed that, in addition to the confidential trade secret information described herein, Company may from time to time develop other confidential trade secret information relating to its business.

     9. Confidentiality. During and after the term of Consultant's services, Consultant agrees to keep and maintain all confidential trade secret information of Company confidential and shall make no use of any confidential trade secret information of Company except in the performance of Consultant's services for Company.

     10. Inventions. Consultant may from time to time, during the performance of his services provided under this Consulting Agreement, create or contribute to the creation of, subject matter relating to Company's business which may be protectable as a trade secret, and it is specifically understood that all such subject matter shall be the sole and exclusive property of Company.

     11. Copyrights. Consultant may from time to time, during the performance of his services provided under this Consulting Agreement, create or contribute to the creation of copyrightable subject matter relating to Company's business, and it is understood and agreed that such subject matter shall be incontrovertibly deemed to be "works for hire", and Consultant hereby agrees to assign and hereby assigns to Company all right, title and interest he may have, if any in such subject matter; all right, title and interest in such subject matter shall be the sole and exclusive property of Company including the right to register copyright in such subject matter.

     12. Assignment of Intellectual Property. Consultant agrees to promptly disclose to Company all subject matter referred to in paragraphs 10 and 11 above, and agrees to promptly execute all documents necessary to perfect title to such subject matter in Company and to execute all documents necessary for Company to obtain (at its sole discretion) copyright protection for such subject matter as applicable. Nothing in this paragraph shall be construed to obligate Company to obtain copyright protection on any subject matter created in whole or in part by Consultant. Consultant's obligations under this paragraph shall survive termination of this Agreement as to all subject matter referred to in paragraphs 10 and 11 that is created during the term of this Agreement

     13. Limitations on Authority and Indemnification. Consultant shall have no authority to bind Company by or to any obligation, agreement, promise, or representation without first obtaining Company's President's prior written approval. Consultant agrees to indemnify and hold harmless Company, its subsidiaries, affiliates, employees, agents, shareholders officers and directors against claims, obligations or liabilities, including court costs and attorneys' fees, arising out of any unauthorized act or omission by Consultant which result in Company's being (or being alleged to be) bound by or to any such obligation, agreement, promise, or representation.

     14. Term and Termination. This Agreement shall commence on the date hereof and shall continue until July 1, 2002; provided this Agreement shall be deemed immediately canceled upon the death or total and permanent disability of the Consultant or if the Consultant enters into any employment or consulting arrangements with any financial, banking, or savings and loan institution located or doing business in Lenawee County. Notwithstanding anything herein to the contrary, either party may terminate this Agreement upon 60 days' advance written notice if the other party materially breaches this Agreement. Either party has the right to attempt to cure such breach prior to termination of the agreement, subject to arbitration as outlined in paragraph 18. Notwithstanding any termination of this Agreement, those provisions which are stated herein to survive termination of the Agreement shall continue to be binding upon Company and/or the Consultant, as the case may be.

     15. Delivery of Documents After Termination. Upon termination of Consultant's services by either party for any reason, Consultant hereby agrees to return to Company any and all books, records, reports, notes, and materials of any nature or kind whatsoever furnished to Consultant, or developed by Consultant, winch relate to the business of Company.

     16. Independent Contractor Relationship. Any other provision of this Agreement to the contrary notwithstanding, this Agreement does not constitute a hiring by either party nor does it constitute a contract of employment. The parties' intention is that Consultant be an independent contractor and not an employee of Company, and that Consultant retain sole and absolute discretion and judgment in the manner and means of carrying out his consulting activities. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

     17. Best Efforts. Consultant agrees that he shall devote his best efforts, energies, and skills to the discharge of his duties and responsibilities hereunder.

     18. Arbitration. Unless otherwise required by law, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in the City of Adrian in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by Company, one by the Consultant, and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the Circuit Court of Lenawee County, Michigan shall be petitioned to make such selection. The parties shall equally share the costs of arbitration (including arbitrators' fees), provided that each party shall pay the fees and expenses of its/his own attorney. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided below. Judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof. The arbitrators shall substantially comply with the rule of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conducts pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

     19. Notices. All notices, requests, demands and other communications hereunder shall be delivered personally or sent by certified or registered mail, postage paid, addressed to Company at:

                        Bank of Lenawee
                        Attn: Patrick K. Gill, President/CEO
                        135 East Maumee Street
                        Adrian, Michigan 49221

and addressed to Consultant at:

                        Mr. Allan F.  Brittain
                        409 Dennis Street
                        Adrian, Michigan 49221

or at such other address as Company or Consultant may furnish the other in writing. Notices shall be deemed effective on receipt.

     20. Binding Effect. The terms, covenants and provisions hereof shall extend to and be binding upon the parties hereto, their heirs, personal representative, assigns and successors in interest.

     21. Non-Waiver. Waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     22. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against which the enforcement of any waiver, change, modification, extension or discharge is sought.

     23. Paragraph Headings. The paragraph headings of this Agreement are for convenience of reference only and shall not limit or define the text thereof.

     24. Severability. In the event that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

     25. Governing Law. This Agreement shall be governed by the laws of the State of Michigan.


     IN WITNESS WHEREOF, the parties hereto have signed this Agreement the day and year first above written.

                                       BANK OF LENAWEE


                                       By   /s/ Patrick K. Gill
                                           Patrick K.  Gill,
                                           President & CEO


                                       Consultant:


                                       /s/ Allan F. Brittain
                                       Allan F. Brittain

Exhibit 21 - Subsidiaries of Registrant - 100% Owned

     Bank of Lenawee (100% owned by subsidiary)
     A Michigan banking corporation
     135 East Maumee Street
     Adrian, MI 49221-0486

     Lenawee Financial Services, Inc. (100% owned subsidiary of Bank of Lenawee) 135 East Maumee Street
     Adrian, MI 49221-0486